UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Soliciting Material under §240.14a-12

CUMMINS INC.

(Name of Registrant as Specified In Its Charter)

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Letter from our Chair and Chief Executive Officer
To our Cummins shareholders,
As Chair and CEO, I am proud to share how Cummins performed in 2025 and how we are positioning the company for the years ahead. This past year required steady leadership, thoughtful decision-making and a continued focus on what matters most –  delivering innovative and dependable products and services for our customers, continuing to invest in the development of our people and driving sustainable long-term returns for our shareholders. Grounded in our long-standing values, the progress we made reflects both the strength of our multi-solution strategy, the capability of our people, and our ability to adapt and innovate in a changing world.
Executing with purpose in a changing world
For the year, Cummins generated $33.7 billion in revenue and $5.4 billion in EBITDA, representing 16.0 percent of sales. These results reflect the strength of our diversified portfolio across geographies, end markets and technologies, as well as cost discipline and operational efficiency across our businesses. Despite a downcycle in North America truck markets, we achieved record earnings and met our 2030 financial commitments ahead of schedule – an accomplishment that makes me especially proud.
We also delivered strong returns to shareholders. In 2025, we returned $1.1 billion through dividends and increased our common stock dividend for the 16th consecutive year, while continuing to invest in our people, products and long-term growth. Total shareholder return was 49% in 2025, exceeding our custom peer group average of 24% and the S&P 500 return of 18%. Over the three-, five- and ten-year periods, our returns similarly outperformed both our peer group average and the broader U.S. equity market.
Our broad mix of product offerings and global manufacturing and distribution footprint again proved to be a source of strength. Power Systems and Distribution delivered outstanding results in 2025, achieving record revenue and profitability, supported by strong demand for reliable backup power – particularly for data centers.
At the same time, Engine and Components operated through a cyclical downturn in North America medium- and heavy-duty truck markets. While volumes were lower, teams maintained strong cost discipline, product quality and customer support – preserving the durability and performance standards customers associate with Cummins and positioning these businesses to perform as markets recover.
Advancing solutions customers can count on
We continued to invest in products and technologies that help our customers succeed today while preparing for the future. In 2025, we introduced the X10 engine as part of our Cummins HELM™ platforms, simplifying and modernizing our medium- and heavy-duty engine lineup. Alongside the X15 and B Series, the X10 expands customer choice while delivering the durability, efficiency and reliability expected from Cummins.
We also unveiled the B7.2 diesel engine, bringing the latest advancements to one of our most trusted platforms. Designed as a global solution with flexibility across applications, both the X10 and B7.2 will be produced for the North America market at our Rocky Mount Engine Plant in North Carolina (U.S.) – supporting customers while sustaining high-quality manufacturing jobs.
Within Power Systems, we expanded our generator set offerings with the launch of the S17 Centum™, engineered to deliver high power density in a compact footprint for urban and other space-constrained, mission-critical applications. Together, the investments we’ve made across our full Centum lineup and the expanded capacity of our 95-liter platform position us to meet sustained demand for dependable, high-performance backup power across critical markets.
We also strengthened our capabilities in hybrid solutions for mining and rail through the acquisition of First Mode assets and a new collaboration with Komatsu. These actions reflect our belief that the energy transition will take many paths – and that practical, scalable solutions can deliver both economic and environmental benefits.
Disciplined choices in a long-term transition
As the energy transition proves more dynamic, uncertain and divergent across markets than initially expected, our strategy is designed to remain adaptable and resilient. We continue to align our investments with customer readiness and market demand.

In 2025, we took targeted actions within Accelera to curtail future investments in our electrolyzer business and concentrate resources on the opportunities with the strongest long-term potential.
We continue to deploy capital with discipline as customer needs and the pace of technology development evolves across our markets, prioritizing investments that generate strong returns and create durable competitive advantage. While the mix of our investments has shifted over the past five years, our strategy remains unchanged: pursue multiple paths forward by strengthening our core today and advancing low- and zero-emissions solutions when and where our customers are ready.
Throughout the year, Cummins’ employees demonstrated resilience, accountability and care – for our customers, for one another and for the communities where we live and work. Their efforts were recognized through external honors for culture, inclusion, innovation and workplace excellence, affirming the values that guide how we lead and operate.
Looking ahead with confidence
As we enter 2026, visibility is improving in key areas, including regulatory, trade and tariff certainty in North America. While some end markets remain cyclical, we expect conditions in North America truck markets to improve as the year progresses, alongside continued strength in power generation, industrial and aftermarket demand.
Cummins is prepared to build on the momentum of 2025 – continuing to innovate where it matters most, delivering dependable performance for customers and creating long-term value for shareholders.
We look forward to engaging with the investment community at our Analyst Day on May 21 in New York City, where we will share more about our strategy, outlook and how we are positioning Cummins for durable growth and long-term impact.
Thank you for your continued trust and support of Cummins. I am proud of what we accomplished in 2025 and confident in the road ahead.
Sincerely,
Jennifer Rumsey
Chair and CEO Cummins Inc.

*
See Appendix A for reconciliation of GAAP to non-GAAP measures referenced in this section.

500 Jackson Street, Box 3005, Columbus, Indiana 47202-3005
NOTICE OF 2026
ANNUAL MEETING OF
SHAREHOLDERS
To Our Shareholders:
NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of the Shareholders of Cummins Inc. will be held virtually on Tuesday, May 12, 2026, at 11:00 a.m. Eastern Time, for the following purposes:
1.
to elect the eleven nominees named in the attached proxy statement as directors for the ensuing year;

2.
to consider an advisory vote on the compensation of our named executive officers;

3.
to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026;

4.
to approve our 2026 Omnibus Incentive Plan;

5.
to consider a shareholder proposal to adopt a policy for the separation of the roles of Chairperson and Chief Executive Officer;

6.
to consider a shareholder proposal requesting a report on the company’s charitable support; and

7.
to transact any other business that may properly come before the meeting or any adjournment thereof.

The Annual Meeting of Shareholders will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. We believe a virtual meeting allows broader access by our shareholders and other parties without restricting participation while also reducing the environmental impact and cost of conducting the meeting.
Only shareholders of our Common Stock of record at the close of business on March 16, 2026, are entitled to notice of, and to vote at, the meeting.
If you do not expect to be present virtually at the meeting, you are urged to vote your shares by telephone, via the Internet, or by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided.
You may revoke your proxy card at any time before the meeting. Except with respect to shares attributable to accounts held in the Cummins Retirement and Savings Plans, any shareholders entitled to vote at the annual meeting who attend the meeting will be entitled to cast their votes electronically during the meeting.
NICOLE Y. LAMB-HALE
Corporate Secretary
April 2, 2026
On April 2, 2026, we will commence mailing the notice of Internet availability of proxy materials, or a proxy statement, proxy card and annual report, to shareholders.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2026 ANNUAL SHAREHOLDER MEETING TO BE HELD ON MAY 12, 2026:
the Annual Report and Proxy Statement are available at www.proxyvote.com

DATE
May 12, 2026
TIME
11:00 a.m. Eastern Time
RECORD DATE
March 16, 2026
BY THE INTERNET
Visit the website noted on your proxy card to vote online
BY TELEPHONE
Use the toll-free telephone number on your proxy card to vote by telephone
BY MAIL
Sign, date, and return your proxy card in the enclosed envelope to vote by mail

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward-looking statements include, without limitation, statements relating to our plans and expectations for our revenues and EBITDA. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: any adverse consequences resulting from entering into agreements with the U.S. Environmental Protection Agency, California Air Resources Board, the Environmental and Natural Resources Division of the U.S. Department of Justice and the California Attorney General’s Office to resolve certain regulatory civil claims regarding our emissions certification and compliance process for certain engines primarily used in pick-up truck applications in the U.S., which became final and effective in April 2024, including required additional mitigation projects, adverse reputational impacts and potential resulting legal actions; increased scrutiny from regulatory agencies, as well as unpredictability in the adoption, implementation and enforcement of emission standards around the world; evolving environmental and climate change legislation and regulatory initiatives; any adverse consequences from changes in tariffs and other trade disruptions; changes in international, national and regional trade laws, regulations and policies; emissions deregulation; changes in taxation; global legal and ethical compliance costs and risks; future bans or limitations on the use of diesel-powered products; raw material, transportation and labor price fluctuations and supply shortages; aligning our capacity and production with our demand; the actions of, and income from, joint ventures and other investees that we do not directly control; large truck manufacturers’ and original equipment manufacturers’ customers discontinuing outsourcing their engine supply needs or experiencing financial distress, or change in control; product recalls; variability in material and commodity costs; the development of new technologies that reduce demand for our current products and services or not successfully developing new technologies and products to effectively address the energy transition; lower than expected acceptance of new or existing products or services; product liability claims; our sales mix of products; climate change, global warming, more stringent climate change regulations, accords, mitigation efforts, greenhouse gas regulations or other legislation designed to address climate change; our plan to reposition our portfolio of product offerings through exploration of strategic acquisitions, divestitures or exiting the production of certain product lines or product categories and related uncertainties of such decisions; increasing interest rates; challenging markets for talent and ability to attract, develop and retain key personnel; exposure to potential security breaches or other disruptions to our information technology environment and data security; the use of artificial intelligence in our business and in our products, services and features, and challenges with properly managing its use; political, economic and other risks from operations among, between and within numerous countries including political, economic and social uncertainty and the evolving globalization of our business; competitor activity; increasing competition, including increased global competition among our customers in emerging markets; failure to meet sustainability expectations or standards, or achieve our sustainability goals; labor relations or work stoppages; foreign currency exchange rate changes; the performance of our pension plan assets and volatility of discount rates; the price and availability of energy; continued availability of financing, financial instruments and financial resources in the amounts, at the times and on the terms required to support our future business; and other risks detailed from time to time in our SEC filings, including particularly in the Risk Factors section of our 2025 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this proxy statement and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the SEC, which are available at https://www.sec.gov or at https://www.cummins.com in the Investor Relations section of our website.

About Cummins Inc.
Cummins Inc., a global power leader, is committed to powering a more prosperous world. Since 1919, we have delivered innovative solutions that move people, goods and economies forward. Our five business segments – Engine, Components, Distribution, Power Systems and Accelera™ by Cummins – offer a broad portfolio, including advanced diesel, electric and hybrid powertrains; integrated power generation systems; critical components such as aftertreatment, turbochargers, fuel systems, controls, transmissions, axles and brakes; and zero-emissions technologies like battery and electric powertrain systems. With a global footprint, deep technical expertise and an extensive service network, we deliver dependable, cutting-edge solutions tailored to our customers’ needs, supporting them through the energy transition with our Destination Zero strategy. We create value for customers, investors and employees and strengthen communities through our corporate responsibility global priorities: education, equity and environment. Headquartered in Columbus, Indiana, Cummins employs approximately 67,400 people worldwide and earned $2.8 billion on $33.7 billion in sales in 2025. Learn more at www.cummins.com

PROXY STATEMENT FOR 2026
ANNUAL SHAREHOLDERS MEETING
Generally
We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2026 Annual Meeting of Shareholders to be held on Tuesday, May 12, 2026, and at any adjournment thereof, which we refer to as our “Annual Meeting.” This proxy statement, together with the enclosed proxy card, is first being made available to our shareholders on or about April 2, 2026.
Holders of our Common Stock of record at the close of business on March 16, 2026, are entitled to vote at the Annual Meeting. On that date there were issued and outstanding 138,257,420 shares of Common Stock, each of which is entitled to one vote on each matter submitted to a shareholder vote at the Annual Meeting.
Each share of Common Stock represented by a properly executed and delivered proxy card will be voted at the Annual Meeting in accordance with the instructions indicated on that proxy card, unless such proxy card has been previously revoked. If no instructions are indicated on a signed proxy card, the shares represented by such proxy card will be voted as recommended by our Board.
A shareholder may revoke his or her proxy card at any time before the Annual Meeting by delivering to our Corporate Secretary written notice of such revocation. This notice must include the number of shares for which the proxy card had been given and the name of the shareholder of such shares as it appears on the stock certificate(s), or in book entry form on the records of our stock transfer agent and registrar, Broadridge Corporate Issuer Solutions, Inc., evidencing ownership of such shares. In addition, except with respect to shares attributable to accounts held in the Cummins Retirement and Savings Plans (the “Cummins RSPs”), any shareholder who has executed a proxy card but is present virtually at the Annual Meeting will be entitled to cast his or her vote electronically instead of by proxy card, thereby canceling the previously executed proxy card.
Participants in the Cummins RSPs who hold shares of Common Stock in their account and provide voting instructions to the trustee with respect to such shares will have their shares voted by the trustee as instructed. Such participants will be considered named fiduciaries with respect to the shares allocated to their accounts solely for purposes of this proxy solicitation. If no voting instructions are provided, shares held in the accounts will be voted in the same manner and proportion as shares with respect to which valid voting instructions were received. Any instructions received by the trustee from participants regarding their vote shall be confidential. Cummins RSPs participants may attend the Annual Meeting virtually but cannot vote the shares in their Cummins RSPs at the Annual Meeting.
Information About the Virtual Annual Meeting
ATTENDANCE AND PARTICIPATION
Our virtual Annual Meeting will be conducted on the Internet via live webcast. You will be able to participate online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CMI2026. Shareholders will be able to vote their shares electronically during the Annual Meeting. We believe a virtual meeting allows broader access by our shareholders and other parties without restricting participation while also reducing the environmental impact and cost of conducting the meeting.
To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or your voting instruction form. The Annual Meeting will begin promptly at 11:00 a.m. Eastern Time. We encourage you to access the Annual Meeting prior to the start time. Online access will begin at 10:45 a.m. Eastern Time.
The virtual Annual Meeting platform is fully supported across browsers (Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should also allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.
QUESTIONS
Following adjournment of the formal business of the Annual Meeting, the Chair and Chief Executive Officer (CEO), Jennifer Rumsey, will give a presentation about the company’s business. At the conclusion of this presentation, the company will address appropriate general questions from shareholders regarding the company. We may also respond to questions on an individual basis or by posting answers on our Investor Relations website after the meeting. Shareholders eligible to vote may submit questions to the CEO by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/CMI2026 typing a question into the “Ask a Question” field, and clicking “Submit.” Your question or comment should be addressed to the CEO, who will either respond or refer it to others as appropriate. Time permitting, the CEO will attempt to answer as many questions as possible. It will help us if questions are succinct and cover only one topic per question. Questions from multiple shareholders on the same topic or that are otherwise related may be grouped, summarized and answered together. If there are any matters of individual or personal concern to a shareholder and not of general concern to all shareholders, or if a question posed was not otherwise answered, such matters may be raised separately after the Annual Meeting by contacting Investor Relations at www.cummins.com. Recording of the Annual Meeting is prohibited. A webcast playback, including responses to shareholder questions, will be available at www.virtualshareholdermeeting.com/CMI2026 24 hours after the completion of the meeting.
TECHNICAL DIFFICULTIES
Technical support, including related technical support phone numbers, will be available on the virtual meeting platform at www.virtualshareholdermeeting.com/CMI2026 beginning at 10:45 a.m. Eastern Time on May 12, 2026, through the conclusion of the Annual Meeting.

IMPORTANT: If you hold your shares in a brokerage account, you should be aware that, due to New York Stock Exchange, or NYSE, rules, if you do not affirmatively instruct your broker how to vote within 10 days prior to our Annual Meeting, your broker will not be permitted to vote your shares (i) for the election of directors; (ii) on the advisory vote on the compensation of our named executive officers; (iii) on the approval of our 2026 Omnibus Incentive Plan; (iv) on the shareholder proposal to adopt a policy for separation of the roles of Chairperson and Chief Executive Officer; or (v) the shareholder proposal requesting a report on the Company’s charitable support. Therefore, you must affirmatively take action to vote your shares at our Annual Meeting. If you do not affirmatively vote your shares, your shares will not be voted (i) for the election of directors; (ii) on the advisory vote on the compensation of our named executive officers; (iii) on the approval of our 2026 Omnibus Incentive Plan; (iv) on the shareholder proposal to adopt a policy for separation of the roles of Chairperson and Chief Executive Officer; or (v) on the shareholder proposal requesting a report on the Company’s charitable support.

PROXY SUMMARY	CUMMINS 2026 PROXY	1
PROXY SUMMARY
This summary highlights selected information contained in this proxy statement, but it does not contain all the information you should consider. We urge you to read the entire proxy statement before you vote. This proxy statement is being made available to shareholders on or about April 2, 2026.
WE WILL BE VOTING ON THE FOLLOWING MATTERS:
Agenda Item		Voting Recommendation	More Information
1.	Election of eleven directors nominated by Cummins’ Board	FOR EACH NOMINEE	Page 16
2.	Advisory vote on the compensation of our named executive officers	FOR	Page 76
3.	Ratification of independent registered public accounting firm	FOR	Page 77
4.	Approval of our 2026 Omnibus Incentive Plan	FOR	Page 81
5.	Shareholder proposal to adopt a policy for separation of the roles of Chairperson and Chief Executive Officer	AGAINST	Page 93
6.	Shareholder proposal requesting a report on the Company’s charitable support	AGAINST	Page 97
			Committee Memberships
Director Nominees	Age	Director Since	Audit	Talent and Comp	Finance	Governance	Safety Environment and Tech
JENNIFER W. RUMSEY Chair and Chief Executive Officer, Cummins Inc.	52	2022
GARY L. BELSKE Retired Deputy Managing Partner and Chief Operating Officer, Ernst & Young	69	2022
BRUNO V. DI LEO ALLEN Founder and Chief Executive Officer, Bearing-North LLC	69	2015
DANIEL W. FISHER Former Chairman and Chief Executive Officer, Ball Corporation	53	2023
CARLA A. HARRIS Senior Client Advisor, Morgan Stanley	63	2021
THOMAS J. LYNCH Retired Chairman, TE Connectivity plc	71	2015
WILLIAM I. MILLER Retired President, The Wallace Foundation	69	1989
KIMBERLY A. NELSON Retired Senior Vice President, External Relations, General Mills, Inc.	63	2020
KAREN H. QUINTOS Retired Chief Customer Officer, Dell Technologies Inc.	62	2017
JOHN H. STONE President and Chief Executive Officer, Allegion plc	55	2024
MATTHEW TSIEN Retired Executive Vice President and Chief Technology Officer of General Motors Company	65	2025
 Chair      Member

2	CUMMINS 2026 PROXY	PROXY SUMMARY
Our 2025 Performance
In 2025, our revenues were $33.7 billion, down slightly from the prior year. Sales in North America decreased 3 percent and international revenues increased 2 percent compared to 2024. 2025 marked a historic year for Cummins as we delivered strong financial and operational results amid persistent market uncertainty and weakness in our North America heavy-duty and medium- duty truck markets. Our Distribution and Power Systems segments achieved record full-year sales and EBITDA as a result of disciplined execution and robust demand for data center backup power. Effective cost management and our diversified portfolio allowed us to deliver strong results and raise performance cycle over cycle despite a challenging market environment.

*
See Appendix A for reconciliation of GAAP to non-GAAP measures referenced in this section.

PROXY SUMMARY	CUMMINS 2026 PROXY	3
Composition of the Board

BOARD INDEPENDENCE AND COMPOSITION
Our Board represents a balance of longer-tenured members with in-depth knowledge of our business and newer members who bring valuable additional attributes, skills and experience. Ten of our eleven director nominees are independent and provide strong oversight of our long-term strategy. We believe that directors with different backgrounds and experiences make our boardroom and our company stronger.

QUALIFICATIONS, SKILLS AND EXPERIENCE
Our Board embodies a broad and diverse set of qualifications, skills and experiences as illustrated below.

4	CUMMINS 2026 PROXY	PROXY SUMMARY
Corporate Governance Highlights
We long have believed that good corporate governance is important in ensuring that we are managed for the long-term benefit of our shareholders.

Board Leadership
•
Annual assessment and determination of Board leadership structure

•
Lead Director has a strong role and significant governance duties, including serving as Chair of the Governance & Nominating Committee and of all executive sessions of independent directors

Board Accountability
•
All directors are elected annually via majority voting standard

•
Our Board has adopted proxy access, shareholder right to call special meetings, and shareholder right to amend by-laws

Board Evaluation and Effectiveness
•
Board evaluation process led by Lead Director and facilitated by either Lead Director, the Office of the Corporate Secretary or third party (at discretion of Lead Director); facilitator schedules feedback calls with each Board member annually; recommends any improvements or enhancements derived from evaluations

•
Annual feedback and evaluation session by each Committee Chair with its members on Committee performance; recommends any Committee improvements or enhancements

Board Oversight of Risk & ESG
•
Our Board and its committees exercise robust oversight of the company’s enterprise risk management program with dedicated time to review the top tier risks at every regular Board meeting

•
Our Board or its committees review Environmental Social and Governance (ESG) strategies, risks and progress with dedicated time at every regular Board meeting

Shareholder Engagement
•
Board members routinely meet with top shareholders for conversations focused on our Board’s skill set and refreshment and its oversight of a variety of topics including company strategy, growth, risk management, governance and ESG issues

Board Refreshment • 7 new directors added to Board since 2020 • Director nominees represent different backgrounds, experiences and perspectives
2026 Recognition Highlights
Our practices and policies have earned Cummins recognition on a range of issues.

Just Capital Industry Leader, Commercial Vehicle and Machinery	Forbes One of America’s Best Employers for Company Culture and Engineers

U.S. Veterans Magazine Top Veteran Friendly Employer	AAA rating Morgan Stanley Capital International

Dow Jones Best-in-Class North America Composite Index 19th consecutive year	Cummins Darlington marked its 60th year being named one of Europe’s Best Employers

Disability Equality Index® Best Place to Work for Disability Inclusion designation with a perfect score for 5th consecutive year

PROXY SUMMARY	CUMMINS 2026 PROXY	5
Executive Compensation
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Our long-term success depends on our ability to attract, motivate, focus and retain highly talented individuals committed to Cummins’ vision, strategy and corporate culture. To that end, our executive compensation program is designed to link our executives’ pay to their individual performance, to Cummins’ annual and long-term performance and to successful execution of Cummins’ business strategies. We also use our executive compensation program to encourage high-performing executives to remain with us over the course of their careers.
We believe the compensation packages for our Named Executive Officers reflect their extensive management experience, continued high performance, and exceptional service to Cummins. We also believe our compensation strategies have been effective in attracting executive talent and promoting performance and retention.
EXECUTIVE COMPENSATION PRINCIPLES
We believe the level of compensation received by executives should be closely tied to our corporate financial and stock price performance. This principle is apparent in the design of our executive compensation program and in the specific compensation packages we award.
In addition to aligning our executives’ pay with performance, we follow several other principles when designing and implementing our executive compensation program.
MARKET POSITIONING We believe that, on average, our executives’ target total direct compensation opportunity (consisting of base salary, target annual bonus, and target long-term incentive value) should be paid within a competitive range around the median of the market.
SHORT-TERM / LONG-TERM MIX We believe that there should be an appropriate balance between annual and long-term elements of compensation commensurate with the position’s decision-making time horizon and competitive context with an emphasis on long-term compensation, where appropriate.
PAY AT RISK We believe that the more senior an executive’s position, the more compensation should be “at risk,” which means it will vary based on Cummins’ financial and stock price performance.
RETENTION We believe that our compensation program should support retention of our experienced executives and achievement of our leadership succession plans.
SIMPLE AND TRANSPARENT We believe that our executive compensation program should be transparent to our investors and employees as well as simple and easy to understand.
ALIGNMENT WITH SHAREHOLDER INTERESTS We believe that equity-based compensation and stock ownership should be a substantial part of our executive compensation program to link executives’ compensation with our shareholders’ returns. The greater the level of responsibility of the executive, the more his or her compensation should be stock-based and the higher his or her stock ownership requirement should be.
EXECUTIVE COMPENSATION ELEMENTS
Compensation Element	Form of Payment	Performance Metrics	Rationale
Base salary	Cash	Individual Performance	Market-based to attract and retain skilled executives. Designed to recognize scope of responsibility, individual performance and experience.
Annual bonus	Cash	Corporate Plan: EBITDA weighted at 70% and Operating Cash Flow weighted at 30%
EBITDA and Operating Cash Flow provide a focus on profitable growth and working capital management across the company, which are critical to sustaining the level of investment necessary to position us for future growth

6	CUMMINS 2026 PROXY	PROXY SUMMARY
Compensation Element	Form of Payment	Performance Metrics	Rationale
Hybrid Corporate/Accelera Plan: EBITDA weighted at 35%, Operating Cash Flow weighted at 15%, Accelera Revenue weighted at 20% and Accelera Strategic Scorecard weighted at 30%
Accelera revenue and strategic measures provide a focus on the unique elements critical to establishing our position in zero emissions technologies, which will contribute to our future growth as markets adopt hydrogen and electric solutions; maintaining an equal weighting between Cummins and Accelera results ensures that incentives are linked appropriately to the results of both the entire enterprise and the Accelera segment

Long-term incentive compensation	Performance cash (30%) and Performance shares (70%)	Return on Invested Capital (ROIC), weighted at 80% and EBITDA, weighted at 20% over a three-year period	ROIC and EBITDA provide an incentive for profitable growth and correlate well with shareholder value.
In addition to the core compensation elements described above, in 2025, we approved a special equity award consisting of performance-based restricted stock units to one of our Named Executive Officers. This award is described below under “Special Equity Awards.”
TARGET COMPENSATION MIX
We believe a significant amount of compensation for our most senior executives should be incentive-based and therefore at risk.
TARGET TOTAL DIRECT COMPENSATION MIX*  —  FISCAL YEAR 2025
*
Target direct compensation consists of salary, target annual bonus and the target value of performance shares and performance cash awards granted in 2025. It does not include the value of the special equity awards consisting of performance‑based restricted stock units approved for certain of our Named Executive Officers in 2024 and 2025 as described below under “Special Equity Awards.”

CORPORATE GOVERNANCE	CUMMINS 2026 PROXY	7
CORPORATE
GOVERNANCE
We long have believed that good corporate governance is important in ensuring that we are managed for the long-term benefit of our shareholders. We regularly engage with our shareholders to understand their expectations. We also benchmark our governance structure and policies against industry best practices and the practices of other comparable public companies. Our corporate governance principles, charters for each of our Board’s Audit, Safety, Environment and Technology, Talent Management and Compensation and Governance and Nominating Committees, our code of business conduct and our by-laws, along with certain other corporate governance documents, are available on our website, www.cummins.com, and are otherwise available in print to any shareholder who requests them from our Corporate Secretary.
Corporate Governance Overview

Director Independence
•
10 of 11 director nominees are independent

•
5 fully independent Board Committees: Audit; Talent Management & Compensation; Governance & Nominating; Finance; and Safety, Environment & Technology

Board Leadership
•
Annual assessment and determination of Board leadership structure

•
Annual election of independent Lead Director whenever Chairperson/CEO roles are combined or when the Chairperson is not independent

•
Lead Director has a strong role and significant governance duties, including serving as Chair of the Governance & Nominating Committee and of all executive sessions of independent directors

Board Accountability
•
Annual election of all directors via majority voting standard

•
Shareholder right to call special meetings (10% of voting power threshold)

•
Proxy access for director nominees available to a shareholder, or group of up to 20 shareholders, holding a total of at least 3% of our common stock for at least 3 years

•
Shareholder right to unilaterally amend the by-laws (upon a majority vote)

Board Evaluation and Effectiveness
•
Detailed Board and Committee evaluation process coordinated by our Lead Director and Governance and Nominating Committee Chair

•
Board evaluation process led by Lead Director and facilitated by either Lead Director, Corporate Secretary or third party (at discretion of Lead Director); facilitator schedules feedback call with each Board member annually; recommends any improvements or enhancements derived from evaluations

•
Annual feedback and evaluation session by each Committee Chair with its members on Committee performance; recommends any Committee improvements or enhancements

•
Annual two-way feedback and evaluation sessions by Chairperson with each director

•
Annual independent director evaluation of Chairperson and CEO

Board Oversight of Risk & ESG
•
The Board and its Committees exercise robust oversight of the company’s enterprise risk management program with dedicated time at every regular Board meeting

•
Top tier risks are assigned to members of the Cummins Leadership Team

•
Board and its Committees provide strong oversight of ESG risks and opportunities including regular reviews by full Board of ESG strategy and challenges and detailed reviews in the designated committees

Shareholder Engagement
•
Board members routinely meet with top shareholders for conversations focused on our Board’s skill set and refreshment and its oversight of a variety of topics including company strategy, growth, risk management and ESG issues

8	CUMMINS 2026 PROXY	CORPORATE GOVERNANCE

Board Refreshment
•
7 new directors added to Board since 2020

•
Director nominees represent different backgrounds, experiences and perspectives

•
Goal of rotating Committee assignments every 3 to 5 years

•
Mandatory director retirement age

Director Engagement
•
All of the directors attended 75% or more of the aggregate number of meetings of our Board and the committees on which they served during 2025

•
Limits on director/CEO membership on other public company boards

•
Our directors routinely visit company locations without our CEO present to interact directly with managers and employees. In 2022, 6 individual directors visited 4 different locations in the United States, and in 2023, 9 individual directors visited 6 different locations in China, Canada, and the United States. In 2024, individual directors visited 5 different locations in the United States. In 2025 all visited 1 manufacturing location in the United States and 1 of our directors visited a location in Brazil.

Clawback and Anti-Hedging Policies
•
Clawback policy requires us to recover certain incentive-based compensation in the event of certain financial restatements and permits us to recover compensation (other than base salary) if there is a material restatement resulting from the fraudulent actions of any officer or if an officer engages in certain types of misconduct causing significant reputational or financial harm

•
Directors and officers prohibited from engaging in any pledging, short sales or hedging investments involving our common stock

Additional Governance Features
Director Selection and Board Refreshment
It is a top priority of our Board and our Governance and Nominating Committee that our directors have the skills, background and values to effectively represent the long-term interests of our shareholders and other stakeholders. Throughout the year, our Board reviews a matrix of the qualifications, skills and experience that we believe our Board needs to have and discusses whether there are any gaps that need to be filled that will improve our Board’s performance. We assess potential new director candidates based upon the matrix and whether they possess the qualifications, skills and experience needed by our Board. When we identify potential new director candidates, we review extensive background information compiled by our professional search firm, evaluate their references, consider their prior board experience and conduct virtual and in-person interviews.
We also focus on board refreshment because we believe that new perspectives and ideas are essential for an innovative and strategic board. Since 2020, we have added seven new directors to our Board. Our director nominees represent different perspectives.
The Governance and Nominating Committee routinely reviews the Board’s committee assignments with a goal of rotating membership on committees every three to five years. The Board reviews committee assignments annually. Our Board will continue to review and refresh the skills, qualifications and experiences that our Board needs to have to serve the long-term interests of our shareholders.
As required by our corporate governance principles, our Governance and Nominating Committee must recommend director nominees such that our Board is comprised of a substantial majority of independent directors and possesses a variety of experience and backgrounds, including those who have substantial experience in the business community, those who have substantial experience outside the business community (such as public, academic or scientific experience) and those who will represent our stakeholders as a whole rather than special interest groups or individual constituencies.
Each candidate must have sufficient time available to devote to our affairs and be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of his or her responsibilities, including being able to represent the best long-term interests of all of our shareholders and other stakeholders. Each candidate also should possess substantial and significant experience that would be of particular importance to us in the performance of his or her duties as a director. The Committee does not intend to alter the manner in which it evaluates candidates, including the foregoing criteria, based on whether or not the candidate was recommended by a shareholder.
Trading in Cummins Securities Policy
Our Trading in Cummins Securities Policy governs the purchase, sale and other disposition of company securities by the company and our directors, officers and employees. We believe our Trading in Cummins Securities Policy is reasonably designed to

CORPORATE GOVERNANCE	CUMMINS 2026 PROXY	9
promote compliance with insider trading laws, rules and regulations and the listing standards of the NYSE. A copy of our Trading in Cummins Securities Policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Importance of Diversity
One of our core values is diversity and inclusion. We believe our business performance is stronger when our management team and Board bring different backgrounds, experiences and perspectives. In evaluating candidates for our Board, our Governance and Nominating Committee considers only potential directors who share this value, as well as our other core values of integrity, caring, excellence and teamwork. As reflected in our corporate governance principles, we are committed to equal employment opportunities in assembling our Board. We believe our Board has been effective in assembling a highly-qualified, diverse group of directors. We will continue to identify opportunities to enhance our Board diversity in terms of skill, background, experience and perspective as we consider future candidates.

We believe our business performance is stronger when our management team and Board bring different backgrounds, experiences and perspectives.

Shareholder Outreach
We believe that meaningful corporate governance should include regular conversations between our directors and our shareholders. Our Board members routinely meet with shareholders for conversations focused on our Board’s skill set and refreshment and its oversight of a variety of topics, including company strategy, growth, risk management and sustainability issues. In addition, our Executive Director – Investor Relations and our Chief Administrative Officer and Corporate Secretary held discussions in 2025 with several top investors to capture their input on governance matters and practices, including our ESG team, as appropriate, for each discussion. We capture the feedback from these sessions and present it to the full Board for its consideration.
Succession Planning
CEO and leadership succession planning is one of our Board’s most important responsibilities. Many times throughout the year, our full Board discusses succession planning for our CEO and other critical leaders of the company. At least once a year, our Board dedicates itself to examining the succession plans for our complete leadership team.
Sustainability
Sustainability is not new to Cummins. For several decades sustainability, including our efforts related to environmental, social and governance issues, have been critical elements of our long-term business and growth strategies. Since the 1970s, Cummins has focused on producing engines that reduced the environmental impact, supported healthier communities, and embraced diversity and inclusion among our values. Led by the support and oversight of our Board, we continue our focus on sustainability to drive innovation and growth. We ensure Board oversight of our top ESG risks and opportunities in the following committees depending upon the topic: Talent Management and Compensation Committee; Safety, Environmental and Technology Committee; Audit Committee and the Governance and Nominating Committee. We also review our sustainability strategy and progress regularly with the full Board. The company’s Executive Director, Global Risk, is accountable for executing our strategic direction for sustainability and serves as a primary point of contact for the Board and the Cummins executive management team. Below is a summary of our achievements over the past 12 months:

10	CUMMINS 2026 PROXY	CORPORATE GOVERNANCE
2025 ACHIEVEMENTS

•
Acquired the assets of First Mode – including its hybrid mining and rail product lines and full IP portfolio in hydrogen and battery powertrain solutions − bringing to market the first commercially available retrofit hybrid system for mining equipment, lowering total cost of ownership for customers and accelerating operational decarbonization.

•
X15N proved real-world performance in year one; near-zero emissions with diesel-like power, validated by NACFE and customers.

•
Achieved a global Every Employee Every Community (EEEC) participation rate of 82% for the full year. This represents over 66,000 Cummins employees across the world who volunteered 380,000 hours globally.

•
Received the Suppliers Partnership for the Environment (SP) 2025 award for our Cummins Water Works.

Because of our successful execution of our business strategies in 2025, Cummins received multiple awards and recognition including maintaining our ESG rating at AAA, the highest rating possible, by Morgan Stanley Capital International (MSCI). The rating accompanied other strong listings including placing on the Dow Jones Best-in-Class North America Composite Index and the JUST 100 Index, JUST Capital’s ranking of America’s Most JUST Companies where Cummins achieved Industry Leader status.
To learn more about the company’s sustainability efforts, go to the company’s ESG web page at https://www.cummins.com/company/esg. Websites disclosed herein are not incorporated into this proxy statement by reference.
Independence
Ten of our eleven director nominees qualify as independent directors within the meaning of the rules adopted by the Securities and Exchange Commission, or SEC, and the corporate governance standards for companies listed on the NYSE. Our Board has adopted independence standards that meet or exceed the independence standards of the NYSE, including categorical standards to assist the Governance and Nominating Committee and our Board in evaluating the independence of each director. The categorical standards are included in our corporate governance principles, which are available on our website at www.cummins.com. A copy also may be obtained upon written request.
Following a discussion and applying the standards referenced above, the Governance and Nominating Committee of our Board determined that all director nominees standing for election, except Jennifer W. Rumsey, our Chair and Chief Executive Officer, qualify as independent. Based on the recommendation of the Committee, our full Board approved this conclusion.

CORPORATE GOVERNANCE	CUMMINS 2026 PROXY	11
Leadership Structure
Our corporate governance principles describe in detail how our Board must conduct its oversight responsibilities in representing and protecting our company’s stakeholders. As stated in the principles, our Board has the freedom to decide whom our Chairperson and Chief Executive Officer should be based solely on what it believes is in the best interests of our company. The roles of our Chairperson and Chief Executive Officer were combined in August 2023, when Ms. Rumsey was elected Chairperson of the Board following Mr. Tom Linebarger’s resignation as Chairperson of the Board and Executive Chairperson. Currently, our Board believes it is in the best interests of our company for the roles of our Chairperson and Chief Executive Officer to be combined and to continue to appoint a Lead Director from among our independent directors.
Our Board believes that this leadership structure currently assists our Board in creating a unified vision for our company, streamlines accountability for our performance and facilitates our Board’s efficient and effective functioning.
Our Board evaluates its policy on whether the roles of our Chairperson of the Board and Chief Executive Officer should be combined on an annual basis. In doing so, our Board considers the skills, experiences and qualifications of our then-serving directors (including any newly elected directors), the evolving needs of our company, how well our leadership structure is functioning and the views of our shareholders obtained through regular shareholder engagement.
Based on its review of our leadership structure, our Board continues to believe that Ms. Rumsey, our Chief Executive Officer, is the person best qualified to serve as our Chairperson of the Board given her history in executive positions with our company and her skills and experience in the industries in which we operate. Thomas J. Lynch is our independent Lead Director. Mr. Lynch was selected for this position because of his service on our Board since 2015 and his leadership positions in the public and private sector. Mr. Lynch is actively involved in setting and approving the Board’s agendas and focus and works to create a collaborative atmosphere that leverages the strengths of our Board, encourages directors to actively question management when necessary and seeks to ensure that our Board is receiving the information necessary to complete its duties. The Lead Director also regularly meets with other directors and members of senior management outside of the regularly scheduled Board meetings to ensure that our Board is functioning effectively and to identify areas of potential improvement.
Additionally, the Board and its committees provide oversight of the company’s ESG risks and opportunities, including at least one annual review by our full Board of ESG strategy and challenges. The designated committees undertake detailed reviews of specific ESG risks and opportunities. For example, our Safety, Environment and Technology Committee provides primary oversight for environmental risks and opportunities and our Audit Committee provides oversight of the data integrity of ESG-related disclosures. Our Board or its committees dedicate time to review ESG strategy, risks and progress at every regular Board meeting. We believe that our Board’s current leadership structure effectively supports the risk oversight function of our Board based on the level of independence, qualifications, diversity and skills of its members.

OUR LEAD DIRECTOR’S RESPONSIBILITIES INCLUDE:
SERVING as Chair of the Governance and Nominating Committee;
CONFERRING with the Chairperson on, and approving, Board meeting agendas and meeting schedules to ensure sufficient time for discussion of all agenda items;
CALLING AND PRESIDING over all meetings of the Board at which the Chairperson is not present, including executive sessions of independent directors and communicating feedback on executive sessions to the Chairperson;
LEADING the annual performance reviews of the Chief Executive Officer and the Board;
ENSURING open communication between our independent directors and the Chairperson and other management members;
BEING AVAILABLE, when deemed appropriate by the Board, for consultation and direct communication with shareholders;
REVIEWING, at his or her discretion, information to be sent to the Board; and
CONFERRING with the Chairperson on other issues of corporate importance, as appropriate.

12	CUMMINS 2026 PROXY	CORPORATE GOVERNANCE
Risk Oversight
Our Board and its committees are involved in the oversight of our material enterprise-related risks on an ongoing basis. The company has a mature enterprise risk management program that identifies, categorizes and analyzes the relative severity and likelihood of the various types of material enterprise-related risks to which we are or may be subject. The company has an executive risk council, comprised of the Executive Vice President and President – Operations, Vice President – Chief Financial Officer, Vice President – Chief Administrative Officer and Corporate Secretary, Vice President – Corporate Strategy and Vice President – Chief Legal Officer that meets quarterly with our Executive Director, Global Risk to review and update our material enterprise-related risks and mitigation plans for each. We assign ownership of our most significant enterprise risks to a member of our executive management team. The Executive Director, Global Risk oversees enterprise risk management and sets the strategic direction for and the coordination of ESG and sustainability efforts of the company.
Our Board, Audit Committee, Finance Committee, Talent Management and Compensation Committee, Governance and Nominating Committee and Safety, Environment and Technology Committee receive periodic reports and information directly from our senior leaders who have functional responsibility for the mitigation of our enterprise risks. Our Board and/or its appropriate committees then review such information, including management’s proposed mitigation strategies and plans, to monitor our progress on mitigating the risks. For example, to oversee the company’s work to mitigate cybersecurity risks, we have identified separate risks for enterprise cybersecurity and product cybersecurity. The Audit Committee provides primary oversight for enterprise cybersecurity while the Safety, Environment and Technology Committee provides oversight of product cybersecurity. Our Executive Director, Global Risk and our global cybersecurity leader meet regularly with the Board and its committees to review relevant areas including:
•
A cybersecurity dashboard to track key metrics of the information security/cybersecurity program,

•
Cybersecurity risk insurance to mitigate exposure to the company, and

•
Metrics of the company’s training and compliance program on information security and awareness of cyber risk.

Additionally, the Board and its committees provide oversight of the company’s sustainability risks and opportunities, including at least one annual review by our full Board of ESG strategy and challenges. The designated committees undertake detailed reviews of specific ESG risks and opportunities. For example, our Safety, Environment and Technology Committee provides primary oversight for environmental risks and opportunities and our Audit Committee provides oversight of the data integrity of ESG-related disclosures. Our Board or its committees review our sustainability strategy, risks and progress with dedicated time at every regular Board meeting. We believe that our Board’s current leadership structure effectively supports the risk oversight function of our Board based on the level of independence, qualifications, diversity and skills of its members.
Board of Directors and Committees
Our Board held 5 meetings during 2025. All of the directors attended 75% or more of the aggregate number of meetings of our Board and the committees on which they served that were held during the periods in which they served. The non-employee members of our Board also met in executive session without management present as part of each regular meeting. Thomas J. Lynch, our current Lead Director, presided over these sessions.
Under our corporate governance principles, our Board has established six standing committees, with five of the committees consisting entirely of independent directors. Certain of the principal functions performed by these committees and the members of our Board currently serving on these committees are as follows:

CORPORATE GOVERNANCE	CUMMINS 2026 PROXY	13
AUDIT COMMITTEE Meetings in 2025: 9 Members Gary L. Belske (Chair) Robert J. Bernhard* William I. Miller Kimberly A. Nelson Karen H. Quintos John H. Stone Matthew Tsien
KEY RESPONSIBILITIES
•
Oversees the integrity of our financial statements and related financial disclosures and internal controls over financial reporting.

•
Reviews our accounting principles and procedures.

•
Monitors the independence and performance of our external and internal auditors.

•
Exercises oversight of the company’s guidelines and policies concerning risk assessment and enterprise risk management, and, at least annually, reviews an enterprise risk management report and periodically reviews the status of risk areas for which it has oversight responsibility.

•
Oversees the company’s compliance with its ethics policies and legal and regulatory requirements.

All members are independent directors as defined under our independence criteria, SEC rules and NYSE listing standards, including those specifically applicable to audit committee members. Our Board has determined that Mr. Belske is an “audit committee financial expert” for purposes of the SEC’s rules and all members are financially literate for the purposes of the NYSE’s rules.

TALENT MANAGEMENT AND COMPENSATION COMMITTEE Meetings in 2025: 5 Members William I. Miller (Chair) Gary L. Belske Daniel W. Fisher Carla A. Harris
KEY RESPONSIBILITIES
•
Reviews and approves the company’s compensation philosophy and strategy primarily for the Board and the officers of the company and others as the committee may designate from time to time.

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Reviews and oversees the company’s strategies for and enterprise risks related to talent management.

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Assesses talent management policies, programs and processes.

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Administers and determines eligibility for, and makes awards under, our incentive plans.

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Establishes goals and approves the compensation for our Chief Executive Officer following a review of her performance, including input from all the other independent directors.

•
Reports annually in the proxy statement regarding the company’s executive compensation programs.

•
Conducts an annual compensation risk assessment.

All members are independent directors as defined under our independence criteria, SEC rules and NYSE listing standards, including those specifically applicable to compensation committee members. The Talent Management and Compensation Committee engaged Farient Advisors LLC (“Farient”) as its independent compensation consultant in 2025 to provide input and advice to the Committee concerning the compensation of our officers and our Board and related matters.

FINANCE COMMITTEE Meetings in 2025: 3 Members Carla A. Harris (Chair) Bruno V. Di Leo Allen Daniel W. Fisher Thomas J. Lynch
KEY RESPONSIBILITIES
•
Reviews and advises our management and our Board on our financial strategy pertaining to our liquidity, creditworthiness, dividend policy, share repurchase policy, and financing requirements.

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Reviews exposure to various financial market risks and the financial risk management programs that hedge such risks.

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Reviews and advises on financing proposals for acquisitions, partnerships and other alliances of the company.

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Discusses key areas of shareholder interest and feedback on our performance and strategy.

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Monitors our shareholder base and provides counsel on investor relations activity.

All members are independent directors as defined under our independence criteria, SEC rules and NYSE listing standards.

14	CUMMINS 2026 PROXY	CORPORATE GOVERNANCE

GOVERNANCE AND NOMINATING COMMITTEE
Meetings in 2025: 5
Members
Thomas J. Lynch (Chair)
Gary L. Belske
Robert J. Bernhard*
Bruno V. Di Leo Allen
Daniel W. Fisher
Carla A. Harris
William I. Miller
Kimberly A. Nelson
Karen H. Quintos
John H. Stone
Matthew Tsien

KEY RESPONSIBILITIES
•
Reviews and makes recommendations to our Board with respect to its membership, size, composition, procedures and organization.

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Identifies potential director candidates to ensure the Board is composed of well qualified candidates with different backgrounds, experiences, skills and perspectives to oversee the company; engages a professional search firm to identify potential director candidates based on criteria selected by the Committee; and interviews identified candidates.

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Ensures the Board has a robust process for evaluating its performance and the performance of its committees and individual directors, including the use of a third-party consultant, as needed to facilitate feedback among Board members.

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Ensures the Board is providing effective ongoing director education and new director orientation.

All members are independent directors as defined under our independence criteria, SEC rules and NYSE listing standards.

SAFETY, ENVIRONMENT AND TECHNOLOGY COMMITTEE
Meetings in 2025: 5
Members
Karen H. Quintos (Chair)
Robert J. Bernhard*
Bruno V. Di Leo Allen
Thomas J. Lynch
Kimberly A. Nelson
John H. Stone
Matthew Tsien

KEY RESPONSIBILITIES
•
Reviews the company’s safety program with an emphasis on employee, workplace and product safety.

•
Reviews the company’s progress on major sustainability initiatives including the 2030 goals and the environmental management of our facilities and operations.

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Reviews key technology and product developments, talent, and portfolio investments tied to the company’s Destination Zero strategy, with awareness of external technology evolution and substitution trends across core and new business areas.

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Reviews public policy developments, strategies, enterprise risks and positions taken by the company regarding safety, environmental, and technological matters that significantly impact the company and its operations and products.

•
Reviews product and service quality, product cybersecurity, product regulations and compliance, and the application of advanced digital and artificial intelligence capabilities in support of safety, environment and technical initiatives, and guides related strategies and improvement initiatives.

*
Mr. Bernhard will retire from the Board effective at the conclusion of the Annual Meeting.

Executive Committee
The current members of our Executive Committee are Jennifer Rumsey (Chair), Thomas J. Lynch and William I. Miller. Our Executive Committee is authorized to exercise the powers of our Board in the management and direction of our business and affairs during the intervals between meetings of our Board. It also acts upon matters specifically delegated to it by our Board. Our Executive Committee did not meet during 2025.
Shareholder Nominations
Shareholder director candidate recommendations, including biographical information as to the proposed candidate and a statement from the shareholder as to the qualifications and willingness of such person to serve on our Board, along with the required disclosures set forth in our by-laws, must be properly and timely submitted in writing to our Corporate Secretary, as further described below. Any shareholder entitled to vote for the election of directors at a meeting may nominate a person or persons for election as directors only if written notice of such shareholder’s intent to make such nominations is given, either by personal delivery or by mail, postage prepaid, to the Corporate Secretary of our company not later than 160 days in advance of the originally scheduled date of such meeting (provided, however, that if the originally scheduled date of such meeting is earlier than the anniversary of the date of the previous year’s annual meeting, such written notice may be so given and received not later than the close of business on the 10th day following the date of the first public disclosure, which may include any public filing by the company with the SEC, of the originally scheduled date of such meeting).
Each notice required by our by-laws must be signed manually or by facsimile by the shareholder of record and must set forth the information required by our by-laws, including (i) the name and address, as they appear on our books, of the shareholder who intends to make the nomination and of any beneficial owner or owners on whose behalf the nomination is made; (ii) a representation

CORPORATE GOVERNANCE	CUMMINS 2026 PROXY	15
that the shareholder is a holder of record of shares of our Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) certain other information regarding the shareholder and its interests in our company; (iv) the name, age, business address and residential address of each nominee proposed in such notice; (v) the principal occupation or employment of each such nominee; (vi) the number of shares of our capital stock that are owned of record or beneficially by each such nominee; (vii) with respect to each nominee for election or reelection to our Board, a completed and signed questionnaire, representation and agreement described in our by-laws; (viii) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by our Board; (ix) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, including all arrangements or understandings pursuant to which the nominations are being made, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or any other person or persons (naming such person or persons), on the other hand; and (x) the written consent of each nominee to serve as a director if so elected.
The deadline for receiving any written notice of a shareholder’s intent to make a nomination with respect to the Annual Meeting was the close of business on December 3, 2025, which was 160 days in advance of the Annual Meeting (which is typically held on the second Tuesday of each May). We received no such qualifying nominations before this deadline with respect to the Annual Meeting.
In order for shareholders to give timely notice of director nominations at our 2027 annual meeting of shareholders for inclusion on a universal proxy card under Rule 14a-19 of the Exchange Act, notice must be submitted by the same deadline as disclosed above under the procedures for Shareholder director candidate recommendations set forth in our by-laws and must also include the information in the notice required by our by-laws and by Rule 14a-19 of the Exchange Act.
Communication with the Board of Directors
Shareholders and other interested parties may communicate with our Board, including our Lead Director and other non-management directors, by sending written communication to the directors c/o our Corporate Secretary, 301 East Market Street, Indianapolis, Indiana 46204. All such communications will be reviewed by the Corporate Secretary or his or her designee to determine which communications are appropriate to be forwarded to the directors. All communications will be forwarded except those that are related to our products and services, are solicitations or otherwise relate to improper or irrelevant topics as determined in the sole discretion of the Corporate Secretary or her or his designee.
Our Corporate Secretary maintains and provides copies of all such communications received and determined appropriate to be forwarded to the Governance and Nominating Committee in advance of each of its meetings and reports to the Committee on the number and nature of communications that were not determined appropriate to be forwarded.
We require all of our director nominees standing for election at an annual meeting of shareholders to attend such meeting. All of the director nominees standing for election at our 2025 Annual Meeting of Shareholders were present at the virtual meeting. We currently expect all director nominees to be present virtually at the 2026 Annual Meeting.

16	CUMMINS 2026 PROXY	ELECTION OF DIRECTORS
ELECTION
OF DIRECTORS
(Items 1 through 11 on the Proxy Card)
General
With the exception of Robert J. Bernhard, all of our current directors are nominated for reelection at the Annual Meeting to hold office until our 2027 annual meeting of shareholders and until their successors are elected and qualified. Any submitted proxy will be voted in favor of the nominees named below to serve as directors unless the shareholder indicates to the contrary on his or her proxy. Except for director nominee Matthew Tsien, all nominees have been previously elected to our Board by our shareholders and have served continuously since the date indicated below.
Majority Vote Required for Director Elections
To be elected, each director nominee must receive a majority of the votes cast by shareholders at the Annual Meeting. Receipt by a nominee of the majority of votes cast means that the number of shares voted “for” exceeds the number of votes “against” that nominee. Abstentions and broker non-votes are not counted as a vote either “for” or “against” a nominee. Our by-laws provide that the term of any incumbent director who receives more “against” votes than “for” votes in an uncontested election will automatically terminate at the shareholder meeting at which the votes were cast. In the case of a contested election, directors will be elected by a plurality of the votes represented in person or by proxy and entitled to vote in the election.
Our Board expects that each of the nominees will be able to serve as a director if elected at the Annual Meeting, but if any of them is unable to serve at the time the election occurs, proxies received that have been voted either for such nominee or for all nominees or which contain no voting instructions will be voted for the election of another nominee to be designated by our Board, unless our Board decides to reduce the number of our directors.
Nominees for Board of Directors
The names of the nominees for directors, together with biographical sketches, including their business experience during the past five years, directorships of other public corporations and their qualifications to serve on our Board are set forth below, beginning with our Chair of the Board and Chief Executive Officer, then followed by our independent directors in alphabetical order.

ELECTION OF DIRECTORS	CUMMINS 2026 PROXY	17
Our Board Recommends that Shareholders Vote for Each of the Nominees Set Forth Below.
Director Since: 2022 Age: 52 Board Committees: Executive	JENNIFER W. RUMSEY—Chair of the Board and Chief Executive Officer, Cummins Inc.

Ms. Rumsey was elected Chair of the Board effective August 1, 2023 and has been Chief Executive Officer since August 1, 2022. Ms. Rumsey was President and Chief Operating Officer from March 2021-August 2022. Ms. Rumsey was Vice President and President of our Components Segment from 2019-March 2021 after serving as Vice President and Chief Technical Officer from 2015-2019. From 2013-2015, she was our Vice President of Engineering, Engine Business, after holding a variety of engineering and product life cycle roles when she joined Cummins in 2000. Ms. Rumsey is a member of the Society of Women Engineers, Society of Automotive Engineers and Women in Trucking Association. She holds a B.S. in Mechanical Engineering from Purdue University and an M.S. in Mechanical Engineering from Massachusetts Institute of Technology. Ms. Rumsey served as a director of Hillenbrand, Inc. (NYSE: HI) from 2020-February 2026.
Summary of Qualifications, Skills and Experience:

As Chair and CEO of Cummins, Ms. Rumsey oversees all aspects of Cummins’ international operations, growth initiatives and the long-term company strategy supporting the transition to decarbonized power. She has deep experience in technology, engineering, manufacturing, and sales and marketing through her various leadership roles at a Fortune 500 company in the automotive and transportation industry. Ms. Rumsey provides global perspectives informed by her leadership of a company operating in approximately 190 countries. Her background includes product life cycle management, from advanced research to current product support, in engineering and product quality. Ms. Rumsey is experienced in building and leading high performing teams to define business strategy, partner with customers, and deliver strong business results.

Director Since: 2022 Age: 69 Board Committees: Audit; Governance and Nominating; Talent Management and Compensation	GARY L. BELSKE—Retired Deputy Managing Partner and Chief Operating Officer of Ernst & Young

Mr. Belske retired from Ernst & Young (EY), a multinational professional services partnership, on December 31, 2016, after a 38-year career. He held many leadership positions at EY including the second highest position in the United States and the Americas, serving as Deputy Managing Partner and Chief Operating Officer for 10 years. In this role, Mr. Belske was responsible for the overall strategy and operations of EY practices in the Americas, which encompassed business in 16 countries with approximately $15 billion in revenue, 50,000 employees and 4,000 partners.
Mr. Belske served on EY’s Americas and US Board for the last decade of his career at EY. He also served as chair of EY’s Retirement Investment Committee and its Partner/Executive Compensation Committee.
Mr. Belske currently serves as Chair of the Board of Trustees at Rockhurst University in Kansas City, MO and as a director on the board of WilliamsMarston, an advisory firm. Mr. Belske holds a B.S.B.A. from Rockhurst University, an M.A. in Accounting from the University of Missouri-Columbia and is a Certified Public Accountant.
Summary of Qualifications, Skills and Experience:

Mr. Belske is a financial expert as defined by the SEC and brings senior leadership insights to Cummins gained from more than three decades of experience in the accounting industry, providing financial and risk management expertise to highly regulated industries. Mr. Belske also brings international operations and investment experience derived through his prior roles at EY.

18	CUMMINS 2026 PROXY	ELECTION OF DIRECTORS
Director Since: 2015 Age: 69 Board Committees: Finance; Governance and Nominating; Safety, Environment and Technology	BRUNO V. DI LEO Allen—Founder and Chief Executive Officer, Bearing-North LLC

Mr. Di Leo is the founder and has been the Chief Executive Officer of Bearing-North LLC, an independent advisory firm focused on business expansion and senior executive counseling in strategy and operations, since 2018. He served as Senior Vice President, Sales & Distribution for International Business Machines Corporation (IBM), a globally integrated technology and consulting company, from January 2012 until his retirement in June 2018. In that role, he was responsible for revenue, profit, and client satisfaction in Japan, Asia Pacific, Latin America, Greater China and the Middle East and Africa. He also oversaw IBM’s Enterprise and Commercial client segments globally. From 2008-2011, he was General Manager for IBM’s Growth Markets Unit based in Shanghai. Mr. Di Leo has more than 40 years of business leadership experience in multinational environments, having lived and held executive positions on four continents.
Mr. Di Leo has served as a director of Ferrovial, S.E. (NASDAQ: FER), since 2018. He is a member of the international advisory board of Instituto de Estudios Superiores de la Empresa (IESE Business School) and is a member of the Deming Center Advisory Board of Columbia Business School. Mr. Di Leo holds a business administration degree from Ricardo Palma University and a postgraduate degree from Escuela Superior de Administracion de Negocios, both in his native Peru. He is fluent in Spanish, Portuguese, English and Italian.
Summary of Qualifications, Skills and Experience:

Mr. Di Leo has deep experience in technology, operations, and sales and marketing through his various leadership roles at a Fortune 500 company in the technology industry. Mr. Di Leo provides global perspectives, having lived and supported businesses on four continents. He also offers insights on disruptive technologies such as artificial intelligence.

Director Since: 2023 Age: 53 Board Committees: Finance; Governance and Nominating; Talent Management and Compensation	DANIEL W. FISHER—Former Chairman and Chief Executive Officer of Ball Corporation

Mr. Fisher served as Chairman of Ball Corporation (NYSE: BALL), a leading supplier of aluminum packaging for the beverage, personal care and household products industries, from April 2023 to November 2025 and Chief Executive Officer of Ball Corporation from April 2022 to November 2025. Mr. Fisher served as President of Ball Corporation from 2020-2022, Senior Vice President and Chief Operating Officer, Global Beverage Packaging, from 2016-2020, and President, Global Beverage Packaging, from 2014-2016. Prior to that, Mr. Fisher served in leading Finance roles for North American company divisions of Ball Corporation. Prior to joining Ball Corporation in 2010, Mr. Fisher served as both Director, Finance, and Chief Financial and Information Technology Officer for Emerson Electric, a global technology, software and engineering company. He also held various leadership positions at Thomson Industries (Danaher Corporation), Bradken Corporation and Grey Mountain Partners. Mr. Fisher holds a B.A. in business administration and finance from Washington University, St. Louis and an M.B.A. with a focus in business administration from the University of Colorado, Denver.
Summary of Qualifications, Skills and Experience:

As a former Chairman and CEO of a global, public, manufacturing company, Mr. Fisher brings deep experience in international operations, global supply chains, manufacturing, sales and marketing, engineering, and technology. He has over three decades of financial experience at various global corporations, providing valuable insights in finance, strategy and risk management. Mr. Fisher provides global perspectives gained from his leadership of a global company and supporting global businesses throughout his career.

ELECTION OF DIRECTORS	CUMMINS 2026 PROXY	19
Director Since: 2021 Age: 63 Board Committees: Finance; Governance and Nominating; Talent Management and Compensation	CARLA A. HARRIS—Senior Client Advisor, Morgan Stanley

Ms. Harris has served as Senior Client Advisor at Morgan Stanley, a global financial services firm, since January 2022. She is a co-portfolio manager of the Next Level Fund, an advisor to the Multicultural Innovation Lab and acts in various client coverage capacities. She served as Vice Chair of Wealth Management at Morgan Stanley from 2013-December 2021 and Chair of the Morgan Stanley Foundation from 2005-2014. She joined the merger and acquisitions team at Morgan Stanley in 1987 and had roles of increasing responsibility giving her broad experience in investment banking, equity capital markets, and equity private placements. She covered a wide range of industries including technology, media, retail, telecommunications, transportation, healthcare and biotechnology. In August 2013, Ms. Harris was appointed by President Barack Obama to chair the National Women’s Business Council.
Ms. Harris has served on the board of Walmart Inc. (NASDAQ: WMT) since June 2017, and serves on its Compensation and Management Development, Nominating and Governance and Strategic Planning and Finance Committees. Ms. Harris has also served on the board of MetLife, Inc. (NYSE: MET) since April 2022, and serves on its Investment and Governance and Corporate Responsibility Committees. She also serves on the boards of several nonprofit organizations including Hackensack Meridian Health, Sponsors for Educational Opportunity (SEO), Mother Cabrini Health Foundation, Sesame Workshop and the Morgan Stanley Foundation. Ms. Harris holds an M.B.A. from Harvard Business School and an A.B. from Harvard College.
Summary of Qualifications, Skills and Experience:

Ms. Harris brings senior leadership experience in finance, strategy and risk management from her 38-year career at a global investment banking firm. Ms. Harris contributes insights on highly regulated industries and international operations, through her directorships at two Fortune 500 companies. She offers perspectives gained from her career experience in increasing client connectivity and penetration to enhance revenue generation. As an author of three books on leadership, Ms. Harris offers insights on talent development and retention.

Director Since: 2015 Age: 71 Board Committees: Executive; Finance; Governance and Nominating; Safety, Environment and Technology	THOMAS J. LYNCH—Retired Chairman, TE Connectivity plc

Mr. Lynch served as Chairman of TE Connectivity plc (formerly TE Connectivity Ltd.; Tyco Electronics Ltd.) (NYSE: TEL), a global provider of connectivity and sensor solutions, and harsh environment applications, from 2013 until his retirement in 2017, in addition to serving as Chief Executive Officer beginning in 2006 and as a director beginning in 2007. Mr. Lynch served as non-executive Chairman of TE Connectivity until his retirement in April 2024. From September 2004-January 2006, Mr. Lynch served as the President of Tyco Engineered Products & Services, a global manufacturer of industrial valves and controls, and was a key leader in executing the separation of TE Connectivity from Tyco International. Mr. Lynch joined TE Connectivity from Motorola Solutions Inc. (NYSE: MSI), where he served as Executive Vice President and President and Chief Executive Officer of Motorola’s Personal Communications Sector, a leading supplier of cellular handsets. Since 2018, he has served as a director of Automatic Data Processing, Inc. (NASDAQ: ADP), a leading global technology company providing human capital management solutions, and, effective February 2024, serves as the independent Non-Executive Chairman of the Board. In May 2022, Mr. Lynch retired as a director of Thermo Fisher Scientific Inc. (NYSE: TMO), where he had served as a director since 2009 and as Lead Director since February 2020. Mr. Lynch also serves on the Board of The Franklin Institute and on the Rider University Board of Trustees. He holds a B.A. in Commerce from Rider University.
Summary of Qualifications, Skills and Experience:

As a former Chairman and CEO of a global, public, manufacturing company, Mr. Lynch brings deep experience in international operations, global supply chains, manufacturing, sales and marketing, and technology. Mr. Lynch offers insights regarding the automotive and transportation industry. He has significant experience as a public company board director, including current and former service as a lead director and non-executive chair, informing his expertise in transformation, innovation, strategic planning and compensation matters.

20	CUMMINS 2026 PROXY	ELECTION OF DIRECTORS
Director Since: 1989 Age: 69 Board Committees: Audit; Executive; Governance and Nominating; Talent Management and Compensation	WILLIAM I. MILLER—Retired President, The Wallace Foundation

Mr. Miller served as President of The Wallace Foundation, a national philanthropic organization whose mission is to help all communities build a more vibrant and just future by fostering advances in the arts, education leadership, and youth development from 2011 until his retirement in September  2025. Mr. Miller was the Chair of Irwin Management Company, a private investment firm, from 1990-2011. Mr. Miller serves as the Chair of the Boards of 11 mutual funds and 5 exchange traded funds managed by Capital Group, the boards of which meet simultaneously. He has served on mutual fund boards in this fund family since 1992. He holds a B.A. in English from Yale University and an M.B.A. from Stanford University.
Summary of Qualifications, Skills and Experience:

Mr. Miller brings senior executive leadership and financial experience gained from his roles as CEO of a public bank holding company, a general partner in a venture capital fund, and a real estate development firm. With over four decades of experience interacting with government agencies, Mr. Miller offers insights regarding regulatory and public policy issues. He also offers important perspectives stemming from his deep historical knowledge of our company.

Director Since: 2020 Age: 63 Board Committees: Audit; Governance and Nominating; Safety, Environment and Technology	KIMBERLY A. NELSON—Retired Senior Vice President, External Relations, General Mills, Inc.

Ms. Nelson served as Senior Vice President, External Relations, of General Mills, Inc. (NYSE: GIS), a leading global food company, from 2010 until her retirement in January 2018. In this global role, she led sustainability, consumer branding and communications, government affairs and public policy and external stakeholder relations. She served as President of the General Mills Foundation from 2011-2017. During her nearly 30-year career at General Mills, she held a number of senior brand and general management roles, including serving as President of the U.S. Snacks Division from 2004-2010.
Ms. Nelson is a director of Tate & Lyle PLC (OTCMKTS: TATYY) and serves on its Audit and Nominations Committees. She also serves as a director of Colgate-Palmolive Company (NYSE: CL) and is a member of its Personnel & Organization and Nominating, Governance & Corporate Responsibility Committees. She is a member of the Executive Leadership Council, Women Corporate Directors, and the National Association of Corporate Directors (NACD). Ms. Nelson also serves on the board of The Wallace Foundation. Ms. Nelson holds an M.B.A. in Marketing from Columbia Business School and a B.S. in International Relations from Georgetown University.
Summary of Qualifications, Skills and Experience:

As a former senior executive of a public, global company, she brings deep experience in international operations, global supply chains, and manufacturing. Ms. Nelson brings an in-depth knowledge of sales and marketing, including strategies to enhance the customer experience. Ms. Nelson also offers insights and a strategic view into sustainability matters.

ELECTION OF DIRECTORS	CUMMINS 2026 PROXY	21
Director Since: 2017 Age: 62 Board Committees: Audit; Governance and Nominating; Safety, Environment and Technology	KAREN H. QUINTOS—Retired Chief Customer Officer at Dell Technologies Inc.

Ms. Quintos served as the first Chief Customer Officer of Dell Technologies Inc. (NYSE: DELL), a global end-to-end technology provider, with a comprehensive portfolio of IT hardware, software and service solutions spanning both traditional infrastructure and emerging, multi-cloud technologies, from 2016 until her retirement in June 2020. Ms. Quintos led Dell’s global customer strategy and programs as well as Diversity and Inclusion, Corporate Responsibility and Entrepreneurship strategy and programs. From 2010-2016, Ms. Quintos served as Senior Vice President and Chief Marketing Officer, Vice President of public sector marketing and North America commercial marketing, and held executive roles in services, support and supply chain management. Ms. Quintos joined Dell from Citigroup Inc. (NYSE: C), a financial services company, where she was Vice President of global operations and technology. Ms. Quintos holds an M.S. in marketing and international business from New York University and a B.S. in supply chain management from Pennsylvania State University.
Ms. Quintos is a director of Lennox International Inc. (NYSE: LII) and serves as Chair of its Governance Committee and serves on its Executive Committee. She is the founder of Dell’s Women in Action Employee Resource group, the Interfaith Employee Resource Group and Dell’s Women Entrepreneur Network. She serves on the board of trustees of Pennsylvania State University and the board of visitors of Smeal College of Business Advisory Board. Ms. Quintos also serves on the boards for The National Center for Missing and Exploited Children, as well as TGEN (Translational Genomics).
Summary of Qualifications, Skills and Experience:

As a former senior executive of a public, global, technology company, Ms. Quintos brings deep experience in international operations, global supply chains, and manufacturing. Ms. Quintos provides insights on sales and marketing, branding, communications, go-to-market strategy, and customer data. She brings deep knowledge and strategic views on sustainability and inclusion.

22	CUMMINS 2026 PROXY	ELECTION OF DIRECTORS
Director Since: 2024 Age: 55 Board Committees: Audit, Governance and Nominating; Safety, Environment and Technology	JOHN H. STONE—President and Chief Executive Officer of Allegion plc

Mr. Stone is President, Chief Executive Officer and a director of Allegion plc (NYSE: ALLE), a leading global provider of security products and solutions, since July 2022. Prior to that, Mr. Stone served as President, Worldwide Construction, Forestry and Power Systems at Deere & Company (NYSE: DE), a global provider of agricultural, construction and forestry from July 2020-May 2022, overseeing approximately $11.4 billion in revenue in 2021. Under his leadership, the segment delivered impressive expansion and profitability. As the prior head of Deere’s Intelligent Solutions Group, Mr. Stone was also influential in its rapid development of artificial intelligence (AI) and machine learning capabilities, better integration of precision-ag technology into each of its flagship products and helping the company establish itself as a leader in technology. In that role, he led the company’s acquisition of tech startup Blue River Technology, in addition to the establishment of the San Francisco John Deere Labs office and the precision-ag headquarters in Urbandale, Iowa.
Mr. Stone enjoyed a 20-year career at Deere & Company, and held additional leadership positions, including: vice president, Corporate Strategy & Business Development; global director, Utility Tractor Product Line; and general manager, John Deere Ningbo (China) Works.
Prior to Deere & Company, Mr. Stone was a Six Sigma Black Belt quality engineer at General Electric and served as an infantry officer in the U.S. Army.
Mr. Stone holds a bachelor’s degree in mechanical engineering from the U.S. Military Academy and an M.B.A. from Harvard Business School.
Summary of Qualifications, Skills and Experience:

As CEO of a global, public company, Mr. Stone brings deep experience in international operations, global supply chains, manufacturing, sales and marketing, and engineering. Mr. Stone offers insights on innovation and technology including robotics, machine learning and AI. He brings extensive experience in business development, growth strategy, mergers and acquisitions, and business process excellence.

ELECTION OF DIRECTORS	CUMMINS 2026 PROXY	23
Director Since: 2025 Age: 65 Board Committees: Audit, Governance and Nominating; Safety, Environment and Technology	Matthew Tsien—Retired Executive Vice-President and Chief Technology Officer of General Motors Company

Mr. Tsien’s career spanned 45 years with General Motors Company (GM) (NYSE: GM), an American multinational automotive manufacturing company, and its group of companies from 1976 until his retirement in November 2021, where he built a strong track record in areas such as electrification and connectivity. He held various roles with GM, including Executive Vice President, Chief Technology Officer, and President, General Motors Ventures (2020-2021); Executive Vice President and President, GM China (2014-2020); Vice President, Planning and Program Management, GM China and GM International, and Strategic Alliances for China (2012-2013) where he was responsible for product planning and program management for international markets encompassing Asia, Russia, the Middle East and Africa. Other prior roles include Executive Vice President, SAIC-GM-Wuling Automobile China (2009-2011); Executive Director, Global Technology Engineering (2005-2008); Executive Director, Vehicle Systems, North America Product Development (2001-2005); Electrical Chief Engineer Germany (1999-2000); Regional Vehicle Line Executive Australia (1997-1998); Chief Technology Officer and Director, Business Planning China (1995-1997); and Director, Audio Systems Engineering, Delco Electronics (1992-1995).
Tsien currently serves as a board member for AGCO Corporation (NYSE: AGCO), where he serves on the Audit Committee and the Talent and Compensation Committee and for Magna International (NYSE: MGA), where he serves on its Talent Oversight and Compensation Committee and the Technology Committee. He holds a bachelor’s degree from Kettering University and master’s degrees from Standford University and Massachusetts Institute of Technology.
Summary of Qualifications, Skills and Experience:

Mr. Tsien brings to the board extensive technology and engineering experience within the automotive industry, particularly from a large OEM perspective in China. Mr. Tsien brings strategic vision and technical depth. He has extensive experience in the globalization of technical development, advanced component and sub-systems engineering and the successful launch of next-generation vehicles.

24	CUMMINS 2026 PROXY	ELECTION OF DIRECTORS
The table below summarizes key qualifications, skills and attributes most relevant to the decision to nominate the candidates to serve on our Board. A mark indicates a specific area of focus or experience on which the Board relies most. The lack of a mark does not mean the director nominee does not possess that qualification or skill. Each director nominee biography above in this section describes each nominee’s qualifications and relevant experience in more detail.
DIRECTORS	Automotive & Transportation	Manufacturing	Technology/ IT	Sales/ Marketing	Government/ Regulatory	International	Financial	Sustainability
Gary L. Belske		●		●	●	●	●
Bruno V. Di Leo Allen			●	●		●
Daniel W. Fisher		●	●			●	●
Carla A. Harris					●	●	●	●
Thomas J. Lynch		●	●			●	●
William I. Miller		●					●
Kimberly A. Nelson		●		●	●	●		●
Karen H. Quintos		●	●	●		●		●
Jennifer W. Rumsey	●	●	●	●		●
John H. Stone		●	●			●	●
Matthew Tsien	●	●	●			●

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EXECUTIVE COMPENSATION
Note from the Chair of Our Talent Management & Compensation Committee
As Chair of the Talent Management and Compensation Committee (“TMCC” or “Committee”), I am pleased with the continued focus by management and the Committee to successfully navigate a complex market and leverage our diversified portfolio of businesses in 2025 for the benefit of our shareholders and other stakeholders.
Cummins demonstrated remarkable resilience in a shifting global landscape, including a downturn in our business cycle and changes in U.S. government policies. Under the leadership of our Chair and CEO, Jennifer Rumsey, we took advantage of surging demand for data center and mission-critical power solutions, and achieved strong financial results, highlighted by strong profitability and cash flow.
Reflecting on the past year, our compensation philosophy and programs have served us well. Our current compensation program is straightforward, links to shareholder value through financial measures, and provides participants with line-of-sight as to how they can impact performance outcomes. In the wake of changing market demands, the TMCC decided to further simplify our compensation arrangements by incorporating our Accelera participants into our core Cummins incentive plans, rather than having separate Accelera measures for 2026.
The Committee also continues to actively monitor and assess our workforce wellbeing, talent management, succession planning, climate stewardship, and the extent to which Cummins’ values of integrity, diversity and inclusion, caring, excellence, and teamwork are upheld for the long-term health and sustainability of the enterprise. We are extremely pleased with how our values continue to underpin, support, and guide everything we do.
All TMCC members remain positive about Cummins’ outlook, and we appreciate your continued support.
Sincerely,
WILLIAM I. MILLER Chair

26	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
Executive Summary
Cummins operates with a strong pay for performance and team-oriented philosophy and continued to do so in 2025. The summary below highlights our business results, how our talent management supported those results, our governance framework, and compensation for our executives and the rationale for those decisions.
HOW DID WE PERFORM?
KEY 2025 PERFORMANCE HIGHLIGHTS

*
See Appendix A for reconciliation of GAAP to non-GAAP measures referenced in this section.

In 2025, our revenues were $33.7 billion, down slightly from the prior year. Sales in North America decreased 3 percent and international revenues increased 2 percent compared to 2024. 2025 marked a historic year for Cummins as we delivered strong financial and operational results amid persistent market uncertainty and weakness in our North America heavy-duty and medium-duty truck markets. Our Distribution and Power Systems segments achieved record full-year sales and EBITDA as a result of disciplined execution and robust demand for data center backup power. Effective cost management and our diversified portfolio allowed us to deliver strong results and raise performance cycle over cycle despite a challenging market environment.
In the second half of 2025, we recorded charges of $458 million related to the electrolyzer business within the Accelera segment, of which $415 million were non-cash. The charges reflect actions taken as part of a strategic review initiated in response to shifts in hydrogen adoption expectations. These decisions were aimed at streamlining operations and reducing ongoing costs in light of the weaker outlook for demand.
Earnings per diluted share (EPS) were $20.50, compared to $28.37 in 2024. Adjusted EPS was $23.78 in 2025, an increase from $21.37 in 2024. 2025 adjusted EPS excludes the charges related to the electrolyzer business within Accelera ($3.28 per diluted share). 2024 adjusted EPS excludes the net benefit associated with the divestiture of Atmus ($9.28 per diluted share), cost related to the Accelera reorganization ($2.12 per diluted share), and cost related to restructuring expenses ($0.16 per diluted share).
In 2025, we made significant progress in advancing key strategic priorities while continuing to deliver innovative technologies for our customers. In our Engine segment, Cummins introduced the much-anticipated B7.2 and X10 engines as part of our Cummins HELM™ fuel-agnostic engine platforms, delivering a new level of performance, durability and efficiency for heavy and medium-duty customers. In our Power Systems segment, we continued to advance hybrid solutions for mining customers through two significant actions this year. In February, we announced the acquisition of assets of First Mode, a leader in retrofit hybrid solutions

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	27
for mining and rail operations, to significantly reduce the total cost of ownership and advance decarbonization in operations for our customers. Additionally, we announced a collaboration with Komatsu to develop hybrid powertrains for surface hauling mining equipment. Also within our Power Systems segment, Cummins launched the 17 liter Centum™ Series engine platform generator, producing up to 1 megawatt of power within a compact footprint to meet the growing demand of power in urban environments. We look forward to building upon this progress in 2026 as we continue to invest in future growth, deliver for our customers, and generate strong returns for our shareholders.
HOW DO OUR PAY STRATEGY AND PROGRAMS SUPPORT OUR BUSINESS STRATEGY?
Our compensation programs are designed to drive our business strategy and results. Highlights of our 2025 compensation programs included:

In recognition of Accelera’s need to focus on different measures of success to attract and retain talent with different skills compared to those in the traditional core engine business, the performance measures in the short and long-term incentive plans for Accelera entities in 2023 and 2024 were tailored or blended to reflect the units or units for which the participant had responsibility. In 2025, given the increased long-term uncertainty about the timing of the transition to zero emissions technologies in commercial vehicles, we elected to retain some Accelera-specific performance measures in the short-term plan but had a single ‘one Cummins’ long-term incentive plan for all employees, including those in Accelera. In 2026, we plan to return to using a single ‘one Cummins’ approach for all employees in both the short and long-term incentive plans.

In 2025, we also approved a special equity award consisting of performance-based restricted stock units to one of our Named Executive Officers. The TMCC approved the award and set the amount at a level that it believed would provide a strong retention incentive for overseeing critical strategic initiatives. This grant is described further below under “Special Equity Awards.”

To help retain valuable talent and reinforce the alignment of interests between our employees and shareholders, our compensation program provides for broad participation in our equity incentive plans and heavy and strategic use of equity, where warranted.

HOW DID OUR TALENT STRATEGIES AND ACTIONS SUPPORT OUR PERFORMANCE?
We employ approximately 67,400 people operating in 54 countries around the globe. We believe that a global, diverse, and healthy workforce, supported by talented, inspiring leaders, is a critical ingredient to our maintaining a competitive advantage in our global marketplace. Our talent strategy is designed to “Inspire and Encourage All Employees to Reach Their Full Potential.” This strategy is built upon four pillars, each of which is described in more detail below:
CUMMINS’ TALENT STRATEGY: BUILT ON FOUR PILLARS

CREATE A DIVERSE AND INCLUSIVE WORK ENVIRONMENT	ENGAGE EMPLOYEES AND FAMILIES IN IMPROVING WELLNESS	DEVELOP SELF-AWARE AND EFFECTIVE LEADERS	EVOLVE TALENT STRATEGIES TO MEET THE NEEDS OF THE BUSINESS AND OUR EMPLOYEES

28	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
FIRST PILLAR: CREATE A DIVERSE AND INCLUSIVE WORK ENVIRONMENT
Diversity, Equity, Inclusion and Culture (DEIC) Governance
At Cummins, every employee shares responsibility for advancing inclusion by valuing diverse perspectives and cultures, fueling innovation and strengthening our position as a global leader. Our success is rooted in a strong work ethic, core values and mutual respect among employees. Through robust, multifaceted training and intentional talent practices, we empower employees to grow, develop in their careers and reach their full potential. We remain committed to hiring the right people with the right skills for the right roles. Cummins firmly believes that diversity of thought, experience and background leads to better decisions, greater innovation and stronger business performance.
Cummins manages diversity, equity, inclusion and culture (“DEIC”) as an enterprise operating capability that supports long-term value creation, talent continuity, and effective risk management. The Company’s approach reflects governance discipline, leadership accountability, and consistent execution, aligned with its Human Capital Management strategy and fiduciary responsibilities to shareholders.
Board Oversight
The Board oversees DEIC as part of its broader governance of human capital, culture, and enterprise risk. Through regular engagement with management, the Board reviews workforce and leadership trends, succession-related information, and culture-related considerations relevant to the Company’s ability to execute business strategy and sustain performance over time. DEIC considerations are integrated into Board oversight of leadership development, compliance, and organizational health, reinforcing accountability at the highest level.
Management Accountability and Operating Model
Management is responsible for embedding DEIC into core people and leadership systems rather than administering it as a standalone program. This includes integration across talent acquisition, development, and leadership capability building. Inclusive leadership behaviors are established through Values Difference, an enterprise competency applicable to all employees that defines clear expectations for inclusive behaviors across the organization. Higher proficiency levels are defined for leaders, reflecting the role of inclusive leadership in effective people management and execution, and are reinforced through enterprise-wide learning and capability development.
Talent, Succession, and Business Continuity
Cummins’ DEIC practices are designed to support leadership continuity by strengthening access to development opportunities for all employees and building depth across the talent pipeline. Global leadership and manager development initiatives, skills-building programs, and career mobility practices are aligned with long-term workforce planning and succession processes. These efforts are managed alongside the Company’s broader talent and leadership processes and contribute to consistency and resilience across the organization.
Measurement, Controls, and Risk Management
The Company applies discipline in managing DEIC through workforce and leadership information that is monitored over time and considered as part of management and Board oversight. These inputs are reviewed in the context of talent outcomes, leadership effectiveness, and enterprise risk. DEIC-related practices operate within the Company’s broader policy and compliance framework applicable to its global operations.
Consistency and Long-Term Orientation
Cummins’ approach to DEIC emphasizes continuity, legal compliance, durability, and year-over-year consistency. The Company has maintained a sustained focus on inclusive leadership, accessibility, and workforce representativeness, refining its systems as business and regulatory environments evolve.

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SECOND PILLAR: ENGAGE EMPLOYEES AND FAMILIES IN IMPROVING WELLNESS
At Cummins, providing meaningful and equitable health, wellness and compensation programs is at the center of our Total Rewards strategy. In 2025, we:
•
Advanced our global Total Rewards modernization initiative, completing extensive employee preference research and market benchmarking to inform a redesigned Total Rewards framework aligned with employee needs and competitive market practices

•
Marked the fifth year of our global “It’s Okay” wellbeing program, a multi-pillar initiative supporting mental, financial, physical, and social health. We expanded the program’s focus on financial wellness through the launch of a financial wellness education portal and enhanced learning resources, reinforcing our commitment to holistic employee wellbeing

•
Expanded our Total Rewards education platform through the introduction of a real-time Total Rewards dashboard, providing employees with transparent, consolidated visibility into the value of their compensation, benefits, and rewards programs

•
Expanded our U.S. benefit offerings to include voluntary supplemental medical programs to support the physical and financial wellness of our employees

•
Expanded our health and wellness programming at the regional and local level through our onsite medical clinics with a primary focus on positive lifestyle behaviors for whole-person health, achieving improved member health metrics at many of our locations

•
Integrated our onsite medical teams in our disability and neurodiversity inclusion and support programs

•
Drove increased support and expertise for keeping our employees safe and well in the workplace by establishing a first of its kind remote Occupational Health training program for our onsite medical clinic physicians

THIRD PILLAR: DEVELOP SELF-AWARE AND EFFECTIVE LEADERS
Cummins views talent development and succession planning as critical to achieving the company’s performance objectives. For talent development, we focus on the entire employee lifecycle experience, from recruitment and hiring, to development and progression, to retirement. To achieve a distinguishing positive experience, we focus holistically on our employees being able to easily learn about talent strategy and planning, leadership and other development opportunities, retention strategies, performance management, compensation and benefits management, and succession planning. We provide our leaders with the tools needed to advance their personal growth as well as their contribution to the sustainable growth of our enterprise.
Cummins’ leadership programs are designed to provide impactful learning experiences that reflect our three core beliefs:
•
Leaders need to build business acumen and emotional intelligence

•
A leader’s development starts with individual development and then moves to team development

•
Leaders have a responsibility to teach and coach others

Leadership development programs offer foundational knowledge and practical skills that leaders can apply every day. Each program starts by focusing on self-awareness. When leaders understand their own strengths and weaknesses, they can become more effective at inspiring and leading others. Self-aware leaders are more emotionally intelligent, allowing them to develop positive relationships with their team members and build trust, foster collaboration and lean into constructive conflict. These leaders create an inclusive environment where feedback can be shared and received openly and where individuals feel seen, heard and valued.
By the end of 2026, we expect that more than 10,000 leaders will have completed Cummins’ foundational leadership development program which is focused on building self-awareness and core leadership behaviors to sustain the leadership culture and inspire all employees to reach their full potential.

30	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
FOURTH PILLAR: EVOLVE TALENT STRATEGIES TO MEET THE NEEDS OF THE BUSINESS AND OUR EMPLOYEES
Cummins has created a strong work environment in which people can enter the organization at any stage of their careers and grow with the company, aided by best-in-class development programs. Given our long-term decarbonization strategy, we also recognize the need to act with agility at all levels, including mid- and senior-career hires, particularly with respect to our highly competitive technical positions.
As a result, we implemented new approaches to help manage the career and pay progression of Cummins’ employees. This provides managers greater autonomy and flexibility so they can more effectively recruit, retain, and optimize the deployment of our people to overcome challenges in our highly competitive talent markets. We also have developed more effective mechanisms for recruiting talented individuals at all levels in the organization, as well as progressing people more quickly within the organization. This diversifies our approach to talent management, which is benefiting both our employees and the company.
Cummins has designed leadership and talent programs for employees ranging from the manufacturing floor and technicians through middle management and executives. Cummins offers experiential learning, formal training, and coaching and mentoring by our business leaders to support continuous learning on the job. All employees can benefit from Cummins’ talent management system, which allows them to clearly document their work goals, development goals and career statements, as well as the opportunity to give and receive stakeholder feedback. Employees have available tools and resources to complete competency assessments to identify skill gaps as well as their strengths. Armed with a knowledge of their strengths and growth areas, our people can partner with their managers to develop Individual Development Plans to chart their own unique career paths at the company.

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	31
HOW DID WE ALIGN EXECUTIVE PAY AND PERFORMANCE?
ANNUAL BONUS PLAN	PERFORMANCE SHARE & PERFORMANCE CASH PLANS	LONG TERM INCENTIVE MIX

The Cummins Annual Bonus Plan paid out at 90% of target based on 2025 EBITDA (as adjusted) of $5,797 million against a target of $5,750 million, weighted 70%, and 2025 Operating Cash Flow (as adjusted) of $3,666 million against a target of $3,800 million, weighted 30%. All employees participating in the Cummins bonus plan received the same payout factor.
The Hybrid Corporate/Accelera Annual Bonus Plan performance paid out at 90% of target based on 2025 Cummins EBITDA (as adjusted) of $5,797 million against a target of $5,750 million, weighted 35%, Cummins Operating Cash Flow (as adjusted) of $3,666 million against a target of $3,800 million, weighted at 15%, actual Accelera revenue of $460 million against a target of $466 million, weighted at 20%, and achievement of the Accelera strategic scorecard of 80% of target, weighted at 30%. As discussed in more detail below, the Committee adjusted the payout factor to more accurately reflect the actual performance of Ms. Davis and Accelera for the year in light of certain developments outside of our control.

The Cummins Performance Share and Performance Cash plans for the 2023-2025 performance cycle paid out at 160% of target based on 3-year cumulative EBITDA (as adjusted) of $15,908 million compared to our target of $13,256 million, and ROIC (as adjusted) of 17.45% compared to our target of 15.00%. All employees participating in the Cummins long-term performance plans received the same payout factor.
The Hybrid Corporate/Accelera Performance Share plan for the 2023-2025 performance cycle paid out at 110% of target based on 3-year Cummins ROIC (as adjusted) of 17.45% compared to our target of 15.00%, weighted at 30%, and Accelera Cumulative Revenue of $1,228 million compared to our target of $1,500 million, weighted 70%. All employees participating in the Hybrid Corporate/Accelera long-term performance plan received the same payout factor. As discussed in more detail below, the Committee adjusted the payout factor to more accurately reflect the actual performance of Ms. Davis and Accelera for the year in light of certain developments outside of our control.
The 2025 long-term incentive grant was 100% performance-based. The grants consisted of performance shares (70%) and performance cash (30%).
ALIGNMENT BETWEEN CEO’S REALIZABLE PAY & FINANCIAL / TSR PERFORMANCE
Every year, the Committee, along with its consultant, Farient, quantitatively and qualitatively assesses the relationship between realizable pay of our CEO and our company’s performance. As in prior years, the Committee determined that our CEO’s pay and our company’s performance are closely aligned. An analysis of pay and performance alignment can be found in the Pay vs. Performance section of this proxy.

32	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
Purpose and Principles of our Executive Compensation Program
PURPOSE OF OUR EXECUTIVE COMPENSATION PROGRAM
Our long-term success depends on our ability to attract, motivate, focus, and retain highly talented individuals committed to Cummins’ vision, strategy and corporate culture. To that end, our incentive plans, which apply to all participants including executives, are designed to link pay to annual and long-term performance as well as the successful execution of business strategies. Our salary levels and incentive targets are intended to recognize individual performance and market pay levels. We also use our executive compensation program to encourage high performing executives to remain with us over the course of their careers.

PRINCIPLES OF OUR EXECUTIVE COMPENSATION PROGRAM
Our compensation philosophy rewards executives for achieving our financial objectives and building long-term value for our shareholders and other stakeholders. We also follow several other principles when designing our executive compensation program including:

MARKET POSITIONING We believe that, on average, our executives’ target total direct compensation opportunity (consisting of base salary, target annual bonus, and target long-term incentive value) should be paid within a competitive range centered around the median of the market.

SHORT-TERM / LONG-TERM MIX We believe that there should be an appropriate balance between annual and long-term elements of compensation commensurate with the position’s decision-making time horizon and competitive context with an emphasis on long-term compensation, where appropriate.
PAY AT RISK We believe that the more senior an executive’s position, the more compensation should be “at risk,” which means it will vary based on Cummins’ financial and stock price performance.
RETENTION We believe that our compensation program should support retention of our experienced executives and achievement of our leadership succession plans.
SIMPLE AND TRANSPARENT We believe that our executive compensation program should be transparent to our investors and employees as well as simple and easy to understand.

ALIGNMENT WITH SHAREHOLDER INTERESTS We believe that equity-based compensation and stock ownership should be a substantial part of our executive compensation program to link executives’ compensation with our shareholders’ returns. The greater the level of responsibility of the executive, the more his or her compensation should be stock-based and the higher his or her stock ownership requirement should be.

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	33
Named Executive Officers (“NEOs”)

JENNIFER RUMSEY Chair and Chief Executive Officer	MARK SMITH Vice President – Chief Financial Officer	AMY R. DAVIS Vice President and President – Accelera and Components

JENNY M. BUSH Vice President and President – Power Systems	BONNIE J. FETCH Executive Vice President and President — Operations

34	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
Advisory Shareholder Say-on-Pay Vote

At our 2025 Annual Meeting, after the 2025 executive compensation actions described in this CD&A had taken place, we held an advisory shareholder vote to approve the compensation of our Named Executive Officers (our “NEOs”). Of the votes cast by our shareholders, more than 91% were voted in favor of our executive compensation.
The Committee considered these voting results along with shareholder feedback as a part of its comprehensive assessment of Cummins’ executive compensation programs. Given the support we received from shareholders, we did not undertake any material changes to our executive compensation program in response to this vote. The Committee will continue to review our compensation programs each year in light of the annual “say-on-pay” voting results and will continue to solicit shareholder feedback to ensure our programs are aligned with their expectations.

Compensation Elements Support Pay For Performance Philosophy
As in prior years, our compensation programs are designed to support our pay for performance philosophy aligned with the interests of our shareholders and other stakeholders. The key elements of the Cummins’ executive compensation program for 2025 were:
Compensation Element	Form of Payment	Performance Metrics	Rationale
Base salary	Cash	Individual Performance	Market-based to attract and retain skilled executives. Designed to recognize scope of responsibility, individual performance and experience.
Annual bonus	Cash	Corporate Plan: EBITDA weighted at 70% and Operating Cash Flow weighted at 30%
EBITDA and Operating Cash Flow provide a focus on profitable growth and working capital management across the company, which are critical to sustaining the level of investment necessary to position us for future growth

Hybrid Corporate/Accelera Plan: EBITDA weighted at 35%, Operating Cash Flow weighted at 15%, Accelera Revenue weighted at 20% and Accelera Strategic Scorecard weighted at 30%
Accelera revenue and strategic measures provide a focus on the unique elements critical to establishing our position in zero emissions technologies, which will contribute to our future growth as markets adopt hydrogen and electric solutions; maintaining an equal weighting between Cummins and Accelera results ensures that incentives are linked appropriately to the results of both the entire enterprise and the Accelera segment

Long-term incentive compensation	Performance cash (30%) and Performance shares (70%)	Return on Invested Capital (ROIC), weighted at 80% and EBITDA, weighted at 20% over a three-year period	ROIC and EBITDA provide an incentive for profitable growth and correlate well with shareholder value.
In addition to the core compensation elements described above, in 2025, we approved a special equity award consisting of performance-based restricted stock units to one of our Named Executive Officers, as described below under “Special Equity Awards.”

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	35
We believe a significant amount of compensation for our most senior executives should be incentive-based and therefore at risk. In 2025, performance-linked components (annual bonus and long-term incentive compensation excluding special equity awards described below under “Special Equity Awards”) were 90% of the CEO’s target total direct compensation opportunity and 81% of the average target total direct compensation opportunity for the other Named Executive Officers. These pay elements were allocated as shown below.
TARGET TOTAL DIRECT COMPENSATION MIX* — FISCAL YEAR 2025
*
Target direct compensation consists of salary, target annual bonus and the target value of performance shares and performance cash awards granted in 2025. It does not include the value of the special equity awards consisting of performance-based restricted stock units approved for certain of our Named Executive Officers in 2024 and 2025 as described below under “Special Equity Awards.”

Target Executive Compensation Informed By the Market
The Committee reviews our executive compensation pay levels and programs on a regular basis. For pay levels, we generally target paying within a competitive range centered around the median of the market for total direct compensation as well as its components, including salary, bonus targets, and long-term incentive target values for performance shares and performance cash. We consider target compensation to be market competitive if it is within +/-10% of the median level indicated by the benchmarking data.
For making 2025 pay decisions, our primary compensation benchmarking sources were manufacturing companies in nationally recognized compensation surveys. We also considered data from our Custom Peer Group (described below) regarding pay levels for the CEO and CFO and pay program design, dilution, and performance. We believe this approach provides an appropriate representation of the market, and using multiple sources lessens the impact of fluctuations in market data over time.
Our Custom Peer Group, identified in 2024 for making 2025 pay decisions, was made up of the thirteen public companies listed below. All companies fell into at least one of the following categories:
•
customers with a strong presence in one or more of our major markets;

•
companies that compete directly or indirectly with one or more of Cummins’ businesses;

•
key suppliers of related products; and

•
diversified industrial companies that compete for investor capital within the Industrial market segment.

The Custom Peer Group companies are also similar to Cummins in size and investor profile and compete with us for customers and talent.
Borg Warner Incorporated (BWA)	Textron Incorporated (TXT)	Daimler Truck AG (DTG-XE)
Deere & Company (DE)	Caterpillar Incorporated (CAT)	Eaton Corporation (ETN)
Emerson Electric Co. (EMR)	Dana Incorporated (DAN)	Honeywell International Inc. (HON)
Illinois Tool Works (ITW)	Paccar Incorporated (PCAR)	Parker-Hannifin Corporation (PH)
AB Volvo (VOLV B-SE)
No changes were made to the peer group identified in 2024 for making 2025 pay decisions compared to the peer group identified in 2023 for making 2024 pay decisions.

36	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
Executive Compensation Best Practices
We continually review best practices in the area of executive compensation and incorporate those practices in our executive compensation arrangements.
WHAT WE DO	WHAT WE DO NOT DO
Set clear financial goals that we believe are challenging yet achievable, meet or exceed competitive standards, and will enhance shareholder value over time	We do not allow backdating or repricing of stock options
Use multiple measures to ensure our executives focus on both annual and longer-term goals	We do not have separate employment contracts with our executive officers
Tie incentive awards for all participants at least in part to overall company performance to reinforce the importance of the company’s success and to encourage collaboration and teamwork	We do not guarantee salary increases, bonuses or equity grants for our executive officers
Encourage executives to focus on the sustained long-term growth of our company and promote retention by vesting performance-based awards only at the end of the performance or service period	We will not gross-up excise taxes that may be imposed on payments to our executive officers in connection with a change in control
Cap payouts under our short- and long-term incentive compensation plans at 200% of the target awards	Perquisites do not constitute a major element of our executive compensation program
Require all incentive and equity awards for senior executives be subject to clawback and cancellation provisions that go beyond the minimum required by law and apply to both performance-based and time-vesting awards	We do not permit officers or directors to engage in pledging, hedging or similar types of transactions with respect to our stock
Maintain a Talent Management and Compensation Committee composed of independent directors who are advised by an outside, independent compensation consultant	We do not pay dividends or dividend equivalents on unearned performance shares
Complete an annual assessment of the risk associated with our compensation program
Require executive officers and outside directors to maintain prescribed stock ownership levels
Subject our executives to double trigger change in control provisions

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	37
HOW PERFORMANCE MEASURES AND GOALS ARE DETERMINED
The Committee regularly reviews all elements of our executive compensation program and makes changes as it deems appropriate. Each review includes general comparisons against market data and analysis prepared by Farient, including information on market practices in the following areas:
•
Pay strategy and positioning;

•
Annual bonus plan design, including performance measures and goals and plan leverage;

•
Long-term incentive plan strategy and design, including the mix of elements, as well as performance measures and goals and plan leverage;

•
Stock ownership guidelines;

•
Executive perquisites, including personal use of company aircraft; and

•
Executive benefits and protection policies, including severance practices for officers, supplemental retirement plans, deferred compensation plans and change in control arrangements.

The Talent Management and Compensation Committee establishes performance measures and goals each year for the annual and long-term incentive plans that are designed to help achieve our business strategy and objectives. The Committee also benchmarks against the historical performance of the Custom Peer Group and considers whether Cummins’ goals are sufficiently demanding relative to our peers. Additionally, the Committee solicits Farient’s assessment regarding the degree of difficulty associated with the incentive plan performance targets relative to both external analyst expectations for performance and peer performance expectations. The Committee believes this process leads to appropriate performance targets and incentive awards that reflect the creation of shareholder value.
The Talent Management and Compensation Committee has discretion to adjust performance results that reflect significant transactions (such as acquisitions, divestitures, or newly-formed joint ventures) or other unusual items (such as pension plan contributions above required levels, restructuring, or significant tax legislation) if such events were not anticipated at the time performance targets were initially established.
Compensation Programs
Our executive compensation program consists of three principal elements: base salary, annual bonus, and long-term incentive compensation. Together, these elements constitute total direct compensation.
Base Salary
We target base salary, on average, at the median of the market for similar executive positions. Some officers’ base salaries may vary from the median due to factors such as experience, tenure, potential, performance, and internal equity.
Annual Bonus
HOW BONUSES ARE CALCULATED
Our annual bonus is designed to link participants’ pay to our annual financial performance. The payout for each participant, including our NEOs, is calculated using the following formula:
Target awards as a percentage of salary are set such that performance at the target goal level generates an annual bonus aligned paying within a competitive range centered around the market median. The “payout factor” is determined based on Cummins’ actual financial performance against its annual goals or, in the case of the Hybrid Corporate/Accelera bonus plan, a combination of Cummins’ financial performance and Accelera’s performance.

38	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
For the 2025 annual bonuses, our TMCC also reserved the ability to reduce the bonuses otherwise earned by our Named Executive Officers by up to 15% if satisfactory progress had not been made in complying with the settlement agreements we had reached in December 2023 with various regulatory agencies to resolve certain regulatory civil claims regarding our emissions certification and compliance process for certain engines primarily used in pick-up truck applications (the “Settlement Agreements”).
2025 ANNUAL BONUS PERFORMANCE MEASURES FOR THE CORPORATE PLAN
For the 2025 Cummins annual bonus plan, consistent with 2024, we decided to use EBITDA, weighted at 70%, and Operating Cash Flow, weighted at 30%, as the performance measures. We believe these measures are aligned with our strategy, ensuring a focus on profitable growth and working capital management across the company, which are critical to sustaining the level of investment necessary to position us for future growth.
EBITDA for compensation purposes equals:
EBITDA = Cumulative Earnings or Losses Before Interest Expense, Income Taxes, Depreciation and Amortization and Noncontrolling Interests for the 1-year performance period
Operating Cash Flow for compensation purposes equals:
Operating Cash Flow = Cash flow excluding capital expenditures, financing transactions (debt, leases), dividends, and share repurchases
2025 EBITDA AND OPERATING CASH FLOW PERFORMANCE TARGETS FOR THE CORPORATE PLAN
Setting the targets with the appropriate level of difficulty underscores the importance of achieving or exceeding our annual operating plan (“AOP”) performance commitment. This approach requires increasingly difficult targets during economic upturns and realistic goals during cyclical downturns. The 2025 EBITDA and Operating Cash Flow goals were set with this philosophy in mind.
Target EBITDA and operating cash flow were established by the TMCC after reviewing the AOP and considering input from Farient, the Committee’s independent outside consultant.
Target EBITDA (a 100% payout factor) was the amount required to achieve our AOP. As shown below, the possible payout factors for 2025 ranged from 10% for threshold performance (70% of target EBITDA) to a maximum of 200% for superior performance (115% of target EBITDA or better). The payout factor changed in increments of 10% for results that fell between threshold and target, or between target and maximum.
Target operating cash flow (a 100% payout factor) was the amount required to achieve our AOP. As shown below, the possible payout factors for 2025 ranged from 10% for threshold performance (70% of target operating cash flow) to a maximum of 200% for superior performance (115% of target operating cash flow or better). The payout factor changed in increments of 10% for results that fell between threshold and target, or between target and maximum.
2025 EBITDA AND OPERATING CASH FLOW PERFORMANCE AND PAYOUTS FOR THE CORPORATE PLAN
Our 2025 adjusted EBITDA performance was $5,797 million and our adjusted operating cash flow performance was $3,666 million. As a result, the payout factor used to calculate the 2025 annual bonus for all participants on the Cummins bonus plan, including each of our Named Executive Officers other than Ms. Davis, was 90% of target. Our TMCC determined that no reduction was required in the bonuses otherwise earned based on the level of progress in our compliance with the Settlement Agreements.

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	39
Performance Measure (weighting)	Performance Threshold(1) (10% payout(2))	Performance Target (100% payout)	Performance Maximum (200% payout)	Performance Achievement	Payout Percentage
CMI EBITDA ($ millions)				$5,797	100%
CMI Operating Cash Flow ($ millions)				$3,666	80%
				Final Payout	90%

(1)
Plan does not require that both measures are above threshold for a payout to occur

(2)
Interpolate for performance between discrete points

In calculating the 2025 annual bonus, we made the following exclusions:
EBITDA Exclusions:
•
$412 million of net costs related to one-time items not anticipated at the time performance targets were initially established, consisting of $458 million of costs related to charges in the Accelera segment that were partially offset by unanticipated one-time benefits

Operating Cash Flow Exclusions:
•
$45 million of net cash outflows related to one-time items not anticipated at the time performance targets were initially established, consisting of (1) tariff costs incurred but not yet recovered, (2) costs related to Accelera actions and (3) benefits from lower cash tax payments as a result of the One Big Beautiful Bill Act

2025 ANNUAL BONUS PERFORMANCE MEASURES FOR THE HYBRID CORPORATE/ACCELERA PLAN
For the 2025 Hybrid Corporate/Accelera annual bonus plan, in which Ms. Davis participated, we decided to use EBITDA, weighted at 35%, Operating Cash Flow, weighted at 15%, Accelera Revenue, weighted at 20%, and performance as measured by an Accelera Strategic Scorecard, weighted at 30%. In approving those measures, the TMCC believed that the plan was aligned with our strategy for Accelera at the time, ensuring a balanced focus on profitable growth across the company while providing incentives specific to the Accelera participants’ business strategies and strong line of sight to goals and linkage of pay and performance. We also believed that maintaining an equal weighting between Cummins and Accelera would help to ensure Ms. Davis’ incentives were linked appropriately to the results of both the entire enterprise and Accelera given her responsibilities, which span across multiple segments within the company.
EBITDA and Operating Cash Flow were the same under the Accelera plan as for the corporate plan. Accelera Revenue for compensation purposes was defined as revenue calculated in accordance with generally accepted accounting principles (GAAP), although we retained the discretion to adjust the calculation as described below. The components of the Accelera Strategic Scorecard are described below.
2025 EBITDA, OPERATING CASH FLOW, ACCELERA REVENUE AND ACCELERA STRATEGIC SCORECARD PERFORMANCE TARGETS FOR THE HYBRID CORPORATE/ACCELERA PLAN
Setting the targets with the appropriate level of difficulty underscores the importance of achieving or exceeding our AOP performance commitment. This approach requires increasingly difficult targets during economic upturns and realistic goals during cyclical downturns. The 2025 EBITDA, Operating Cash Flow, Accelera Revenue and Accelera Strategic Scorecard goals were set with this philosophy in mind.
Target EBITDA, Operating Cash Flow and Accelera Revenue were established by the TMCC after reviewing the AOP and considering input from Farient, the Committee’s independent outside consultant.
Target EBITDA (a 100% payout factor) was the amount required to achieve our AOP. As shown below, the possible payout factors for 2025 ranged from 10% for threshold performance (70% of target EBITDA) to a maximum of 200% for superior performance (115% of target EBITDA or better). The payout factor changed in increments of 10% for results that fell between threshold and target, or between target and maximum.

40	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
Target Operating Cash Flow (a 100% payout factor) was the amount required to achieve our AOP. As shown below, the possible payout factors for 2025 ranged from 10% for threshold performance (70% of target operating cash flow) to a maximum of 200% for superior performance (115% of target operating cash flow or better). The payout factor changed in increments of 10% for results that fell between threshold and target, or between target and maximum.
Target Accelera Revenue (a 100% payout factor) was the amount required to achieve our AOP. As shown below, the possible payout factors for 2025 ranged from 10% for threshold performance (80% of target Accelera Revenue) to a maximum of 200% for superior performance (120% of target Accelera Revenue or better). The payout factor changed in increments of 10% for results that fell between threshold and target, or between target and maximum.
The Accelera Strategic Scorecard consisted of five strategic measures relating to financial performance, order volume, progress in development milestones, key market position, and cost reduction. The level of payout earned, between 10% for threshold performance and 200% for maximum performance, would be determined by the Talent Management and Compensation Committee in its discretion based on its evaluation of Accelera’s performance according to such strategic measures.
2025 EBITDA, OPERATING CASH FLOW, ACCELERA REVENUE AND ACCELERA STRATEGIC SCORECARD PERFORMANCE AND PAYOUTS FOR THE HYBRID CORPORATE/ACCELERA PLAN
Our 2025 adjusted EBITDA performance was $5,797 million, our adjusted operating cash flow performance was $3,666 million, Accelera Revenue performance was $460 million and performance against the Accelera Strategic Scorecard was 80%, which led to a payout factor under the Hybrid Corporate/Accelera Plan based on performance for Ms. Davis of 80% of target. However, our TMCC determined that an adjusted payout factor would more accurately reflect actual performance by Ms. Davis and Accelera for the year in light of certain developments outside of our control, including:
•
Lower market adoption rates leading to material volume changes from customers

In total, we estimate that this factor outside of our control adversely impacted our revenue performance by $45 million in 2025. Based on this factor, the TMCC approved a bonus for Ms. Davis equal to 90% of the target.
Performance Measure (weighting)	Performance Threshold(1) (10% payout(2))	Performance Target (100% payout)	Performance Maximum (200% payout)	Performance Achievement	Payout Percentage
CMI EBITDA ($ millions)				$5,797	100%
CMI Operating Cash Flow ($ millions)				$3,666	80%
Accelera Revenue ($ millions)				$460	90%
Accelera Strategic Scorecard	Financial Performance Order Volume Progress in Development Milestones Key Market Position Cost Reduction			80% of Target	80%
				Final Payout	80% (as calculated) 90% (as approved by TMCC)

(1)
Plan does not require that both measures are above threshold for a payout to occur

(2)
Interpolate for performance between discrete points

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	41
In addition, in calculating the 2025 annual bonus under the Hybrid Corporate/Accelera Plan, we made the following exclusions:
EBITDA Exclusions:
•
$412 million of net costs related to one-time items not anticipated at the time performance targets were initially established, consisting of $458 million of costs related to charges in the Accelera segment that were partially offset by unanticipated one-time benefits

Operating Cash Flow Exclusions:
•
$45 million of net cash outflows related to one-time items not anticipated at the time performance targets were initially established, consisting of (1) tariff costs incurred but not yet recovered, (2) costs related to Accelera actions and (3) benefits from lower cash tax payments as a result of the One Big Beautiful Bill Act

Long-Term Incentive Compensation
FORM OF LONG-TERM INCENTIVE AWARDS FOR 2025
The Cummins long-term incentive compensation program for 2025 consisted of performance shares and performance cash, weighted at 70% and 30%, respectively. We believe that the combination of these long-term incentive vehicles supports our pay-for-performance philosophy, provides appropriate incentives for participants to achieve financial targets, and provides strong linkage between the economic interests of our participants, including our NEOs, and our shareholders.

TARGET GRANT VALUES
The TMCC generally sets the target long-term incentive values for our officers on average paying within a competitive range centered around the median of the market. Grant values are set using a market-based economic valuation methodology which converts the targeted value of the grants into a targeted number of performance shares and dollar amount of performance cash. The number of performance shares granted is based on a three-month average daily trading day stock price in the final quarter of our prior fiscal year to mitigate the impact of temporary stock price spikes or drops on the number of shares to be granted.
PERFORMANCE PLAN MEASURES
For the last several years, we have used two metrics for our long-term performance cash and performance shares: Return on Invested Capital (ROIC), which has an 80% weighting and EBITDA, which has a 20% weighting. The Committee reaffirmed these metrics were appropriate for the 2025-2027 award cycle as we continued to focus on both growth and delivering strong returns on the capital we invest. Together these metrics strongly correlate with total shareholder return. In a change from 2024, we did not use a separate Hybrid Corporate/Accelera program for the 2025-2027 award cycle, electing instead to realign all participants to a single set of performance measures to enhance our “one Cummins” alignment and the predictability of applicable performance goals.
We did, however, use a separate Hybrid Corporate/Accelera program in which Ms. Davis participated for the 2023-2025 and 2024-2026 award cycles. The Committee determined that the performance metrics for the Hybrid Corporate/Accelera program 2023-2025 award cycle would be Cummins ROIC, which had a 30% weighting and Accelera three-year cumulative revenue, which had a 70% weighting. Cummins ROIC was the same under the Hybrid Corporate/Accelera program as under the corporate plan. Accelera revenue for this purpose was defined as revenue calculated in accordance with GAAP, although we retained the discretion to adjust the calculation as described below. The Committee determined these performance metrics were appropriate because it believed these measures were aligned with our strategy for Accelera, ensuring a balanced focus on profitable growth across the company while providing incentives specific to the Accelera participants’ business strategies and strong line of sight to goals and linkage of pay and performance.

42	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
The performance metrics and weightings for our long-term performance cash and performance shares for the 2025-2027 award cycle are as follows:
Measure	Description	Plan Weighting
Cummins ROIC	Return on invested capital is the amount of return a company makes divided by debt and equity capital. It is used as a performance benchmark when compared to other companies
Cummins EBITDA
EBITDA is a useful measure of operating performance as it assists investors and debt holders in comparing performance on a consistent basis without regard to financing methods, capital structure, income taxes or depreciation and amortization methods, which can vary significantly depending on many factors

ROIC AND EBITDA PERFORMANCE TARGETS FOR THE 2023-2025 AWARD CYCLE
For the 2023-2025 performance cycle, we set a stable ROIC target of 15%, which represents a target that is both above the median of our peer group as well as a challenging goal across the 3-year performance period. We endeavor to maintain a stable target as long as our strategy remains the same in delivering competitive long-term returns. We also established a cumulative 3-year EBITDA goal the Talent Management and Compensation Committee deemed to be challenging, yet realistic, and consistent with our long-term strategy and financial plans.
ROIC for compensation purposes equals:
ROIC = Average Earnings Before Interest Expense and Noncontrolling Interests after taxes for the 3-year performance period ÷ Average Invested Capital for the 3-year performance period
EBITDA for compensation purposes equals:
EBITDA =Cumulative Earnings or Losses Before Interest Expense, Income Taxes, Depreciation and Amortization and Noncontrolling Interests for the 3-year performance period
The table below summarizes the ROIC and EBITDA targets for the 2023-2025 award cycle.
2023-2025 LONG-TERM PERFORMANCE CASH AND PERFORMANCE SHARE PAYOUTS
Based on our actual performance from January 1, 2023 through December 31, 2025, our adjusted ROIC was 17.45% and our 3-year Cumulative adjusted EBITDA was $15,908 million. As a result, the payout factor used to calculate the awards for all long-term incentive participants under the Cummins plan, including each Named Executive Officer other than Ms. Davis, was 160%.
Performance Measure (weighting)	Performance Threshold(1) (10% payout(2))	Performance Target (100% payout)	Performance Maximum (200% payout)	Performance Achievement	Payout Percentage
CMI ROIC				17.45%	150%
CMI EBITDA ($ millions)				$15,908	200%
				Final Payout	160%

(1)
Plan does not require that both measures are above threshold for a payout to occur

(2)
Interpolate for performance between discrete points

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	43
In calculating the 2023-2025 long-term incentive plan performance, we made the following exclusions:
•
$1.372 billion of net benefit related to the divestiture of Atmus (including operating results) for 2024, $254 million of net benefit related to the divestiture of Atmus (including operating results) for 2023, and also excluded is $600 million of debt assumed on behalf of Atmus in 2023

•
$2.036 billion charge relating to payments required for the settlement of U.S. regulatory claims regarding our emissions certification and compliance process for certain engines primarily used in pick-up truck applications in the U.S. in 2023

•
$458 million of costs related to the restructuring, impairment, and other charges in the Accelera segment in 2025 and $312 million of costs related to the Accelera reorganization in 2024

•
$3.295 billion of debt assumed for the acquisition of Meritor in 2022 and $129 million related to the 2017 Tax Cuts and Jobs Act tax legislation

For the Hybrid Corporate/Accelera program in which Ms. Davis participated, based on our actual performance from January 1, 2023 through December 31, 2025, our adjusted ROIC was 17.45% compared to the same performance goals, and reflecting the same exclusions, as under the Cummins plan. In addition, actual Accelera revenue was $1,228 million compared to the performance threshold, target and maximum of $1,200 million, $1,500 million and $1,800 million, respectively. As a result, the payout factor used to calculate the awards for all long-term incentive participants under the Hybrid Corporate/Accelera program, including Ms. Davis, was 50% of target.
However, our TMCC determined that an adjusted payout factor would more accurately reflect actual performance by Ms. Davis and Accelera during the plan cycle in light of certain developments outside of our control, including:
•
Significantly lower market adoption rates relative to the plan’s cumulative revenue target driven primarily by changes in government incentives and other market factors

In total, we estimate that these factors outside of our control adversely impacted our revenue performance by $273 million in 2023-2025 performance cycle. Based on these factors, the TMCC approved a performance share payout for Ms. Davis equal to 110% of the target.
Performance Measure (weighting)	Performance Threshold (10% payout)	Performance Target (100% payout)	Performance Maximum (200% payout)	Performance Achievement	Payout Percentage
CMI ROIC				17.45%	150%
Accelera cumulative revenue ($ millions)				$1,230	10%
				Final Payout	50% (as calculated) 110% (as approved by TMCC)
Participants in the Hybrid Corporate/Accelera program also received a portion of their long-term incentive compensation for the 2023-2025 cycle in the form of grants of restricted stock units that were subject to vesting over time. The restricted stock units (30% of the award’s target value) were used instead of performance cash.
In calculating the 2023-2025 Hybrid Corporate/Accelera long-term incentive plan performance, we made the following exclusions:
•
$1.372 billion of net benefit related to the divestiture of Atmus (including operating results) for 2024, $254 million of net benefit related to the divestiture of Atmus (including operating results) for 2023, as well as $600 million of debt assumed on behalf of Atmus in 2023

•
$2.036 billion charge relating to payments required for the settlement of U.S. regulatory claims regarding our emissions certification and compliance process for certain engines primarily used in pick-up truck applications in the U.S. in 2023

44	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
•
$458 million of costs related to the restructuring, impairment, and other charges in the Accelera segment in 2025 and $312 million of costs related to the Accelera reorganization in 2024

•
$3.295 billion of debt assumed for the acquisition of Meritor in 2022 and $129 million related to the 2017 Tax Cuts and Jobs Act tax legislation

ROIC AND EBITDA PERFORMANCE TARGETS FOR THE 2024-2026 AND 2025-2027 AWARD CYCLES
The tables below summarize the ROIC and EBITDA targets for the 2024-2026 and 2025-2027 award cycles. Each of our Named Executive Officers had 2024-2026 and 2025-2027 long-term incentive performance cash and performance share awards subject to the performance goals summarized in the table below other than Ms. Davis, whose 2024-2026 performance cash and performance shares had performance goals relating to the Accelera segment.
2024-2026 CORPORATE PLAN
Performance Measure (weighting)	Performance Threshold(1) (10% payout(2))	Performance Target (100% payout)	Performance Maximum (200% payout)
CMI ROIC
CMI EBITDA ($ millions)

(1)
Plan does not require that both measures are above threshold for a payout to occur

(2)
Interpolate for performance between discrete points

2025-2027 CORPORATE PLAN
Performance Measure (weighting)	Performance Threshold(1) (10% payout(2))	Performance Target (100% payout)	Performance Maximum (200% payout)
CMI ROIC
CMI EBITDA ($ millions)

(1)
Plan does not require that both measures are above threshold for a payout to occur

(2)
Interpolate for performance between discrete points

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	45
Special Equity Awards
In 2024 and 2025, we approved special equity awards consisting of performance-based restricted stock units for certain of our Named Executive Officers. The TMCC approved the awards and set the amounts at a level that it believed would provide a strong retention and performance incentive for overseeing critical strategic initiatives. The grants approved for our Named Executive Officers are shown in the table below.
Name	Total Target Award Value	Duration
Bonnie Fetch	$2,000,000 • $1,000,000 for 2025 • $1,000,000 for 2026	2-year (2025-2026)
Amy Davis	$2,000,000 • $1,000,000 for 2024 • $1,000,000 for 2025	2-year (2024-2025)
Jenny Bush	$2,000,000 • $1,000,000 for 2024 • $1,000,000 for 2025	2-year (2024-2025)
The awards were or will be granted in multiple installments, with a grant occurring in each of the years indicated in the above table. The vesting of each year’s grant also was or will be contingent on meeting key milestones to be established for the year by the CEO, subject to approval by the Talent Management and Compensation Committee, and on continuous employment for a one-year vesting period (subject to limited exceptions).
For Ms. Fetch, the key milestones for the first year’s grant in 2025 related to achieving certain safety targets and making progress on strategic objectives relating to business operations, processes and value delivery. In the fourth quarter of 2025, our CEO recommended to the TMCC, and the TMCC approved, a determination that the key milestones had been satisfied for 2025, meaning that Ms. Fetch earned the 2025 grant of performance-based restricted stock units in full on February 19, 2026, when she satisfied the one-year vesting requirement.
For Ms. Davis, the key milestones for the second year’s grant in 2025 related to achieving financial objectives for our Accelera and Components segments, achieving certain safety targets, managing changes and risks and growth initiatives and enhancing teamwork and collaboration. In the fourth quarter of 2025, our CEO recommended to the TMCC, and the TMCC approved, a determination that the key milestones had been satisfied for 2025, meaning that Ms. Davis earned the 2025 grant of performance-based restricted stock units in full on February 19, 2026, when she satisfied the one-year vesting requirement.
For Ms. Bush, the key milestones for the second year’s grant in 2025 related to achieving certain safety targets and cost savings objectives and developing strategy, completing assessments and demonstrating progress in key operational areas. In the fourth quarter of 2025, our CEO recommended to the TMCC, and the TMCC approved, a determination that the key milestones had been satisfied for 2025, meaning that Ms. Bush earned the 2025 grant of performance-based restricted stock units in full on February 19, 2026, when she satisfied the one-year vesting requirement.
The 2025 performance-based restricted stock units were deemed granted on the date on which performance was determined in the fourth quarter of 2025, and accordingly the grant values are reflected in the Summary Compensation Table based on the value of our stock on such date.
The Compensation Decision Process
ROLE OF OUR TALENT MANAGEMENT AND COMPENSATION COMMITTEE
The Talent Management and Compensation Committee reviews and discusses the Board’s evaluation of the Chair and Chief Executive Officer’s performance, including the progress made in implementing Cummins’ business strategy and achieving specific long- and short-term business objectives. The Committee considers those discussions and the results of the formal review to determine the compensation, as advised by Farient’s analysis, of our Chief Executive Officer for the coming year. The Committee Chair then informs the Board of the Committee’s decisions. Members of management do not make recommendations regarding the compensation of our Chair and Chief Executive Officer.

46	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
ROLE OF OUR CHIEF EXECUTIVE OFFICER
For other executives, including the NEOs, the Chair and Chief Executive Officer considers performance and makes individual recommendations to the Committee on base salary, annual incentive targets, and long-term incentive targets. This review occurs annually at the February Talent Management and Compensation Committee meeting, which is the first meeting of the year and provides the earliest opportunity to review and assess individual and corporate performance for the previous year.
The Talent Management and Compensation Committee evaluates each officer’s compensation relative to the market median for similar positions and considers internal equity and the experience, tenure, potential and performance of each officer and modifies and approves, as appropriate, these recommendations.
ROLE AND INDEPENDENCE OF OUR COMPENSATION CONSULTANT
For 2025, the Talent Management and Compensation Committee engaged Farient as its independent compensation consultant to provide input and advice to the Committee. The consultant also advises the Committee on non-employee director compensation. Other than the services provided to the Committee, Farient does not provide any other services to our company. Our Committee maintains a formal process to ensure the independence of any executive compensation advisor engaged by the Committee, including consideration of all factors relevant to the advisor’s independence from management, including those factors specified by the NYSE listing rules. The Committee assessed the independence of Farient in light of those factors and concluded that Farient is an independent compensation advisor and that its work for the Committee did not raise any conflict of interest.
The Committee oversees the work of the consultant and has final authority to hire or terminate any consultant. The Committee also annually reviews structural safeguards to assure the independence of the consultant.

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	47
Compensation Decisions Pertaining to our Named Executive Officers
The discussion below outlines each NEO’s responsibilities, performance highlights for 2025, the compensation decisions made, and incentive outcomes.
The Talent Management and Compensation Committee believes the 2025 compensation packages for our NEOs and our executive compensation program align the interests of our shareholders and executives by emphasizing variable, at-risk compensation tied to measurable performance goals using an appropriate balance of short-term and long-term objectives.
Jennifer Rumsey Chair and Chief Executive Officer
(1)
The salary shown is based on the annual salary rate after giving effect to any salary adjustments for the year.

(2)
The target incentive values shown in these charts differ from those in the Summary Compensation Table because the table shows earned, rather than target, annual incentive award amounts.

Ms. Rumsey served as Chairperson of our Board and Chief Executive Officer in 2025. She has served as Chairperson of our Board since August 2023 and as Chief Executive Officer since August 2022.
At the beginning of 2025, the TMCC increased Ms. Rumsey’s base salary and target long-term incentive to better align her compensation with the external market. We did not increase her target bonus as a percentage of base salary, but the dollar amount increased due to the increase in her base salary.
Ms. Rumsey’s target total direct compensation in 2025 compared to 2024 is shown in the charts above.
In 2025, Ms. Rumsey:
•
Led the company’s overall operations in delivering strong sales of $34 billion, record adjusted EBITDA of $5.8 billion, and adjusted EPS of $23.78. Navigated a downturn in on-highway markets in North America and strong demand in power generation resulting in record performance in our Power Systems and Distribution segments

•
Played a leadership role in advancing Cummins strategy and progress towards our long-term financial goals

•
Delivered top quartile total shareholder return compared to our custom peer group and outpaced broader U.S. equity markets

•
Actively engaged with our shareholders to communicate our strategy and results

•
Coordinated our focus and engagement to enable us to monitor and effectively respond to the impact of changing U.S. and global trade and other policies

•
Partnered with key OEM and end customers to strengthen relations to deliver value and meet their evolving leaders

•
Actively engaged and communicated with employees globally and engaged in our talent and leadership strategies and programs to inspire, motivate, and develop our employees to reach their potential and deliver our mission, vision, and values

•
Led the Cummins’ Board of Directors in partnership with our lead director to ensure an effective Board of Directors and corporate governance

48	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
Ms. Rumsey’s target compensation compared to her realized compensation for 2025 is shown in the table below:
Pay Component	Target	Performance Factor	Realized	Comments
Salary for 2025	$1,545,000	Not Applicable	$1,533,750	The realized salary differs from the target amount due to a change in salary that occurred during the year
Annual Bonus for 2025	$2,703,750	90%	$2,415,656	$1,533,750 (2025 base salary earnings) x 175% (target as a percentage of base salary earnings) x 90% (2025 performance factor)
Performance Cash for 2023-2025 cycle	$2,850,000	160%	$4,560,000	$2,850,000 x 160%
Performance Shares for 2023-2025 cycle	27,960	160%	44,736 Performance shares earned for 2023-2025 cycle, valued at $22,835,491	Value reflected $510.45 stock price on December 31, 2025; 27,960 shares x 160% x $510.45 stock price

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	49
Mark Smith Vice President – Chief Financial Officer
(1)
The salary shown is based on the annual salary rate after giving effect to any salary adjustments for the year.

(2)
The target incentive values shown in these charts differ from those in the Summary Compensation Table because the table shows earned, rather than target, annual incentive award amounts.

Mr. Smith served as our Vice President – Chief Financial Officer in 2025. He has held this role since 2019. At the beginning of 2025, the TMCC increased Mr. Smith’s base salary, target bonus, and target long-term incentive awards to better align him with the external market. Mr. Smith’s target total direct compensation in 2025 compared to 2024 is shown in the charts above.
In 2025, Mr. Smith:
•
Along with all leaders of the Company, delivered record adjusted EBITDA of $5.8 billion and adjusted EPS of $23.78 despite a downturn in our core on-highway markets in North America

•
Helped repatriate $1.3 billion of cash from overseas to reinforce our U.S. liquidity

•
Maintained strong credit ratings with Moody’s Investor Services and Standard & Poor’s Rating Services

•
Ensured the company maintained strong controls over its assets and financial reporting

•
Co-led multiple leadership development programs for our emerging global leaders

Mr. Smith’s target compensation compared to his realized compensation for 2025 is shown in the table below:
Pay Component	Target	Performance Factor	Realized	Comments
Salary for 2025	$903,000	Not Applicable	$896,500	The realized salary differs from the target amount due to a change in salary that occurred during the year
Annual Bonus for 2025	$948,150	90%	$847,193	$896,500 (2025 base salary earnings) x 105% (target as a percentage of base salary earnings) x 90% (2025 performance factor)
Performance Cash for 2023-2025 cycle	$900,000	160%	$1,440,000	$900,000 x 160%
Performance Shares for 2023-2025 cycle	8,830	160%	14,128 Performance shares earned for 2023-2025 cycle, valued at $7,211,638	Value reflected $510.45 stock price on December 31, 2025; 8,830 shares x 160% x $510.45 stock price

50	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
Amy Davis Vice President and President – Accelera and Components
(1)
The salary shown is based on the annual salary rate after giving effect to any salary adjustments for the year.

(2)
The target incentive values shown in these charts differ from those in the Summary Compensation Table because the charts exclude the grant date fair value of a special equity award consisting of performance-based restricted stock units under “Special Equity Awards” and because the table shows earned, rather than target, annual incentive award amounts.

Ms. Davis served as our Vice President and President – Accelera and Components in 2025. She has held this role since 2023. At the beginning of 2025, the TMCC increased Ms. Davis’ base salary and target long-term incentive award to better align her with the external market. Ms. Davis’ target total direct compensation in 2025 compared to 2024 is shown in the charts above. We did not increase her target bonus as a percentage of base salary, but the dollar amount increased due to the increase in her base salary.
In 2025, Ms. Davis:
•
Oversaw two major business segments: the global Components segment, with $10.1 billion in sales, approximately 20,000 employees, and more than 60 locations; and the Accelera segment, with $460 million in sales

•
Navigated regulatory, tariff and market uncertainty in North America to right size the businesses and continue consistent customer delivery throughout the year

•
Delivered better EBITDA margins in the Components segment despite a North America market downturn and post-Atmus divestiture by improving efficiency and streamlining overhead

•
Drove integration of the Meritor and Forvia acquisitions surpassing value capture commitments

•
Oversaw a strategic analysis of Accelera resulting in a restructuring that will reduce operating cost structure to enable significantly reduced EBITDA losses in future years

•
Chaired the Board of the Amplify Cell Technologies joint venture, guiding the leadership and Board members through strategic evaluations and investment decisions amidst uncertain North American adoption scenarios

Ms. Davis’ target compensation compared to her realized compensation for 2025 is shown in the table below:
Pay Component	Target	Performance Factor	Realized	Comments
Salary for 2025	$747,000	Not Applicable	$741,500	The realized salary differs from the target amount due to a change in salary that occurred during the year
Annual Bonus for 2025	$747,000	90%	$667,350	$741,500 (2025 base salary earnings) x 100% (target as a percentage of base salary earnings) x 90% (2025 performance factor)
Performance Cash for 2023-2025 cycle	$0	Not applicable	$0	Ms. Davis was on the Hybrid Corporate/Accelera long-term incentive plan for the 2023-2025 cycle. This plan used restricted stock units instead of performance cash.
Performance Shares for 2023-2025 cycle	4,710	110%	5,181 Performance shares earned for 2023-2025 cycle, valued at $2,644,641	Value reflected $510.45 stock price on December 31, 2025; 4,710 shares x 110% x $510.45 stock price
Restricted Stock Units for the 2023-2025 cycle	2,020	Not applicable	2,020 restricted stock units earned for the 2023-2025 cycle, valued at $1,031,109	Value reflected $510.45 stock price on December 31, 2025; 2,020 restricted stock units x $510.45 stock price

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	51
Jenny Bush Vice President and President – Power Systems
(1)
The salary shown is based on the annual salary rate after giving effect to any salary adjustments for the year.

(2)
The target incentive values shown in these charts differ from those in the Summary Compensation Table because the charts exclude the grant date fair value of a special equity award consisting of performance-based restricted stock units under “Special Equity Awards” and because the table shows earned, rather than target, annual incentive award amounts.

Ms. Bush served as our Vice President and President – Power Systems in 2025. She has held this role since 2022. At the beginning of 2025, the TMCC increased Ms. Bush’s base salary, target bonus, and target long-term incentive award to better align her with the external market.
In 2025, Ms. Bush:
•
Delivered 16% revenue growth and 44% increase in segment EBITDA, year over year

•
Acquired and fully integrated ‘First Mode’, a hybrid mining technology company to enable fuel consumption and carbon reduction technologies to be adopted in mining applications

•
Delivered 25% year over year reduction in injuries and severe injuries in PSBU plants

•
Launched next generation Power Generation ‘Centum branded’ products for application into Datacenter capacity and executed vertical integration growth programs to deliver maximum value to customers

•
Executed capital expansion plans to deliver significant large engine volume delivery for consumption within the rapidly expanding data center markets in 2026 and beyond

•
Chaired Cummins India Limited board to top 150 status in the India stock exchange and celebrated 30 years of listing on the National Stock Exchange (NSE) of India

•
Graduated global leadership development programs in North America to continue to seed senior executive leaders into the talent pipeline at Cummins

•
Awarded U.S. Government defense contract to develop and supply 500 kW tactical power generation systems

Ms. Bush’s target compensation compared to her realized compensation for 2025 is shown in the table below:
Pay Component	Target	Performance Factor	Realized	Comments
Salary for 2025	$689,000	Not Applicable	$679,250	The realized salary differs from the target amount due to a change in salary that occurred during the year
Annual Bonus for 2025	$689,000	90%	$611,325	$679,250 (2025 base salary earnings) x 100% (target as a percentage of base salary earnings) x 90% (2025 performance factor)
Performance Cash for 2023-2025 cycle	$360,000	160%	$576,000	$360,000 x 160%
Performance Shares for 2023-2025 cycle	3,530	160%	5,648 Performance shares earned for 2023-2025 cycle, valued at $2,883,022	Value reflected $510.45 stock price on December 31, 2025; 3,530 shares x 160% x $510.45 stock price

52	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
Bonnie J. Fetch Executive Vice President and President – Operations
(1)
The salary shown is based on the annual salary rate after giving effect to any salary adjustments for the year.

(2)
The target incentive values shown in these charts differ from those in the Summary Compensation Table because the charts exclude the grant date fair value of a special equity award consisting of performance-based restricted stock units under “Special Equity Awards” and because the table shows earned, rather than target, annual incentive award amounts.

Ms. Fetch served as our Vice President and President – Distribution during 2025 until March 15, 2025, when she was appointed to the role of Executive Vice President and President – Operations. In 2025, the TMCC increased Ms. Fetch’s base salary, target bonus, and target long-term incentive award to better align her with the external market and reflect her role change.
In 2025, Ms. Fetch:
•
Led a second consecutive year of safety performance improvement across the corporation to reach the top quartile performance within three years and our company’s best ever performance in the previous decade

•
Led operating functions to deliver value through expansion of shared services/best delivery model, IT operating model change, executing advanced analytics and AI projects and building transformation capability

•
Led the company’s aggressive gross margin improvement goals through supply chain in purchasing, manufacturing, planning and logistics while effectively managing tariffs

•
Launched key elements of our revitalized Operating System including Augmented Six Sigma and Reimagined Lean as we continue to bring our vision to build an industry leading, innovative operating system that unlocks significant value through customer-centric and business outcome-focused execution

•
Led the work of AI and our Digital Core development to support our Agentic AI journey

•
Personally led key leadership programs to develop front line leaders through executive development candidates

Ms. Fetch’s target compensation compared to her realized compensation for 2025 is shown in the table below:
Pay Component	Target	Performance Factor	Realized	Comments
Salary for 2025	$660,000	Not Applicable	$642,292	The realized salary differs from the target amount due to a change in salary that occurred during the year
Annual Bonus for 2025	$594,000	90%	$508,117	$642,292 (2025 base salary earnings) x 87.9% (pro-rated target as a percentage of base salary earnings) x 90% (2025 performance factor)
Performance Cash for 2023-2025 cycle	$210,000	160%	$336,000	$210,000 x 160%
Performance Shares for 2023-2025 cycle	2,060	160%	3,296 Performance shares earned for 2023-2025 cycle, valued at $1,682,443	Value reflected $510.45 stock price on December 31, 2025; 2,060 shares x 160% x $510.45 stock price

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	53
Annual Compensation Risk Assessment
In 2025, the Talent Management and Compensation Committee conducted its annual risk assessment of our compensation policies and practices. The Committee evaluated the levels of risk-taking encouraged by our compensation arrangements to determine whether they were appropriate in the context of our strategic plan and annual budget, our compensation objectives, and Cummins’ overall risk profile. The Committee also reviewed the robust risk-mitigation features of our compensation program, the most significant of which are outlined below.
PAY MIX	PERFORMANCE-BASED MEASUREMENT	TIME HORIZON
The three primary elements of our executive compensation program are base salary, annual bonus, and long-term incentive compensation. We target paying within a competitive range centered around the median of the market for our total compensation package. This approach mitigates the need for executives to take significant risks to earn average competitive compensation and also ensures that the interests of our executives are closely aligned with those of our shareholders.	The performance goals set forth in our annual bonus and long-term incentive plans are based upon budgeted levels that are reviewed and approved by the Committee. We believe these goals are challenging yet attainable at their targeted levels without the need to take inappropriate risks, take actions that would violate our Code of Business Conduct, or make material changes to our long-term business strategy or operations. Payouts under both incentive plans are capped at 200% of target to make it less likely that executives would pursue outsized short-term achievements at the expense of the long term.	Our long-term incentive plan awards are based on a three-year performance period, which encourages our employees to focus on the sustained growth of our company rather than seeking potentially unsustainable short-term gains.
CLAWBACK POLICY	OTHER RISK MITIGATORS	EXCLUSION OF UNUSUAL ITEMS
Amounts paid to any officer under our annual bonus or long-term incentive compensation plans, as well as time-vesting equity awards granted to such officers, are subject to potential recovery in accordance with our compensation recoupment policy, as described below.	We pay incentive compensation only after our audited financial results are complete and the Committee has certified our performance results and the associated incentive awards. Additionally, we have stock ownership requirements for all officers that ensure the interests of our leaders and shareholders are aligned. We also prohibit officers from engaging in forms of hedging or monetization transactions involving the establishment of a short position in our securities and from entering into any arrangement that, directly or indirectly, involves the use of our securities as collateral for a loan.	In measuring financial performance under our annual short- and long-term bonus plans, the Talent Management and Compensation Committee has discretion to adjust performance results that reflect significant transactions or other unusual items if such events were not anticipated at the time performance targets were initially established. We believe allowing these exclusions ensures our executives will focus on the merits of proposed transactions for Cummins rather than the effect a proposed action may have on incentive compensation.
As a result of its review, the Committee concluded that Cummins has a balanced executive compensation program that does not drive excessive financial risk-taking, and that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

54	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
Benefits
Our officers, including our Named Executive Officers, participate in a full range of health, welfare and retirement benefits and are covered by the same plans as other exempt employees. We target our total benefit package to be at the median of the market.
In addition to these benefits, our U.S. officers, including our Named Executive Officers, participate in a supplemental life insurance and deferred income program that is designed to attract and retain key leadership talent in senior positions. This program provides additional life insurance equal to three times base salary while the officer is an active employee, and additional retirement payments, which are offset by and coordinated with payments from our regular retirement plans.
The supplemental retirement provision “tops up” the pension available from our regular pension plans to provide a total benefit based on a percentage of the officer’s highest average consecutive 60-month base salary and annual bonus received during the last 10 years of employment. The total replacement formula is 2% for each of the first 20 years and 1% for each of the next 10 years, with a maximum 50% total benefit.
Our U.S. officers, including our Named Executive Officers, are also eligible to participate in our non-qualified deferred compensation plan. This program is designed to provide financial planning opportunities for capital accumulation on a tax-deferred basis and to meet competitive market practice.
A majority of our employees, including our Named Executive Officers, are eligible to participate in our employee stock purchase plan. Under the employee stock purchase plan, each eligible employee may authorize the withholding of 1-15% of base pay each pay period to be used to purchase shares of our common stock for the employee’s account on the open market. Cummins makes a matching contribution in cash in an amount sufficient to give employees a 20% discount on the purchase price of these shares, up to a per-participant limit of $20,000 in share purchases per year.
Perquisites
Perquisites do not constitute a major element of our executive compensation program.
Our officers, including our Named Executive Officers, are entitled to the services of a financial counselor for estate- and tax-planning advice and tax return preparation. Cummins pays the fees for these services, which are detailed in the Summary Compensation Table.
Our officers, including our Named Executive Officers, may use our aircraft for reasonable personal use (including occasional use by family members), following a prescribed approval process. The Talent Management and Compensation Committee reviews the level of usage annually. We believe that allowing our officers to use a company-owned plane for limited personal use saves time and provides additional security for them, which ultimately benefits Cummins. The aggregate incremental cost of personal aircraft use by our Named Executive Officers is detailed in the Summary Compensation Table.
Executive physical examinations are available for all officers, including our Named Executive Officers. The Committee considers this practice to be good corporate governance and a direct benefit to Cummins’ shareholders.
Executive Compensation Policies
COMPENSATION RECOUPMENT
We maintain a compensation recoupment, or “clawback,” policy that includes three components:
•
The policy provides that, if we are required to prepare a qualifying accounting restatement, then, unless an exception applies, we will recover reasonably promptly the excess of (1) the amount of incentive-based compensation received by a person who served as a covered officer at any time during the applicable performance period during the three completed years immediately preceding the date we are required to prepare the accounting restatement over (2) the amount that would have been received had it been determined based on the restated financials.

•
The policy also provides that, if any of our financial statements are required to be restated in a qualifying accounting restatement as a result of the fraudulent actions of any officer, the Talent Management and Compensation Committee may direct that we recover all or a portion of any award, including any time-vesting or performance-based equity award, or any past or future compensation other than base salary from the responsible officer with respect to any year for which our financial results are adversely affected by such restatement.

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	55
•
The policy also authorizes us to recover, reduce or cancel all or any portion of any award, including any time-vesting or performance-based equity award, or any past or future compensation other than base salary paid or awarded to, or earned by, an officer if the officer has engaged in conduct that (a) constitutes a failure to appropriately identify, escalate, monitor, or manage risks or is otherwise contrary to our best interests and (b) has caused, or might reasonably be expected to cause, significant reputational or financial harm to our company.

POST-EMPLOYMENT COMPENSATION AND CHANGE IN CONTROL PROTECTIONS
We do not have formal severance agreements with any of our Named Executive Officers. However, we have a policy of paying severance under certain circumstances to officers whose employment is terminated, and certain of our plans provide for other benefits upon certain change-in-control events and terminations of employment. These arrangements are described in detail under “Potential Payments Upon Termination or Change in Control.” The purposes of these benefits are to encourage our key executives to concentrate on taking actions that are in the best interests of our shareholders without regard to whether such actions may ultimately have an adverse impact on their job security, and to enable key executives to provide objective advice on any potential change in control without undue concern for their personal financial situations. The Talent Management and Compensation Committee periodically reviews and modifies these benefits to ensure they continue to meet these objectives.
Under our change in control compensation protection arrangements, benefits would be provided following a qualified change in control and termination without “cause” by the company or termination by the officer for “good reason” within two years of the change in control. Upon the occurrence of both triggering events, the following benefits would be provided to any affected Named Executive Officer:
For Our Chief Executive Officer	For Our Named Executive Officers (except our Chief Executive Officer)
• Severance equal to three years’ base salary plus three annual bonus payments calculated at a 1.0 payout factor	• Severance equal to two years’ base salary plus two annual bonus payments calculated at a 1.0 payout factor
• Full vesting of certain insurance and retirement benefits	• Full vesting of certain insurance and retirement benefits
• Continuation for the three-year severance period of certain other benefits or an equivalent cash payment	• Continuation for the two-year severance period of certain other benefits or an equivalent cash payment
In addition to the severance provisions of our change in control compensation protection arrangements, awards under our long-term compensation plans provide for accelerated vesting upon a change in control only if the awards are not assumed or replaced or if the award holder’s employment is also terminated by us (or the surviving entity) without cause or by the award holder with good reason within two years after the change in control.
Our change in control compensation protection arrangements do not provide for tax gross-ups for excise taxes imposed because of the “golden parachute” excise tax provisions of Code Sections 280G and 4999. Instead, the arrangements provide that, if excise taxes are imposed because of the golden parachute excise tax provisions of Code Sections 280G and 4999, the Named Executive Officer’s change in control compensation protections will either be cut back to below the level that would trigger the imposition of the excise taxes, or paid in full and subjected to the excise taxes, whichever results in the better after-tax outcome to the Named Executive Officer.
CONFIDENTIALITY AND NON-COMPETE AGREEMENTS
Each of our Named Executive Officers has signed an agreement not to disclose our confidential information or to accept employment with certain competitors during, and for 12 months after, the time the officer is employed by us.
STOCK OWNERSHIP REQUIREMENTS
The Talent Management and Compensation Committee believes our officers should own a significant amount of our stock to further link their economic interests to those of our shareholders. To underscore this, we require officers to own a number of shares of our common stock having a total value equal to the following multiples of their respective base salaries:
Group	Stock Ownership Requirement
Chief Executive Officer	Five times (5×) base salary
Members of the Cummins Leadership Team (including all of the Named Executive Officers other than the Chief Executive Officer)	Three times (3×) base salary
All Other Officers	One time (1×) base salary

56	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
An officer’s direct and indirect ownership of our common stock counts toward the ownership requirements whereas unexercised stock options and unearned performance shares do not.
Because our stock value may vary, ownership requirements are expressed as a set number of shares for defined salary bands. The number of required shares is reviewed annually and established by the Committee based on an average stock price over a three-year period.
Officers have five years from the date of initial appointment to meet their ownership requirement. An officer whose salary increases to the new band (and higher stock ownership requirement) has three years from the date of the increase to achieve the higher level. Subject to limited exceptions, officers may not sell any shares until they reach their stock ownership guideline, and then they may only sell Cummins’ shares to the extent their stock ownership would not drop below their required level.
All of our Named Executive Officers are already in compliance with, or still have time to meet, their stock ownership requirement.
As described under “Director Compensation,” we also have formal stock ownership guidelines for non-employee Board members. All non-employee directors have either satisfied this requirement or have additional time to do so.
PLEDGING AND HEDGING POLICY
We maintain a policy under which our officers and directors are prohibited from engaging in forms of hedging or monetization transactions involving the establishment of a short position in our common stock, such as zero-cost collars and forward sale contracts. They are also prohibited from entering into any arrangement that, directly or indirectly, involves the pledge of our securities or other use of our securities as collateral for a loan. Our anti-pledging and anti-hedging policy does not apply to employees who are not officers or directors.
POLICIES AND PRACTICES RELATING TO THE TIMING OF EQUITY AWARDS
We generally grant annual equity-based awards during the first half of our fiscal year, although such timing may change from year to year. The TMCC also may consider and approve interim or mid-year grants, or grants made on another basis, from time to time based on business needs, changing compensation practices or other factors, in the discretion of the TMCC. The TMCC does not take into account material nonpublic information in determining the timing and terms of equity-based awards, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
The Talent Management & Compensation Committee Report
The Talent Management and Compensation Committee of the Board of Directors reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for incorporation by reference into the company’s Annual Report on Form 10-K for the year ended December 31, 2025.
Respectfully submitted,
WILLIAM I. MILLER, CHAIR
GARY L. BELSKE
DANIEL W. FISHER
CARLA A. HARRIS
The summary compensation table and supplemental tables on the following pages disclose compensation information for our Named Executive Officers during our last three completed fiscal years (or such shorter period for which the Named Executive Officer was a Named Executive Officer).

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	57
2025 Summary Compensation Table and Supplemental Tables
Name and Principal Position	Year	Annual Salary	(1) Bonus	(2) Stock Awards	(3) Non-Equity Incentive Plan Compensation	(4) Change in Pension Value and Nonqualified Deferred Compensation Earnings	(5) All Other Compensation	Total Compensation
J. W. Rumsey, Chair and Chief Executive Officer	2025	$1,533,750	$0	$6,429,004	$6,975,656	$4,852,938	$114,184	$19,905,532
	2024	$1,500,000	$0	$10,607,720	$7,837,500	$1,818,569	$93,320	$21,857,109
	2023	$1,500,000	$0	$6,186,989	$3,266,250	$1,834,671	$58,158	$12,846,068
M. A. Smith, Vice President and Chief Financial Officer	2025	$896,500	$0	$2,236,541	$2,287,193	$2,149,931	$36,732	$7,606,897
	2024	$862,750	$0	$4,164,137	$2,479,175	$1,500,437	$34,057	$9,040,556
	2023	$805,000	$0	$1,953,902	$2,268,500	$1,549,446	$32,099	$6,608,947
A.R. Davis, Vice President and President – Accelera and Components(6)	2025	$741,500	$0	$2,715,036	$667,350	$2,255,744	$45,030	$6,424,660
	2024	$725,000	$0	$4,210,827	$1,690,000	$1,291,704	$50,742	$7,968,273
J. M. Bush Vice President and President – Power Systems(6)	2025	$679,250	$0	$2,549,470	$1,187,325	$1,305,233	$30,167	$5,751,445
	2024	$650,000	$0	$3,410,366	$1,444,500	$702,207	$28,983	$6,236,056
B. J. Fetch Executive Vice President and President – Operations(6)	2025	$642,292	$0	$2,493,346	$844,117	$515,295	$17,369	$4,512,419

(1)
Our annual bonuses are performance based, not discretionary, and are therefore included as Non-Equity Incentive Plan Compensation in the table above.

(2)
The Stock Awards column represents the fair value on the grant date, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, which we refer to as ASC Topic 718, for stock awards, which were made pursuant to the 2012 Omnibus Incentive Plan. For performance shares, the fair value is based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 18 to the Consolidated Financial Statements for 2025. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Performance shares are earned based on our financial performance over a three-year period, and the shares earned are not restricted after the performance period. The maximum values of the 2025 awards at the grant date assuming the highest level of performance conditions are attained are as follows: J.W. Rumsey – $12,858,008; M.A. Smith – $4,473,083; A.R. Davis – $2,458,231; J.M. Bush – $2,127,100; B.J. Fetch – $2,014,852. For performance-based restricted stock units, the fair value is based on our stock price on the date of grant, which is the date on which the performance outcomes for 2025 were determined, as follows: A.R. Davis – $1,485,920; J.M. Bush – $1,485,920; B.J. Fetch – $1,485,920.

(3)
The amounts shown in this column for 2025 consist of (i) payments made in March 2026 under the Annual Bonus Plan for 2025 performance and (ii) payments for the performance cash component of our long term incentive compensation program, which were paid in March 2026 based on our 2023-2025 performance. A.R. Davis does not have performance cash, as the Hybrid Corporate/Accelera 2023-2025 plan replaced performance cash with restricted stock units. The payments for each Named Executive Officer from these sources were:

	J.W. Rumsey	M. A. Smith	A.R. Davis	J.M. Bush	B.J. Fetch
Annual Bonus Plan	$2,415,656	$847,193	$667,350	$611,325	$508,117
Performance Cash	$4,560,000	$1,440,000	$0	$576,000	$336,000
TOTAL	$6,975,656	$2,287,193	$667,350	$1,187,325	$844,117

(4)
The 2025 aggregate changes in the actuarial present value of each Named Executive Officer’s pension plans and the above market earnings on non-qualified deferred compensation are as follows:

	J.W. Rumsey	M. A. Smith	A.R. Davis	J.M. Bush	B.J. Fetch
Cummins Inc. Pension Plan A (Qualified)	$48,138	$50,212	$43,243	$34,489	$26,262
Cummins Excess Benefit Plan (Non-qualified)	$372,268	$155,781	$96,888	$89,103	$67,863
Supplemental Life Insurance and Deferred Income Program (Non-qualified)	$4,432,532	$1,943,938	$1,865,035	$1,181,641	$421,170
Sub-total	$4,852,938	$2,149,931	$2,005,166	$1,305,233	$515,295
Above-market earnings on non-qualified deferred compensation:	$0	$0	$250,578	$0	$0
TOTAL	$4,852,938	$2,149,931	$2,255,744	$1,305,233	$515,295
The amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column and in the table immediately above reflect our Named Executive Officers’ years of credited service under our pension plans. “Above market” is defined as the amount of earnings that exceeded 120% of the applicable federal long term rate. The present value of the benefits depends in part on the interest rate used to discount the future benefits under the Plan to their present value.

58	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
(5)
This column consists of the following for 2025:

	J.W. Rumsey	M. A. Smith	A.R. Davis	J.M. Bush	B.J. Fetch
Financial Counseling	$14,370	$14,370	$14,370	$14,370	$2,361
Personal use of Company Aircraft	$80,876	$0	$12,956	$0	$0
Life Insurance Costs	$6,188	$9,612	$4,954	$3,047	$2,258
Company Contributions under the Retirement and Savings Plan	$12,750	$12,750	$12,750	$12,750	$12,750
TOTAL	$114,184	$36,732	$45,030	$30,167	$17,369
Personal use of Company Aircraft was calculated using an average indicated hourly cost of $3,926, which is the incremental cost incurred by the company. This cost is calculated based on the company’s annual average fuel cost and other expenses derived from published industry averages.
(6)
Ms. Fetch was not a named executive officer in 2024 or 2023, so, in accordance with the SEC’s disclosure requirements, only one year of compensation information is provided for her. Ms. Davis and Ms. Bush were not named executive officers in 2023, so, in accordance with the SEC’s disclosure requirements, only two years of compensation is provided for them.

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	59
The following table complements the disclosures set forth in columns captioned Non-Equity Incentive Plan Compensation, Stock Awards and Option Awards in the Summary Compensation Table.
Grants of Plan-Based Awards in 2025
									All Other Stock Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	(4)
		Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J.W. Rumsey	N/A	N/A(1)	$268,406	$2,684,063	$5,368,125
	N/A	N/A(2)	$345,000	$3,450,000	$6,900,000
	4/3/25	2/10/25(3)				2,291	22,910	45,820				$6,429,004

M. A. Smith	N/A	N/A(1)	$94,133	$941,325	$1,882,650
	N/A	N/A(2)	$120,000	$1,200,000	$2,400,000
	4/3/25	2/10/25(3)				797	7,970	15,940				$2,236,541

A.R. Davis	N/A	N/A(1)	$74,150	$741,500	$1,483,000
	N/A	N/A(2)	$66,000	$660,000	$1,320,000
	4/3/25	2/10/25(3)				438	4,380	8,760				$1,229,116
	12/18/25	12/18/25(5)							2,911			$1,485,920

J.M. Bush	N/A	N/A(1)	$67,925	$679,250	$1,358,500
	N/A	N/A(2)	$57,000	$570,000	$1,140,000
	4/3/25	2/10/25(3)				379	3,790	7,580				$1,063,550
	12/18/25	12/18/25(5)							2,911			$1,485,920

B.J. Fetch	N/A	N/A(1)	$56,457	$564,574	$1,129,149
	N/A	N/A(2)	$54,000	$540,000	$1,080,000
	4/3/25	2/10/25(3)				359	3,590	7,180				$1,007,426
	12/18/25	12/18/25(5)							2,911			$1,485,920

(1)
Named Executive Officers participate in the annual bonus plan, as described in the Compensation Discussion and Analysis. The payout is calculated based on a formula approved by the Talent Management and Compensation Committee annually. Each participant is assigned a participation rate as a percent of salary. For purposes of the Corporate plan, our performance is measured by EBITDA weighted at 70% and operating cash flow weighted at 30% as defined by the plan. For purposes of the Hybrid Corporate/Accelera plan in which Ms. Davis participated, our performance is measured by EBITDA weighted at 35%, operating cash flow weighted at 15%, Accelera revenue weighted at 20%, and an Accelera Strategic Scorecard weighted at 30%. The annual bonus is calculated as follows:

(Annual Bonus) equals (Annual Base Salary Paid for calendar year) times (participation percentage assigned to each NEO) times (Payout Factor).
The Payout Factor could range from 0.0 to 2.0, in increments of 0.1.
(2)
In 2025, we made target performance cash awards, expressed as dollar amounts, as part of our long term incentive compensation program under our 2012 Omnibus Incentive Plan. A multiple of the target award is earned based on our 2025-2027 performance for Return on Invested Capital (ROIC), weighted at 80%, and EBITDA, weighted at 20%. The amount earned and paid under the three year target award can range from 0.0 to 2.0 of the target award amount. The target award will be earned if our ROIC and EBITDA levels for 2025-2027 are equal to the targeted ROIC and EBITDA levels established for that period. The Threshold Payment (10% of the target award) will be earned if our ROIC is at 13% for the period and EBITDA is 85% of the targeted EBITDA for the period. The maximum payment (200% of the target award) will be earned if our ROIC is at/above 19% for the period and EBITDA is 15% above the targeted EBITDA for the period. To the extent earned, payments will be made in March 2028.

(3)
In 2025, we made target awards of performance shares under our 2012 Omnibus Incentive Plan. The awards are expressed as a target number of shares of our Common Stock. Shares are earned based on our ROIC and EBITDA performance during 2025-2027, based on the same measures as established for the target performance cash awards. The target award number of shares will be earned if our ROIC and EBITDA for 2025-2027 are equal to the targeted ROIC and EBITDA levels established for the period as described in the Compensation Discussion and Analysis. Dividends are payable only at the conclusion of the performance period on the shares that become earned.

(4)
The April 3, 2025, grant date fair value for performance shares, based upon probable outcome of the performance conditions to which they are subject, is $280.62/ share, which is consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of the grant date under ASC Topic 718 (excluding the effect of estimated forfeitures). The December 18, 2025, grant date fair value for performance-based restricted stock unit awards, based upon probable outcome of the performance conditions to which they are subject, is $510.45/share, which is consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of the grant date under ASC Topic 718 (excluding the effect of estimated forfeitures).

(5)
In 2025, we granted performance-based restricted stock units under our 2012 Omnibus Incentive Plan, as described under the heading “Special Equity Awards.”

60	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
The following two tables are intended to enhance understanding of equity compensation that has been previously awarded, including awards that remained outstanding, as of December 31, 2025, and amounts realized on equity compensation during the last year as a result of the vesting or exercise of equity awards.
Outstanding Equity Awards at 2025 Year-End
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
J.W. Rumsey	13,320(4)		$142.12	4/6/2030	10,228	$5,220,883	104,320	$53,250,144
	1,235(5)		$166.18	10/16/2029
	12,330(6)		$163.43	4/4/2029
	6,950(7)		$160.10	4/3/2028
	8,760(8)		$149.72	4/3/2027
M. A. Smith					3,942	$2,012,194	39,040	$19,927,968
A.R. Davis	800(9)		$170.95	7/1/2030	8,639	$4,409,778	21,700	$11,076,765
	2,130(4)		$142.12	4/6/2030
	2,160(6)		$163.43	4/4/2029
J.M. Bush	3,200(4)		$142.12	4/6/2030	5,127	$2,617,077	17,440	$8,902,248
	1,070(6)		$163.43	4/4/2029
B.J. Fetch	752(4)		$142.12	4/6/2030	4,871	$2,486,402	14,580	$7,442,361

(1)
The restricted share units shown in this column consist of (i) Performance based Restricted Stock Units (PRSUs) that were granted on December 18, 2025, to be earned in a multiple ranging from 0.0 to 1.0 of the target award, based on performance during 2025. The following PRSUs will vest in one year: 2,911 for Ms. Davis, Ms. Bush, and Ms. Fetch; (ii) Matching Restricted Share Units (RSUs) that were granted as part of the Deposit Share Program on May 31, 2024, will vest on the fourth anniversary of the grant date (10,228 for Ms. Rumsey; 3,942 for Mr. Smith; 3,708 for Ms. Davis, 2,216 for Ms. Bush and 1,960 for Ms. Fetch); and (iii) Restricted Stock Units that were granted on April 3, 2023, as part of the Hybrid Corporate/Accelera 2023-2025 LTI program, with RSUs vesting on March 1, 2026 (2,020 for Ms. Davis).

(2)
The price per share used to calculate the market value was $510.45 the unadjusted closing price of our Common Stock on the NYSE on December 31, 2025, the last trading day of the year.

(3)
Target awards of performance shares were granted in April 2024 and April 2025 to be earned in a multiple ranging from 0.0 to 2.0 of the target award, based on our performance during 2024-2026 and 2025-2027, respectively. The performance shares earned from the April 2024 grants will be awarded in March 2027, and the performance shares earned from the April 2025 grants will be awarded in March 2028. Performance for the 2024-2026 period in the aggregate, as well as for 2025 alone were above target; therefore, the maximum amounts are shown for the April 2024 and April 2025 grants.

(4)
These stock options were granted on April 6, 2020, and vested and became exercisable with respect to all of the underlying shares of our Common Stock on the third anniversary of the grant date.

(5)
These stock options were granted on October 16, 2019, and vested and became exercisable with respect to all of the underlying shares of our Common Stock on the third anniversary of the grant date.

(6)
These stock options were granted on April 4, 2019, and vested and became exercisable with respect to all of the underlying shares of our Common Stock on the third anniversary of the grant date.

(7)
These stock options were granted on April 3, 2018, and vested and became exercisable with respect to all of the underlying shares of our Common Stock on the third anniversary of the grant date.

(8)
These stock options were granted on April 3, 2017, and vested and became exercisable with respect to all of the underlying shares of our Common Stock on the third anniversary of the grant date.

(9)
These stock options were granted on July 1, 2020, and vested and became exercisable with respect to all of the underlying shares of our Common Stock on the third anniversary of the grant date.

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	61
The outstanding awards of performance shares as of December 31, 2025 for the 2024-2026 and 2025-2027 award cycles, shown at target, were as follows:
Name	Grant Year	Number of Units of Performance Shares
J.W. Rumsey	2025	45,820
	2024	58,500
M. A. Smith	2025	15,940
	2024	23,100
A.R. Davis	2025	8,760
	2024	12,940
J.M. Bush	2025	7,580
	2024	9,860
B.J. Fetch	2025	7,180
	2024	7,400
Option Exercises and Stock Vested in 2025
Name	(1) Number of Shares Acquired on Exercise (#)	(2) Value Realized on Exercise ($)	(3) Number of Shares Acquired on Vesting (#)	(4) Value Realized on Vesting ($)
J.W. Rumsey	4,570	$1,676,824	34,560	$12,724,301
M. A. Smith	54,320	$14,443,343	10,365	$3,816,186
A.R. Davis	1,985	$492,840	13,415	$5,015,990
J.M. Bush	0	$0	8,901	$3,354,026
B.J. Fetch	0	$0	2,070	$762,133

(1)
Represents the gross number of shares acquired upon exercise of vested options without taking into account any shares that may be withheld to cover option exercise price or applicable tax obligations.

(2)
Represents the value of exercised options calculated by multiplying (i) the number of shares of our Common Stock to which the exercise of the option related, by (ii) the difference between the per share unadjusted closing price of our Common Stock on the NYSE on the date of exercise and the exercise price of the options.

(3)
Target awards of performance shares were granted in April 2022 to be earned in a multiple ranging from zero to two times the target award, based on our performance during 2022-2024. Amy Davis also received a grant of restricted stock shares on March 1, 2021. The third tranche of this grant vested on March 1, 2025. The number of shares vested for Amy Davis and Jenny Bush also includes shares earned in 2025 under their special equity awards described above in the “Special Equity Awards” section. The number of shares disclosed represents the gross number of shares acquired upon vesting without taking into account any shares that were withheld to cover applicable tax obligations.

(4)
The values realized on vesting for the performance and restricted stock units were calculated using the unadjusted closing price of our Common Stock on the applicable vesting date.

62	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
Pension Benefits for 2025
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J.W. Rumsey	Cummins Pension Plan (Qualified)	25	$458,086	$0
	Excess Benefit Retirement Plan (Non-qualified)	25	$1,080,444	$0
	Supplemental Life Insurance and Deferred Income Plan (Non-qualified)	25	$11,203,483	$0
M. A. Smith	Cummins Pension Plan (Qualified)	30	$500,510	$0
	Excess Benefit Retirement Plan (Non-qualified)	30	$710,369	$0
	Supplemental Life Insurance and Deferred Income Plan (Non-qualified)	30	$9,736,938	$0
A.R. Davis	Cummins Pension Plan (Qualified)	31	$396,707	$0
	Excess Benefit Retirement Plan (Non-qualified)	31	$291,438	$0
	Supplemental Life Insurance and Deferred Income Plan (Non-qualified)	31	$5,918,609	$0
J.M. Bush	Cummins Pension Plan (Qualified)	29	$246,967	$0
	Excess Benefit Retirement Plan (Non-qualified)	29	$267,547	$0
	Supplemental Life Insurance and Deferred Income Plan (Non-qualified)	29	$3,243,395	$0
B.J. Fetch	Cummins Pension Plan (Qualified)	7	$119,335	$0
	Excess Benefit Retirement Plan (Non-qualified)	7	$151,093	$0
	Supplemental Life Insurance and Deferred Income Plan (Non-qualified)	7	$1,039,094	$0
CUMMINS PENSION PLAN
The Cummins Pension Plan is a tax-qualified cash balance pension plan. Participants receive pay credits equal to 6% of total monthly pay, defined as base salary and annual bonus payments. Individual accounts are maintained for each participant. The accounts receive interest credits equal to the 30-year Treasury bond rate plus 1%. Participants are 100% vested in the Cummins Pension Plan benefit upon attaining three years of service.
EXCESS BENEFIT RETIREMENT PLAN
The Excess Benefit Retirement Plan provides non-qualified pension benefits in excess of limitations imposed by the Code on the benefits provided by the Cummins Pension Plan formula. It preserves the total benefit payable under the Cummins Pension Plan formula.
SUPPLEMENTAL LIFE INSURANCE AND DEFERRED INCOME PLAN (SERP)
The Supplemental Life Insurance and Deferred Income Plan provides a SERP benefit to our officers who participate in the Cummins Pension Plan.
The SERP benefit is based on a percentage of the highest 60 consecutive months of total compensation during the final 120 months of the participant’s career. Total compensation for calculation of five-year average pay is defined as base salary and annual bonus payments.
The SERP benefit percentage is calculated as 2% of the participant’s five-year average pay for each of the first 20 years of service plus 1% of the participant’s five-year average pay for each of the next 10 years of service. The maximum is a 50% benefit after 30 years of service.
The retirement benefit under the SERP is offset by the highest combined annuity available from the Cummins Pension Plan and the Excess Benefit Retirement Plan, thus topping up the benefits available from those plans to total the target retirement benefit. Officers who were participants in the plan prior to 2006 whose service and age total 80 (minimum age 55 and 20 years of service), or have at least 30 years of service, regardless of age, would qualify for immediate unreduced commencement of life annuity benefits.
Otherwise, after retirement or termination of employment, unreduced benefits may be commenced at age 60. Retired or terminated vested employees who do not qualify for unreduced benefits under the age and service conditions described in the previous

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	63
paragraph may commence benefits as early as age 55, and the life annuity benefit would be reduced by .333% for each month the participant’s age at commencement preceded 60.
Vesting for the SERP benefit is 25% after five years of service, increasing in 15% annual increments, with 100% vesting after 10 years of service. The life annuity benefit is a 15-year certain payment, with a 50% benefit for surviving spouse or domestic partner.
The SERP benefit accrued for service prior to 2005 may be elected as a lump sum payment. Benefits accrued after 2005 are subject to the provisions of Internal Revenue Code Section 409A, which preclude election of a lump sum distribution of such benefits at the time permitted for benefits accrued for service prior to 2005.
The actuarial table used to calculate a lump sum payment under the SERP is the same as that used to make such calculations under the qualified Cummins Pension Plan, and the interest rate used is the rate used by the Pension Benefit Guaranty Corporation.
ACCELERATED SERP FORMULA FOR EXECUTIVES HIRED MID-CAREER
For some officers who joined our company mid-career, the SERP benefit is calculated at an accelerated rate, requiring one-half the service necessary for other participants.
The accelerated formula provides a target benefit based on 4% for the first 10 years and 2% for the next five years of service, with a maximum of 50% of Five-Year Average Pay after fifteen years of service. Eligibility for immediate commencement of unreduced benefits is achieved when age and service total 70 (minimum age 58 and 10 years of service). Otherwise, for participants who are no longer our employees, unreduced benefits may commence at age 60 or as early as age 55, but reduced .333% for each month when age at commencement precedes age 60.
NON-QUALIFIED DEFERRED COMPENSATION PLAN
Our Deferred Compensation Plan permits deferral of up to 85% of base salary, annual bonus, and/or performance cash awards under our long-term incentive compensation program. Each of our NEOs’ Deferred Compensation Plan account balances earn income based on the performance of the investment option(s) that the NEO selects for his or her account.
Investment options within our Deferred Compensation Plan are substantially similar to the investment choices available in our 401(k) plan. However, participants may also have a balance in other legacy investment options: the 10-Year Treasury Bill + 4%, the 10-Year Treasury Bill + 2%, Barclays Capital U.S. Government/Credit Bond Index and Standard & Poor’s 500 Index.
The investment options within our Deferred Compensation Plan had the following annual returns in 2025:
Account Crediting Option	2025 Annual Return
Advisor Managed Portfolio – Conservative Allocation	9.15%
Advisor Managed Portfolio – Moderate Allocation	11.77%
Advisor Managed Portfolio – Moderate Growth Allocation	14.22%
Advisor Managed Portfolio – Growth Allocation	16.46%
Advisor Managed Portfolio – Aggressive Allocation	18.51%
Ten Year Treasury Note + 2%	6.28%
Ten Year Treasury Note + 4%	8.28%
Fidelity VIP Gov’t Money Market – Initial Class	4.13%
Fidelity VIP Bond Index-Initial Class	6.98%
Fidelity VIP Investment Grade Bond – Initial Class	7.22%
Barclays Capital U.S. Government/Credit Bond Index	7.16%
DFA VA U.S. Large Value	15.83%
Schwab S&P 500 Index	17.83%
Standard & Poor’s 500 Index	16.39%
American Funds IS Growth – Class 1	20.53%
DFA VA U.S. Targeted Value	8.95%

64	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
Account Crediting Option	2025 Annual Return
Fidelity VIP Extended Market Index Init	12.32%
Lord Abbett Series Developing Growth – Class VC	14.59%
DFA VA International Value	45.64%
Fidelity VIP International Index-Initial Class	33.14%
Vanguard VIF International	19.97%
Investment options may be changed daily. At the time of the election to defer, the participant chooses the time and the form of distribution. The participant may elect to have distributions begin on a specified date or following retirement. Distributions will also commence on any other separation from service, or upon death or a change of control.
Non-Qualified Deferred Compensation in 2025
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year ($)	(1) Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	(2) Aggregate Balance at Last Fiscal Year End ($)
J.W. Rumsey	$0	$0	$0	$0	$0
M. A. Smith	$0	$0	$0	$0	$0
A.R. Davis	$540,000	$0	$436,257	$0	$3,730,077
J.M. Bush	$0	$0	$0	$0	$0
B.J. Fetch	$0	$0	$0	$0	$0

(1)
Amounts included in the above table that were also reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table as “Above market earnings” for the Non-Qualified Deferred Compensation Plan for each Named Executive Officer are: J.W. Rumsey $0; M. A. Smith $0; A.R. Davis $250,578; J.M. Bush $0; B.J. Fetch $0.

(2)
Amounts included in this column that have been reported in the Summary Compensation Table since 2006 for each Named Executive Officer are: J.W. Rumsey $0; M. A. Smith $0; A.R. Davis $1,860,494; J.M. Bush $0; B.J. Fetch $0.

Potential Payments Upon Termination or Change in Control
PAYMENTS UPON A CHANGE IN CONTROL WITHOUT A QUALIFIED TERMINATION OR UPON A QUALIFIED TERMINATION FOLLOWING A CHANGE IN CONTROL
In the event of a change in control of our company or certain terminations of employment within two years after a change in control, we will provide benefits to certain executives, including our Named Executive Officers.
Upon a change in control, outstanding equity-based awards that are assumed or replaced in the change in control transaction would not automatically become immediately vested and exercisable. Instead, two events (i.e., a so-called “double trigger”) are required to trigger accelerated vesting and exercisability: both a change in control and termination without “cause” by the company or termination by the officer with “good reason” within two years of the change in control.
Upon a termination of employment without “cause” by the company or for “good reason” by the officer following a change in control, our Named Executive Officers, except our Chief Executive Officer would be entitled to two years’ salary plus two annual bonus payments calculated using a 1.0 payout factor. Our Chief Executive Officer would be entitled to three years’ salary plus three annual bonus payments. We would also provide for the full vesting of certain insurance and retirement benefits. Additionally, the Named Executive Officers, other than our Chief Executive Officer, would receive a payment equal in value to two years’ additional participation under our tax-qualified and nonqualified pension plans as well as two years’ continued participation in other employee benefit plans, and our Chief Executive Officer would receive a payment equal in value to three years’ additional participation under our tax-qualified and nonqualified pension plans as well as three years’ continued participation in other employee benefits plans.
If the then-outstanding awards of performance cash and performance shares were not assumed or replaced in the change in control transaction, they would be paid at target level and all outstanding options, restricted stock units and restricted stock awards would vest in full and be paid in cash. The value of supplemental and excess retirement (non-qualified) benefits would also be

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	65
paid in cash. All amounts of compensation deferred under our Deferred Compensation Plan would be paid in cash. Our change in control arrangements with our Named Executive Officers do not entitle them to gross-up payments for taxes resulting from the application of the “golden parachute” excise tax provisions of Code Sections 280G and 4999. Instead, the arrangements reflect a “best net of taxes” approach under which, if excise taxes are imposed because of the golden parachute excise tax provisions of Code Sections 280G and 4999, the Named Executive Officer’s change in control compensation protections will be either cut back, to a level below the level that would trigger the imposition of the excise taxes, or paid in full and subjected to the excise taxes, whichever results in the better after-tax result to the Named Executive Officer.
“Change in control” is generally defined as a consolidation or merger in which we are not the continuing or surviving corporation or in which our shares are converted; a sale, lease, exchange or transfer of substantially all of our assets; approval by our shareholders of a plan or proposal to liquidate or dissolve our company; the acquisition by a person of 25% or more of our voting power; or a majority change in the composition of our Board in a two-year period under specified circumstances where the nomination or election of the new directors is not approved by a supermajority of the directors prior to the change.
Termination for “cause” means a termination of the officer’s employment by us due to the officer’s willful and continued failure to perform his or her duties with us (after notice and an opportunity to cure), other than due to incapacity due to illness, or due to the officer’s conviction of a felony.
Termination for “good reason” generally means a termination by the officer within 90 days following specified adverse changes in the officer’s employment circumstances such as the assignment of duties not consistent with the officer’s position, certain relocations of the officer’s location of employment or reductions in compensation.
The payments to each of our Named Executive Officers, assuming that all triggering events occurred on December 31, 2025, are estimated in the table below. Amounts actually received, should any of the triggering events occur, may vary.
Payments		J W. Rumsey	M.A. Smith	A.R. Davis	J.M. Bush	B.J. Fetch
Severance	(1)	$12,746,250	$3,702,300	$2,988,000	$2,756,000	$2,508,000
Unvested Restricted Stock	(2)	$5,220,883	$2,012,194	$2,923,858	$1,131,157	$1,000,482
Unvested Performance Cash Plan	(3)	$9,150,000	$3,225,000	$1,290,000	$1,410,000	$1,110,000
Unvested Performance Share Plan	(4)	$40,897,254	$14,471,258	$9,428,522	$7,738,932	$6,258,627
Retirement Benefit Payment	(5)	$7,193,587	$1,169,608	$1,855,696	$1,486,663	$960,257
Welfare Benefit Values	(6)	$49,968	$33,312	$33,312	$33,312	$33,312
Financial Advisory and 401(k) Benefit	(7)	$81,360	$54,240	$54,240	$54,240	$54,240
Reduction due to Best Net of Taxes Provision	(8)	$0	$0	$0	$0	$0
Aggregate Payments		$75,339,302	$24,667,912	$18,573,628	$14,610,304	$11,924,918

(1)
Severance payment is equal to three times annual base salary at the time of the termination, plus three annual bonus payments at a 1.0 payout factor for Ms. Rumsey as Chief Executive Officer. For the other Named Executive Officers, severance payments are equal to two times the Named Executive Officer’s annual base salary at the time of the termination, plus two annual bonus payments at a 1.0 payout factor.

(2)
Total value of unvested restricted stock units that would become vested upon a change in control, assuming a share price of assuming a share price of $510.45 and a change in control date of December 31, 2025.

(3)
Payouts of all of the performance cash awards for the 2023-2025, 2024-2026, and 2025-2027 award cycles at the target level.

(4)
Payouts of all of the performance share awards for the 2023-2025, 2024-2026, and 2025-2027 award cycles at the target level assuming a $510.45 share price for all performance shares.

(5)
Incremental actuarial value attributable to retirement for three years of additional service for Ms. Rumsey and two years for the other Named Executive Officers.

(6)
Estimated value associated with the continuation of life insurance, medical, dental, and disability benefits for three years for Ms. Rumsey and two years for the other Named Executive Officers following termination.

(7)
The calculation of the Financial Advisory and 401(k) Benefit is equal to three times the maximum annual financial advisory benefit, plus three times the annual Company Contribution under the Retirement and Savings Plan for Ms. Rumsey as Chief Executive Officer. For the other Named Executive Officers, the Financial Advisory and 401(k) Benefit is equal to two times the maximum annual financial advisory benefit, plus two times the annual Company Contribution under the Retirement and Savings Plan.

(8)
The calculation of the Reduction due to Best Net of Taxes Provision is based upon a Code Section 280G excise tax rate of 20% and the highest marginal income tax rates for 2025. Furthermore, it was assumed that no value will be attributed to reasonable compensation. At the time of any change in control, a value may be so attributed, which would affect whether a reduction would be triggered and the amount of any such reduction.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OTHER THAN FOLLOWING A CHANGE IN CONTROL
The following tables summarize the estimated payments to be made to Named Executive Officers under provisions of plans or established practice in the event of termination of employment including resignation, involuntary termination, involuntary termination for cause, retirement, death and disability other than following a change in control.

66	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
Termination for cause includes and is not limited to: violation of our Treatment of Others Policy, violation of the Code of Business Conduct, theft or other acts of dishonesty, willful destruction of our property, refusal to obey a supervisor’s reasonable instructions, conduct endangering the safety of employees or co-workers, falsification of our documents, or violation of our other rules or policies.
We only report amounts where vesting requirements are waived and/or time of payment is accelerated, or benefits that are not generally available to our other exempt employees. Also, information is not repeated that is disclosed previously under the Pension Benefits Table, the Deferred Compensation Table, or the Outstanding Equity Awards Table, except to the extent that the amounts payable to the Named Executive Officer would be enhanced by the termination event described.
The amounts shown assume the terminating event occurred on the last business day of 2025, and that the price per share of our Common Stock is the closing price as of that date, $510.45.
Severance
We do not have formal severance agreements with any of our Named Executive Officers. However, the Committee has established a policy that any of our Named Executive Officers, if terminated by us other than for cause, will generally be entitled to receive up to 12 months’ base salary as severance, paid as salary continuation, and a pro-rated portion of his or her annual bonus for the portion of the year prior to termination, payable at the normal time and using the same payout factors as for all other participants. All of these elements would require a signed release of claims agreement.
Annual Bonus
If a participant’s employment with us terminates prior to the payment of our annual bonuses other than by reason of retirement, death or disability, the participant will not receive any annual bonus payout (except as described above under “Severance”). If a participant’s employment with us terminates by reason of retirement, death, or disability prior to payment, then the participant will remain eligible for an annual bonus based on his or her eligible earnings prior to retirement, death, or disability and based on actual performance.
Accelerated Vesting of Long-Term Grants
As described elsewhere in this proxy statement, currently we provide annual target award grants of performance cash and performance shares. The grants are based on a three-year performance period. In 2025, we also granted performance-based restricted stock units to certain Named Executive Officers, and, in 2024, we granted matching restricted stock units under our previously disclosed Deposit Share Program. Under the Program, designated participants, including certain of our Named Executive Officers, were eligible to receive matching grants of restricted stock units if they committed to hold newly acquired shares of our common stock for four years. The matching grants of restricted stock units will cliff vest on the fourth anniversary of the participation deadline if the participant has remained continuously employed and has satisfied the holding requirement for the newly acquired shares.
Performance Cash
If a participant’s employment with us terminates during the first year of an award cycle, other than by reason of retirement, death or disability, the participant will not receive any payout for that award cycle. If a participant’s employment terminates during the second year of an award cycle other than by reason of retirement, death or disability, the Compensation Committee, in its discretion, may determine whether the participant will receive a proportionate payout of any payment with respect to the award cycle based on the period of employment during the cycle.
If a participant retires, dies or becomes disabled during an award cycle, the participant or such participant’s estate, as the case may be, will receive a proportionate share of any payment with respect to the award cycle based on the period of employment during the cycle, regardless of the length of time of such employment. In the case of retirement, the proportionate share of the payment will be based on the actual payout factor. In the case of death or disability, the payment depends on when the death or disability occurs. If the death or disability occurs in year one of the performance period, the payout is based on an assumed payout factor of 1.0. If the death or disability occurs in year two, the payout factor is based on the actual year one performance and an assumed payout factor of 1.0 for years two and three. If death or disability occurs in year three, the payout factor is made on the normal payout cycle according to the actual payout factor.

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	67
2023-2025 AWARD CYCLE GRANTS
Since the entire 2023-2025 award cycle was completed as of the assumed December 31, 2025, date of the termination, all active participants would have been entitled to the payment at the normal time in March 2026. Since there would be no special acceleration, the amounts of these payments are not shown on the tables.
2024-2026 AWARD CYCLE GRANTS
Since the termination event is assumed to occur on December 31, 2025, which was the end of the second year of the 2024-2026 award cycle, the Committee has the discretion to award two-thirds of the target award for the 2024-2026 award cycle. For purposes of this table, two-thirds of the target awards for the 2024-2026 award cycle, assuming a payout factor of 1.0, is shown as payable under retirement, death, and disability.
2025-2027 AWARD CYCLE GRANTS
Since the termination event is assumed to occur on December 31, 2025, which was the end of the first year of the 2025-2027 award cycle, the Committee has the discretion to award one-third of the target award for the 2025-2027 award cycle. For purposes of this table, one-third of the target awards for the 2025-2027 award cycle, assuming a payout factor of 1.0, is shown as payable under retirement, death, and disability.
Performance Shares
If a participant’s employment with us terminates during the first year of an award cycle, other than by reason of retirement, death or disability, the participant will not receive any performance shares for that award cycle. If a participant’s employment terminates during the second year of an award cycle other than by reason of retirement, death or disability, the Compensation Committee, in its discretion, may determine whether the participant will receive a proportionate payout of any performance shares with respect to the award cycle based on the period of employment during the cycle.
If a participant retires, dies or becomes disabled during an award cycle, the participant or such participant’s estate, as the case may be, will receive a proportionate number of any performance shares earned with respect to the award cycle based on the period of employment during the cycle, regardless of the length of time of such employment. In the case of retirement, the proportionate number will be based on the actual payout factor. In the case of death or disability, the number depends on when the death or disability occurs. If the death or disability occurs in year one of the performance period, the number of shares earned is based on an assumed payout factor of 1.0. If the death or disability occurs in year two, the number of shares earned is based on the actual year one performance and an assumed payout factor of 1.0 for years two and three. If death or disability occurs in year three, the number of shares earned is determined on the normal payout cycle according to the actual payout factor.
2023-2025 AWARD CYCLE GRANTS
Since the entire 2023-2025 award cycle was completed as of the assumed December 31, 2025, date of the termination, participants would have earned performance shares at the normal time in March 2026. Since there would be no special acceleration, the amounts of the awards are not shown on the tables.
2024-2026 AWARD CYCLE GRANTS
Performance shares would become earned based on our performance during 2024-2026 and paid out in unrestricted shares in March 2027. Since the shares were not yet earned, it is assumed no payments were accelerated on a termination other than a retirement, death or disability. For purposes of this table, two-thirds of the target awards for the 2024-2026 award cycle, assuming a payout factor of 1.0, is shown as payable under retirement, death, and disability.
2025-2027 AWARD CYCLE GRANTS
Performance shares would become earned based on our performance during 2025-2027 and paid out in unrestricted shares in March 2028. Since the shares were not yet earned, it is assumed no payments were accelerated on a termination other than a retirement, death or disability. For purposes of this table, one-third of the target awards for the 2025-2027 award cycle, assuming a payout factor of 1.0, is shown as payable under retirement, death, and disability.

68	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
Special Equity Awards and Matching Grants Under Deposit Share Program
The vesting of the performance-based restricted stock units granted in 2025 that have been earned based on performance will accelerate in full upon an involuntary termination without cause if performance has been satisfactory, or on a pro rata basis at the target performance level upon death or disability. Upon any other termination of employment prior to vesting, the restricted stock units will be forfeited. Accordingly, the value of the full or pro rata accelerated vesting, as applicable, is shown only in the columns relating to an involuntary termination of employment without cause or due to death or disability.
The matching restricted stock units granted in 2025 will vest on a pro rata basis upon termination due to disability or death. Upon any other termination of employment prior to vesting, the restricted stock units will be forfeited. Accordingly, the value of the pro rata vesting is shown only in the columns relating to a termination as a result of death or disability.
Executive Life Insurance
Each of the Named Executive Officers participates in the Supplemental Life Insurance and Deferred Income Program, whereby officers are eligible for life insurance equal to three times base salary. Since this is a program not participated in by non-officer employees, the values of this incremental coverage are shown in the table.
Outplacement, Welfare Benefits, and Financial Counseling
Outplacement assistance and welfare benefits will be provided only in the case of involuntary not-for-cause termination. Financial counseling support will not be provided in cases of voluntary termination and termination for cause.
The payments to each of our Named Executive Officers, assuming that the triggering event occurred on December 31, 2025, are estimated in the table below.
J.W. Rumsey	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
Severance	$0	$1,545,000	$0	$0	$0	$0
Annual Bonus	$0	$2,415,656	$0	$0	$2,415,656	$2,415,656
Vesting of Long-Term Grants:
Performance Cash 2024-2026 Award Cycle	$0	$0	$0	$0	$1,900,000	$1,900,000
Performance Cash 2025-2027 Award Cycle	$0	$0	$0	$0	$1,150,000	$1,150,000
Performance Shares 2024-2026 Award Cycle	$0	$0	$0	$0	$9,953,775	$9,953,775
Performance Shares 2025-2027 Award Cycle	$0	$0	$0	$0	$3,898,137	$3,898,137
Restricted Stock Units	$0	$0	$0	$0	$2,175,368	$2,175,368
Outplacement	$0	$5,310	$0	$0	$0	$0
Welfare Benefits	$0	$49,968	$0	$0	$0	$0
Financial Counseling	$0	$14,370	$0	$0	$14,370	$14,370
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$4,635,000	$0
Aggregate Payments	$0	$4,030,304	$0	$0	$26,142,306	$21,507,306

EXECUTIVE COMPENSATION	CUMMINS 2026 PROXY	69
M.A. Smith	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
Severance	$0	$903,000	$0	$0	$0	$0
Annual Bonus	$0	$847,193	$0	$847,193	$847,193	$847,193
Vesting of Long-Term Grants:
Performance Cash 2024-2026 Award Cycle	$0	$0	$0	$750,000	$750,000	$750,000
Performance Cash 2025-2027 Award Cycle	$0	$0	$0	$400,000	$400,000	$400,000
Performance Shares 2024-2026 Award Cycle	$0	$0	$0	$3,930,465	$3,930,465	$3,930,465
Performance Shares 2025-2027 Award Cycle	$0	$0	$0	$1,356,096	$1,356,096	$1,356,096
Restricted Stock Units	$0	$0	$0	$0	$838,414	$838,414
Outplacement	$0	$5,310	$0	$0	$0	$0
Welfare Benefits	$0	$33,312	$0	$0	$0	$0
Financial Counseling	$0	$14,370	$0	$14,370	$14,370	$14,370
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$2,709,000	$0
Aggregate Payments	$0	$1,803,185	$0	$7,298,124	$10,845,538	$8,136,538
A.R. Davis	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
Severance	$0	$747,000	$0	$0	$0	$0
Annual Bonus	$0	$667,350	$0	$667,350	$667,350	$667,350
Vesting of Long-Term Grants:
Performance Cash 2024-2026 Award Cycle	$0	$0	$0	$420,000	$420,000	$420,000
Performance Cash 2025-2027 Award Cycle	$0	$0	$0	$220,000	$220,000	$220,000
Performance Shares 2024-2026 Award Cycle	$0	$0	$0	$2,201,741	$2,201,741	$2,201,741
Performance Shares 2025-2027 Award Cycle	$0	$0	$0	$745,257	$745,257	$745,257
Restricted Stock Units	$0	$1,485,920	$0	$0	$2,274,565	$2,274,565
Outplacement	$0	$5,310	$0	$0	$0	$0
Welfare Benefits	$0	$33,312	$0	$0	$0	$0
Financial Counseling	$0	$14,370	$0	$14,370	$14,370	$14,370
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$2,241,000	$0
Aggregate Payments	$0	$2,953,262	$0	$4,268,718	$8,784,283	$6,543,283
J.M. Bush	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
Severance	$0	$689,000	$0	$0	$0	$0
Annual Bonus	$0	$611,325	$0	$0	$611,325	$611,325
Vesting of Long-Term Grants:
Performance Cash 2024-2026 Award Cycle	$0	$0	$0	$0	$320,000	$320,000
Performance Cash 2025-2027 Award Cycle	$0	$0	$0	$0	$190,000	$190,000
Performance Shares 2024-2026 Award Cycle	$0	$0	$0	$0	$1,677,679	$1,677,679
Performance Shares 2025-2027 Award Cycle	$0	$0	$0	$0	$644,869	$644,869
Restricted Stock Units	$0	$1,485,920	$0	$0	$1,957,235	$1,957,235
Outplacement	$0	$5,310	$0	$0	$0	$0
Welfare Benefits	$0	$33,312	$0	$0	$0	$0
Financial Counseling	$0	$14,370	$0	$0	$14,370	$14,370
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$2,067,000	$0
Aggregate Payments	$0	$2,839,237	$0	$0	$7,482,478	$5,415,478

70	CUMMINS 2026 PROXY	EXECUTIVE COMPENSATION
B.J. Fetch	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
Severance	$0	$660,000	$0	$0	$0	$0
Annual Bonus	$0	$508,117	$0	$508,117	$508,117	$508,117
Vesting of Long-Term Grants:
Performance Cash 2024-2026 Award Cycle	$0	$0	$0	$240,000	$240,000	$240,000
Performance Cash 2025-2027 Award Cycle	$0	$0	$0	$180,000	$180,000	$180,000
Performance Shares 2024-2026 Award Cycle	$0	$0	$0	$1,259,110	$1,259,110	$1,259,110
Performance Shares 2025-2027 Award Cycle	$0	$0	$0	$610,839	$610,839	$610,839
Restricted Stock Units	$0	$1,485,920	$0	$0	$1,902,787	$1,902,787
Outplacement	$0	$5,310	$0	$0	$0	$0
Welfare Benefits	$0	$33,312	$0	$0	$0	$0
Financial Counseling	$0	$14,370	$0	$14,370	$14,370	$14,370
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$1,980,000	$0
Aggregate Payments	$0	$2,707,029	$0	$2,812,436	$6,695,223	$4,715,223
PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations of the Securities and Exchange Act implementing Section 953(b), the ratio of the compensation of our Chief Executive Officer compared to the compensation of our median employee in 2025 is set forth below.
Ms. Rumsey’s compensation (as reported in the Summary Compensation Table) for 2025 was 312 times the similarly calculated compensation of our median employee. The compensation amounts used to calculate the ratio are as follows:
2025 Annual Total Compensation
J. W. Rumsey	$19,905,532
Median Employee	$63,834
To identify our median employee, we began by reviewing the 2025 annual base salary and hourly wages plus target variable compensation (target total cash compensation) of all Cummins employees globally, including all full-time and part-time employees who were on Cummins’ payroll as of December 31, 2025. Approximately 41% of the headcount is located in the U.S. We did not annualize the base salaries or hourly wages of permanent employees who had been employed by Cummins for less than the full year. We converted the annual target total cash compensation of all employees to United States dollars to aid in the identification of the median employee. We selected the median employee from among a group of employees with the same target total cash compensation by taking into account other pay elements and excluding those with anomalous characteristics.
While we design our compensation programs to reflect the local market practices in each country in which we operate, we strive to target, on average, market median pay for all employees globally.

CUMMINS 2026 PROXY	71
PAY VERSUS PERFORMANCE DISCLOSURE
Cummins’ executive compensation program is designed to align pay outcomes with annual and long-term business performance and shareholders’ interests. Our program design choices, including the level of pay at risk, the mix of short-term and long-term incentives, the mix of long-term incentive vehicles, the metrics selected, and the rigor of incentive goals, all work together toward this objective.
The TMCC, along with its consultant, Farient, has historically and routinely assessed the relationship between realizable pay for our executives and the financial and TSR performance of the company. The results of these analyses have guided our pay decisions and the evolution of our pay program to ensure strong pay and performance alignment. The Pay vs. Performance disclosure below provides an additional perspective on pay and performance alignment.
As required by section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and item 402(v) of Regulation S-K under the Securities Act, we are providing the following information about the relationship between “compensation actually paid,” herein referred to as “CAP” to our CEO and our other NEOs as compared to the company’s total shareholder return (TSR), the TSR of our selected peer group, our GAAP net income, and our company-selected performance measure, EBITDA. For further information concerning the company’s performance-based approach to executive compensation and how the company aligns executive compensation with the company’s performance, refer to the CD&A of this proxy statement.
2025 Pay Vs. Performance Table
Year	Summary Compensation Table Total for CEO (Rumsey)(1)	Compensation Actually Paid to CEO (Rumsey)(1)(7)	Summary Compensation Table Total for Former CEO (Linebarger)(2)	Compensation Actually Paid to Former CEO (Linebarger)(2)(7)	Average Summary Compensation Table Total for Non-CEO NEOs(3)	Average Compensation Actually Paid to Non-CEO NEOs(3)(7)	Value of Initial Fixed $100 Investment Based On:		Net Income ($MM)(5)	EBITDA ($MM)(6)
							CMI TSR	Peer Group TSR(4)
2025	$19,905,532	$37,319,088	N/A	N/A	$6,073,855	$9,259,195	$253.8	$207.9	$2,843	$5,385
2024	$21,857,109	$32,686,322	N/A	N/A	$7,900,486	$10,028,982	$169.9	$175.9	$3,946	$6,326
2023	$12,846,068	$12,821,542	N/A	N/A	$4,698,631	$4,035,580	$114.1	$150.3	$735	$3,017
2022	$7,133,411	$8,912,042	$11,521,051	$6,424,086	$3,223,819	$4,301,797	$112.2	$125.4	$2,151	$3,799
2021	N/A	N/A	$15,645,919	$17,265,880	$5,560,018	$4,868,941	$98.3	$118.0	$2,131	$3,251

(1)
Our current CEO is Jennifer W. Rumsey, who became CEO on August 1, 2022.

(2)
Our former CEO N. Thomas Linebarger served as CEO until August 1, 2022 and subsequently served as Executive Chairman until July 31, 2023; his compensation for fiscal year 2023 is included in the columns for average non-CEO NEOs.

(3)
The non-CEO NEOs for each applicable year are:

–
2025: J. Bush, A. Davis, B.J. Fetch, and M.A. Smith

–
2024: J. Bush, A. Davis, S. Padmanabhan, and M.A. Smith

–
2023: S. Barner, M. Boakye, T. Linebarger, T. Satterwaite, and M.A. Smith

–
2022: S. Barner, T. Embree, S. Padmanabhan, LL. Satterwaite, and M.A. Smith

–
2021: J.W. Rumsey, S. Padmanabhan, LL. Satterwaite, and M.A. Smith

(4)
The Peer Group TSR shown in the table above is based on our Custom Peer Group as shown in our CD&A. TSR for this Group is weighted as of year-end 2020 by market capitalization and is calculated using a base date of December 31, 2020. In 2024, we re-evaluated our peer group that the Board benchmarks against and chose to remove companies that we no longer believe participate in similar end-markets or are strongly aligned with our businesses. We removed W.W. Grainger since they are primarily U.S. focused and Fortive Corporation due to a spin-off transaction that reduced the size of their business. The indexed TSR value for 2025 under our prior 2023 Custom Peer Group would have been $206.0.

(5)
Net Income reflects GAAP net income, as disclosed in our financial statements.

(6)
EBITDA is a non-GAAP measure defined as cumulative earnings before interest expense, income taxes, noncontrolling interests, depreciation and amortization.

(7)
The SEC rules require that certain adjustments be made to the Summary Compensation Table totals to determine CAP, as reported in the Pay versus Performance table above. The following table details the applicable adjustments that were made to determine CAP:

72	CUMMINS 2026 PROXY
2025 Adjustments Made to Calculate CAP
			Pension Benefits			Equity Awards
Executives	SCT Total Pay	Deduct SCT Change In Pension Value	Add Actuarial Pension Service Cost	Deduct SCT Stock & Option Awards	Add Year- End Value of Unvested Equity Granted in Year	Add Change in Value of Unvested Awards Granted in Prior Years	Add Change in Value of Vested Equity Granted in Prior Years	Deduct Value of Awards Not Meeting Vesting Conditions	Add Dividends Paid on Unvested Equity	CAP Total
CEO (Rumsey)	$19,905,532	$(4,852,938)	$570,268	$(6,429,004)	$11,269,773	$11,287,476	$5,567,982	$0	$0	$37,319,088
Non-CEO NEOs (avg)	$6,073,855	$(1,556,551)	$151,371	$(2,498,598)	$3,538,208	$2,492,027	$1,058,883	$0	$0	$9,259,195
RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID (CAP) AND PERFORMANCE MEASURES
The Pay versus Performance table above and graphs below demonstrate that our NEOs’ CAP is aligned with our company’s performance over time. CEO and NEO pay is generally aligned with our TSR, Net Income, and EBITDA. However, NEO incumbent changes and year over year performance results compared to CAP encompassing five years of performance may distort results in any given year.
In 2025, CAP to our CEO increased in conjunction with TSR performance. Although EBITDA and GAAP Net Income decreased due to one-time and non-recurring charges related to our Accelera segment, our stock price increased due to investor confidence in Cummins’ underlying profitability and growth in earnings when adjusted for the Accelera charges. As a result, CAP increased for our CEO along with Cummins’ stock price appreciation. Average CAP to our Non-CEO NEOs declined slightly in 2025 due to changes in the individuals constituting our NEOs.

(1)
2022 CEO CAP in the above bar charts reflects the combined compensation for our former CEO, N. Thomas Linebarger, who served as CEO until August 1, 2022, and our current CEO, Jennifer W. Rumsey who became CEO on that date.

CUMMINS 2026 PROXY	73
As shown in the graph below, our company’s TSR has historically tracked with our Custom Peer Group. In 2025, Cummins’ TSR exceeded that of our peer group.
2025 PERFORMANCE MEASURES
For fiscal year 2025, our TMCC identified the performance measures listed below as the most important in its compensation-setting process for our NEOs.
Tabular List of Performance Measures
EBITDA
ROIC
Operating Cash Flow
The Committee identified EBITDA, ROIC, and Cash Flow as our “most important” measures because they are used in our incentive awards to determine payouts. These measures drive the largest portion of our executives’ pay. EBITDA, and ROIC provide an incentive for profitable growth and correlate well with shareholder value. Operating cash flow provides capital for investments that are important to our future and allows us to return significant capital to our shareholders.

74	CUMMINS 2026 PROXY	DIRECTOR COMPENSATION
DIRECTOR COMPENSATION
As with the pay programs for our executive officers, we review our non-employee director pay programs on an annual basis and target the median of the market in setting our pay levels. We also strive to create a non-employee director compensation program that is simple and is aligned with shareholder interests.
We assess both our Custom Peer Group as well as the broader market in benchmarking director pay levels and practices. Each review includes general comparisons against market data and analysis prepared by Farient, including information on market practices and decision support in the following areas:
•
Board and Committee retainers and meeting fees;

•
Equity compensation;

•
Leadership compensation; and

•
Other major pay elements and practices.

Annual Compensation
Board Retainer	• In 2025, we provided each of our non-employee directors target annual compensation of $315,000, $140,000 of which is paid in cash and $175,000 of which is paid in the form of our common stock.
Lead Director Compensation	• An additional $45,000 cash retainer.
Committee Chair Compensation
•
An additional $25,000 cash retainer for the Audit and Talent Management and Compensation Committees.

•
An additional $20,000 cash retainer for the Finance, Governance and Nominating, and Safety and Environment, and Technology Committees.

We also have a Deferred Compensation Plan for non-employee directors, pursuant to which directors may elect to defer receipt of all or any portion of their compensation while they serve as a director. The deferred compensation, plus accrued interest, is paid to the director upon the earliest of a specified date (if one is selected by the director), the director’s retirement or death or a change in control of our company. If the deferred compensation and interest is paid in connection with a specified date or the director’s retirement, it is paid to the director in a lump sum or in annual installments, not to exceed 15, as specified by the director. Upon a change in control of our company or the director’s death, such deferred compensation and interest would be paid in cash to the director in one lump sum.
Account crediting options within our Deferred Compensation Plan are substantially similar to the investment choices available in our 401(k) plan. However, participants may also have a balance in other legacy investment options: the 10-Year Treasury Bill + 4%, the 10-Year Treasury Bill + 2% and Barclays Capital U.S. Government/Credit Bond Index.
Each non-employee director is required to maintain direct ownership of shares of our Common Stock (including stock awards) equal to or greater in value to three times his or her annual total retainer fee. Non-employee directors must comply with this requirement within six years of becoming a member of our Board. Subject to limited exceptions, non-employee directors are not allowed to sell our shares until they reach their stock ownership guideline, and then may not sell shares to the extent their ownership level would be less than the guideline amount. All of our non-employee directors have either satisfied this requirement or have additional time to do so.

DIRECTOR COMPENSATION	CUMMINS 2026 PROXY	75
The following table provides information concerning the compensation of our non-employee directors for 2025. As an employee director, Ms. Rumsey did not receive any compensation for her service as a director in 2025.
Name	(1) Fees Earned or Paid in Cash ($)	(2) Stock Awards ($)	(3) Change in Pension Value and Non Qualified Deferred Compensation Earnings	(4) All Other Compensation	Total
R. J. Bernhard(5)	$140,000	$199,075	$89,926	$2,000	$431,001
B. V. Di Leo Allen	$140,000	$199,075	$0	$0	$339,075
C.A. Harris(5)	$160,000	$199,075	$21,777	$1,057	$381,909
T. J. Lynch(5)	$205,000	$199,075	$0	$0	$404,075
W. I. Miller(6)	$165,000	$199,075	$87,049	$0	$451,124
K.A. Nelson(5)	$140,000	$199,075	$0	$50,000	$389,075
K.H. Quintos	$160,000	$199,075	$915	$50,000	$409,991
G.L. Belske(5)	$165,000	$199,075	$0	$41,550	$405,625
D.W. Fisher(5)	$140,000	$199,075	$3,400	$0	$342,476
J.H. Stone	$140,000	$199,075	$0	$2,500	$341,575
M. Tsien	$116,667	$152,078	$0	$500	$269,245

(1)
Fees Earned or Paid in Cash were as follows:

Director	Board Retainer	Lead Director Fee	Committee Chaired	Committee Chair Fees	Total
R. J. Bernhard	$140,000	$0		$0	$140,000
B. V. Di Leo Allen	$140,000	$0		$0	$140,000
C.A. Harris	$140,000	$0	Finance	$20,000	$160,000
T. J. Lynch	$140,000	$45,000	Governance and Nominating	$20,000	$205,000
W. I. Miller	$140,000	$0	Talent Management and Compensation	$25,000	$165,000
K.A. Nelson	$140,000	$0		$0	$140,000
K.H. Quintos	$140,000	$0	Safety, Environment and Technology	$20,000	$160,000
G.L. Belske	$140,000	$0	Audit	$25,000	$165,000
D. W. Fisher	$140,000	$0		$0	$140,000
J. H. Stone	$140,000	$0		$0	$140,000
M. Tsien	$116,667	$0		$0	$116,667

(2)
The stock awards column represents the aggregate grant date fair value of the awards, which is $334.58/share for all Directors and $340.22/share for the prorated share compensation for M. Tsien who joined the Board on July 14, 2025. The aggregate grant date fair value was computed in accordance with ASC Topic 718, excluding any impact from an election to defer the award. The assumptions made in valuing stock awards for 2025 are included in the Note 18 to Consolidated Financial Statements in our 2025 Annual Report on Form 10-K and such information is incorporated by reference.

The stock value represents 55 percent of the annual retainer. The number of shares is calculated by dividing the target value by the preceding 20-day average closing price of our Common Stock on the NYSE on the grant date, rounded down to the nearest whole share. Each director was awarded 595 shares of stock. The shares were granted using a value of $294.0375, the preceding 20-day average of closing prices of our Common Stock on the NYSE on the grant date of May 13, 2025. M Tsien was awarded 447 shares of stock prorated for his service from July 2025-April 2026. The shares were granted using a value of $325.69, the preceding 20-day average of closing prices of our Common Stock on the NYSE on the grant date of July 14, 2025.
(3)
These amounts represent “Above Market” earnings in the Deferred Compensation Plan, as described above. “Above market” is defined as the amount of earnings that exceeded 120% of the applicable federal long term rate published by the U.S. Internal Revenue Service.

(4)
These amounts represent our match of directors’ contributions for a program under which we match contributions, up to $50,000 per individual, to a designated charitable non-profit organization.

(5)
G.L. Belske, R. J. Bernhard, C.A. Harris, T.J. Lynch, and K.A. Nelson elected to defer 100% of the 2025 Stock Award. D.W. Fisher elected to defer 50% of the 2025 Stock Award. The value of these Stock Awards is included in this table. R. J. Bernhard elected to defer 100% and C.A. Harris elected to defer 50% of their fees paid in cash in 2025.

(6)
As part of our overall support of charitable and educational institutions, we previously established the Cummins Inc. Charitable Bequest Program in which directors first elected prior to 2004 are eligible to participate. Only W. I. Miller currently participates in this program. Following the death of such director, we will donate 10 equal annual installments of $100,000 to one or more qualifying institutions designated by such director. The obligations under this program are funded by life insurance policies that have been fully paid. As a result, there was no cost associated with the program in 2025. Directors do not receive any direct financial benefit from the program since all charitable deductions accrue to us.

76	CUMMINS 2026 PROXY	ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(Item 12 on the Proxy Card)
Executive compensation is important to us and to our shareholders. Since 2011, we have held annual advisory shareholder votes to approve the compensation of our Named Executive Officers as required by Section 14A of the Securities Exchange Act of 1934. At this year’s Annual Meeting, we once again are seeking input from our shareholders through an advisory vote to approve the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narratives contained in this proxy statement. In 2025, consistent with the recommendation of our Board, our shareholders voted in favor of our executive compensation, with more than 91.0% of votes cast in favor.
Our Board would like the support of our shareholders for the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narratives contained in this proxy statement. Accordingly, for the reasons we discuss above, our Board unanimously recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narratives contained in this proxy statement.”
The compensation of the Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narratives contained in this proxy statement will be approved if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.
As this is an advisory vote, the results of the vote will not be binding on our Board, although our Talent Management and Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices and our Talent Management and Compensation Committee and our Board will review and consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. We believe our company benefits from constructive dialogue with our shareholders on these important matters, and while we continue to reach out to our shareholders on these and other issues, we also encourage our shareholders to contact us if they would like to communicate their views on our executive compensation programs. Shareholders who wish to communicate with our non-management directors concerning our executive compensation programs should refer to the section above entitled “Corporate Governance – Board of Directors and Committees – Communication with the Board of Directors.” We intend to hold the next advisory vote on the compensation of our Named Executive Officers at the annual meeting in 2027.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES AND NARRATIVES IN THIS PROXY STATEMENT.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	CUMMINS 2026 PROXY	77
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 13 on the Proxy Card)
The Audit Committee of our Board has voted to appoint PricewaterhouseCoopers LLP, or PwC, as the firm of independent public accountants to audit our financial statements for 2026. Although the selection and appointment of independent public accountants is not required to be submitted to a vote of our shareholders, our Board has decided, as in the past, to ask our shareholders to ratify this appointment. Such ratification does not limit the Audit Committee’s ability to make subsequent changes to our auditors that it thinks appropriate.
Under its charter, the Audit Committee is responsible for the appointment, compensation and oversight of our independent auditor. In selecting PwC as the independent registered public accounting firm for 2026, the Audit Committee considered a number of factors, including:
•
PwC’s internal quality-control procedures, including results of the most recent Public Company Accounting Oversight Board (PCAOB) inspection report on PwC and the results of peer review examinations;

•
Consideration of investigations by governmental or professional authorities and whether they may impair PwC’s ability to perform Cummins’ annual audit;

•
PwC’s independence program and any relationships between PwC and our company that could have a bearing on PwC’s independence;

•
PwC’s industry experience and global footprint to audit our operations worldwide;

•
The professional qualifications of the lead audit partner;

•
The periodic refreshment of perspective and objectivity provided by the mandatory five-year rotation of the partner-in-charge;

•
The engagement team’s collective expertise and knowledge of our business, worldwide operations and risk profile; and

•
The results of the evaluation of PwC’s performance described in the Audit Committee Report below.

The Committee discusses services performed by PwC and considers the impact of non-audit services on PwC’s independence. The Committee pre-approves these services and the related fees. We believe that all services rendered to us by PwC are permissible under applicable laws and regulations and have been pre-approved by or on behalf of the Audit Committee pursuant to the policy described below. Fees paid to PwC for services are disclosed in the table below under the categories listed therein.
These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in PwC’s core work, which is the audit of our consolidated financial statements and the audit of our internal control over financial reporting.
In consideration of the matters described above, we believe that the appointment of PwC is in the best interest of the company and its shareholders.
A representative of PwC will be present at the Annual Meeting and will be available to answer appropriate questions but will not have the opportunity to make a statement. A report of the Audit Committee in connection with its independence, the independence of the auditors and certain other matters follows our Board’s recommendation on this Item below.

78	CUMMINS 2026 PROXY	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS
Appointment of PwC as our independent registered public accounting firm will be ratified if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for the ratification of the appointment of PwC as our independent registered public accounting firm.
OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL TO RATIFY THE APPOINTMENT OF PwC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Audit and Non-Audit Fees
The table below presents fees for professional audit services rendered by PwC for the audit of our annual financial statements for 2025 and 2024 and fees billed for other services rendered by PwC during those periods. The fees are presented in millions of US dollars.
	2025	2024
Audit fees(1)	$20.7	$19.8
Audit-related fees(2)	0.3	0.1
Tax fees(3)	0.3	0.3
All other fees(4)	0.2	0.0
Total	$21.5	$20.2

(1)
Audit fees consisted of work performed in connection with the audit of our financial statements (including internal control over financial reporting), as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory and subsidiary audits.

(2)
Audit-related fees principally included attestation services requested by management.

(3)
Tax fees consisted principally of assistance with non-US tax compliance, review of foreign tax returns and assistance in connection with tax audits.

(4)
All other fees included advisory services for seminars related to generic employee training, research survey results, licensing fees for technical research tools and other advisory services.

Audit Committee Pre-Approval Policy
The Sarbanes-Oxley Act of 2002 and rules of the SEC prohibit our independent accountant from providing certain types of non-audit services to us. They also require that all audit, review or attest engagements required under the securities laws and permitted non-audit services provided to us by our independent accountant be pre-approved by the Audit Committee or one of its members to whom the Audit Committee has delegated authority.
Under our policy and procedures, when considering whether to approve non-audit services to be provided by our independent accountant, the Audit Committee must consider whether the provision of the service would adversely affect the independence of the independent accountant. Specifically, the Audit Committee must consider whether the provision of the service would (i) place the accountant in the position of auditing his or her own work; (ii) result in the accountant acting as management or an employee of our company; or (iii) place the accountant in the position of being an advocate for us. Any proposed non-audit service that the Audit Committee determines would adversely affect the independence of our independent accountant will not be approved.
The Audit Committee is solely responsible for pre-approving all audit and non-audit services. The Audit Committee has delegated to its Chair authority to pre-approve audit and permitted non-audit services to be provided by our independent accountant, provided that such services are permissible under our foregoing policy and procedures and do not exceed $250,000 between scheduled Audit Committee meetings. Approvals made by the Chair must be reported to the full Audit Committee at its next scheduled meeting.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	CUMMINS 2026 PROXY	79
Audit Committee Report
The role of our Audit Committee is to assist our Board in fulfilling its oversight responsibilities as they relate to:
•
The integrity of our financial statements and internal control over financial reporting;

•
Our compliance with ethics policies, and legal and regulatory requirements; and

•
Our independent auditor’s qualifications and independence.

The Committee also has responsibility for:
•
Preparing this report of the Committee, which is required to be included in our proxy statement;

•
Selecting, retaining, compensating, overseeing and evaluating our independent auditor;

•
Providing assistance to our Board in its oversight of our guidelines and policies with respect to enterprise risk management; and

•
Overseeing the performance of our internal audit function.

Each member of the Committee is independent as defined under our independence criteria, NYSE listing standards and SEC rules. The Committee operates under a written charter that has been adopted by our Board and is reviewed by the Committee on a periodic basis. The Committee’s current charter can be viewed on our website.
The Committee fulfills its responsibilities through periodic meetings with PwC, our independent registered public accounting firm since 2002, and with our internal auditors and management. During 2025, the Committee met nine times. The Committee periodically meets in executive session. The Committee also has periodic educational sessions on accounting and reporting matters. The Committee reviewed with both PwC and our internal auditors, and approved, their respective audit plans, audit scope, compensation and identification of audit risks. Further, the Committee reviewed and discussed with our management and PwC our audited financial statements, critical audit matters addressed during the audit and management’s and PwC’s evaluations of our internal control over financial reporting, as reported in our 2025 Annual Report on Form 10-K. The Committee discussed our interim financial information contained in each quarterly earnings announcement and each Quarterly Report on Form 10-Q with our Chief Financial Officer, Controller and our independent auditors, prior to public release. The Committee also met with PwC to discuss the results of its reviews of our interim financial statements. Management has the responsibility for the preparation and integrity of our financial statements and internal control over financial reporting and PwC has the responsibility for the review or examinations thereof.
The Committee discussed and reviewed with PwC all matters required by the PCAOB and the SEC. The Committee received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Committee concerning independence and discussed with PwC its independence.
The Committee established a process for the formal evaluation of PwC’s performance, which includes obtaining an annual assessment of PwC from management. In conducting this evaluation, the Committee reviewed responses to a questionnaire completed by members of management that covered areas such as the quality of services provided by PwC, sufficiency and experiences of resources on the engagement, communication and interaction with PwC over the course of the year, and objectivity and professional skepticism of PwC. PwC’s performance is also discussed with management and PwC during separate private sessions, as well as in executive session.
The Committee also considers other factors, including the policy that PwC follows with respect to rotation of its key audit personnel, so that there is a new partner-in-charge at least every five years. The Committee is involved in the selection of the partner-in-charge at the time of rotation. PwC’s senior relationship partner interviews with members of management and with the Committee Chair to understand the necessary partner-in-charge attributes as part of the partner-in-charge succession planning process. Attributes evaluated include client and functional experience, technical competence, communication skills, critical behaviors, familiarity with audit committee processes and independent communications and stature within PwC. PwC develops a list of potential candidates and identifies one of the candidates as recommended by the firm. The recommended candidate meets with members of management and the Committee. If the recommended candidate is selected, the process is complete. If the recommended candidate is not selected, the process continues with additional candidate meetings until an acceptable candidate is identified. The most recent partner-in-charge rotation occurred in 2022. Based on the above-mentioned reviews and discussions with management, internal audit and PwC, the Committee recommended to our Board of Directors that our audited financial statements and management’s report on internal control over financial reporting be included in our 2025 Annual Report on Form 10-K, for filing with the SEC.

80	CUMMINS 2026 PROXY	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Based on the reviews and evaluations described above, the Committee reappointed PwC as our independent registered public accounting firm for 2026, subject to shareholder ratification at the Annual Meeting.
Respectfully submitted,
GARY L. BELSKE, CHAIR ROBERT J. BERNHARD WILLIAM I. MILLER KIMBERLY A. NELSON KAREN H. QUINTOS JOHN H. STONE MATTHEW TSIEN

APPROVAL OF 2026 OMNIBUS INCENTIVE PLAN	CUMMINS 2026 PROXY	81
APPROVAL OF 2026 OMNIBUS
INCENTIVE PLAN
(Item 14 on the Proxy Card)
Our Board is seeking shareholder approval of the Cummins Inc. 2026 Omnibus Incentive Plan, which we refer to as the “2026 Plan.” If approved by shareholders, the 2026 Plan will allow us to continue to grant equity and cash incentive awards to eligible individuals.
At its February 2026 meeting, our Board unanimously adopted the 2026 Plan, subject to the approval of the 2026 Plan by our shareholders at the Annual Meeting (the “Effective Date”). A copy of the 2026 Plan is attached to this proxy statement as Appendix B.
The two primary purposes of the 2026 Plan are to help us attract, retain, focus and motivate our executives, other selected employees, directors and consultants and to link the interests of these individuals with the interests of our shareholders over the longer term. Our Board believes that the 2026 Plan will further these goals by allowing the 2026 Plan to serve as the primary vehicle for our equity-based and other incentive compensation programs in the future. For that reason, we believe that approval of the 2026 Plan is important to our future success.
Effect of Proposal on 2012 Omnibus Incentive Plan
If our shareholders approve the 2026 Plan, the 2026 Plan will replace the Cummins Inc. 2012 Omnibus Incentive Plan (the “Prior Plan”), and no additional awards may be granted under the Prior Plan thereafter. However, the Prior Plan will continue to govern awards outstanding as of the date it is terminated and the outstanding awards will continue in full force and effect until vested, exercised or forfeited pursuant to their terms. If shareholders do not approve the 2026 Plan, then the Prior Plan will remain in effect in accordance with its terms subject to the expiration date of the Prior Plan. However, there may be insufficient shares available under the Prior Plan to make annual awards or provide grants to new hires in the coming years. In this event, the Talent Management and Compensation Committee of our Board (the “Committee”) may be required to revise its compensation philosophy and devise other programs to attract, retain and compensate our employees.
Determining the Number of Shares Reserved Under the 2026 Plan
The maximum number of shares of our Common Stock that will be reserved for issuance under awards granted under the 2026 Plan will be 4.6 million (subject to adjustment as provided in the 2026 Plan), plus the number of shares available for issuance under the Prior Plan that had not been made subject to outstanding awards as of the Effective Date, plus the number of shares subject to awards granted under the Prior Plan that would, after the Effective Date, have become available for new grants under the terms of the Prior Plan if the Prior Plan were still in effect.
To determine the number of shares of Common Stock to be authorized under the 2026 Plan, the Committee, its independent compensation consultant and our Board considered our need for shares based on the current and expected future equity grant mix and the potential dilution that awarding the requested shares may cause to existing shareholders. The compensation consultant examined, and the Committee and Board considered, a number of factors, including our recent and potential future burn rate.

82	CUMMINS 2026 PROXY	APPROVAL OF 2026 OMNIBUS INCENTIVE PLAN
Key Plan Data
The following table shows certain information about the Prior Plan (the only equity plan under which we can currently grant equity awards), including outstanding awards, as of March 16, 2026:
Number of Shares
Shares available for future awards under the Prior Plan(1)	2,449,853
Outstanding performance shares (at target)	270,635
Outstanding time-vesting restricted stock units or restricted shares	284,688
Outstanding stock options Weighted average exercise price of the outstanding stock options: $164.54 Weighted average remaining term of the outstanding options: 3.15 years	351,524
Total shares available and subject to outstanding awards	3,356,700

(1)
Upon shareholder approval of the 2026 Plan, these shares will no longer be available for grant under the Prior Plan; instead, the number of shares available for issuance under the Prior Plan that had not been made subject to outstanding awards as of the Effective Date will become available for grant under the 2026 Plan.

In setting and recommending to shareholders the number of shares to authorize under the 2026 Plan, our Board considered the historical number of equity awards granted under the Prior Plan, as well as our three-year average burn rate for the preceding three fiscal years as follows (share numbers in thousands):
Fiscal Year	Stock Options Granted (A)	Full-Value Time-Vested Awards Granted (Restricted Stock Units or Restricted Stock) (B)	Full-Value Performance Shares Vested (C)	Total Adjusted Shares (A):(C)	Basic Weighted Average Shares of Common Stock Outstanding	Burn Rate
2025	17.5	103	265	385.5	138,000	0.28%
2024	9	190	233	432	138,000	0.31%
2023	17.5	176	99	292.5	142,000	0.21%
3 Year Average	14.6	156.3	199	370	139,000	0.27%
The number of full-value performance shares granted in the past three fiscal years is 130,863 in 2025, 199,258 in 2024 and 170,205 in 2023.
Key Reasons to Support the 2026 Plan
Our equity-based and other incentive compensation programs have been integral to our past success and continue to be an essential element contributing to our future performance.
•
The number of shares reserved under the 2026 Plan represents what we believe is an acceptable level of dilution to our existing shareholders in light of the benefits to our future performance that we expect the 2026 Plan to support. We estimate that the 4,600,000 new shares to be reserved for issuance under the 2026 Plan, plus the 2,449,853 shares available for issuance under the Prior Plan that had not been made subject to outstanding awards as of March 16, 2026, could result in a maximum potential dilution to our existing shareholders of approximately 5%, based on our total of 138,257,420 shares of Common Stock outstanding as of March 16, 2026.

•
Our equity grants under the Prior Plan have been at a level we consider to be moderate, and we expect to continue similar grant practices under the 2026 Plan over the near term if the 2026 Plan is approved. Our three-year average burn rate is approximately 0.27%, calculated as shown above under “Key Plan Data.”

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•
The 2026 Plan incorporates several leading pay practices, including the following:

•
No Tax Gross-Ups.   No tax gross-ups for excise taxes that may be imposed on payments to our executive officers in connection with a change of control.

•
“Double Trigger” Vesting on Change of Control.   A “double trigger” requirement for accelerated vesting of our executive officers’ equity grants upon a change of control in which the grants are assumed or replaced so that the equity grants would not become vested on an accelerated basis unless the executive officer’s employment were also terminated involuntarily without cause or by the executive officer with good reason.

•
No Liberal Share Recycling for Options and Stock Appreciation Rights.   Any shares tendered or withheld in payment of the exercise price of stock options or tax withholding obligations in connection with stock options or stock appreciation rights and any shares repurchased by us with option proceeds will not again be made available for grant under the 2026 Plan.

•
No Dividend Payments on Unvested Awards.   No dividends or dividend equivalents may be paid on unvested awards.

•
Minimum Vesting Provisions.   The 2026 Plan requires that, subject to limited exceptions specified in the 2026 Plan, all equity awards have a minimum vesting period of at least one year, other than awards relating to up to 5% of the total number of shares reserved for issuance under the 2026 Plan.

•
Forfeiture and Disgorgement for Certain Actions.   The administrator is able to terminate or cause a participant to forfeit an award, and require a participant to disgorge to us any gains attributable to an award, if the participant engages in any action constituting, as determined by the administrator in its discretion, a breach of any agreement between the participant and us our one of our affiliates concerning noncompetition, non-solicitation, confidentiality, trade secrets, intellectual property, non-disparagement or similar obligations.

•
Clawback Policy.   Any awards granted under the 2026 Plan, and any shares issued or cash paid pursuant to an award, are subject to our Compensation Recovery Policy and any other applicable recoupment or clawback policy that we adopt from time to time, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards.

•
No Repricing.   The 2026 Plan prohibits the repricing of stock options and stock appreciation rights.

•
No Evergreen Provision.   The 2026 Plan does not include an “evergreen” or other provision that automatically increases the number of shares available for grant under the 2026 Plan and therefore any increase to the maximum share reserve in the 2026 Plan must be approved by shareholders.

•
Cash-Denominated Limit on Director Compensation.   The 2026 Plan provides that the aggregate value of all awards granted to any non-employee director during any single calendar year, taken together with any cash fees (in each case for service as a director), cannot exceed $750,000 (excluding awards made under deferred compensation arrangements made in lieu of all or a portion of cash retainers and any dividends or dividend equivalent units payable in respect of outstanding awards).

We believe that our existing compensation programs have been effective at motivating our key executive officers, including our Named Executive Officers, to achieve superior performance and results for our company, effectively aligning compensation with performance results, giving our executives an ownership interest in our company so their interests are aligned with our shareholders, and enabling us to attract and retain talented executive officers whose services are in key demand in our industry and market sectors. If the 2026 Plan is not approved at the Annual Meeting, then the Prior Plan will continue to exist, but, because we may not have sufficient additional authorized shares available for equity awards, it may not be able to continue to serve as an effective vehicle for our equity-based and other incentive compensation programs.
Issued and Outstanding Shares; Stock Price
There were 138,257,420 shares of our Common Stock issued and outstanding as of March 16, 2026. The closing price on the NYSE of a share of our Common Stock as of March 16, 2026 was $545.03.

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Summary of the Terms of the 2026 Plan and Related Information
The following is a summary of the material provisions of the 2026 Plan, a copy of which is attached hereto as Appendix B and is incorporated by reference herein. This summary is qualified in its entirety by reference to the full and complete text of the 2026 Plan. Any inconsistencies between the following summary of the material provisions of the 2026 Plan and the text of the 2026 Plan will be governed by the text of the 2026 Plan.
Administration and Eligibility
The 2026 Plan is administered by the Committee, our Board or another committee (to the extent the Board has retained authority and responsibility as an administrator of the 2026 Plan or delegated it to another committee) (we refer to such committee or board, as the case may be, as the “administrator”). The administrator may designate any of the following as a participant under the 2026 Plan to the extent consistent with its authority: any of our or our affiliates’ officers or other employees or individuals engaged to become such an officer or employee, consultants who provide services to us or our affiliates and our non-employee directors. The selection of participants is based upon the administrator’s opinion that the participant is in a position to contribute materially to our continued growth and development and to our long-term financial success. As of March 16, 2026, we had 11 non-employee directors and approximately 67,400 employees who will be eligible to participate in the 2026 Plan.
Our Board may delegate some or all of its authority under the 2026 Plan to a committee of the board, and the Committee may delegate some or all of its authority under the 2026 Plan to a sub-committee or one or more of our officers, subject in each case to limitations specified in the 2026 Plan.
Types of Awards
Awards under the 2026 Plan may consist of stock options, stock appreciation rights, performance shares, performance units, restricted stock, restricted stock units, shares of Common Stock, dividend equivalent units, incentive cash awards or other equity-based awards. The administrator may grant any type of award to any participant it selects, but only our and our subsidiaries’ employees may receive grants of incentive stock options. Awards may be granted alone or in addition to, in tandem with, or, subject to the 2026 Plan’s prohibitions on repricing, in substitution for any other award (or any other award granted under another plan of ours or of any of our affiliates).
Shares Reserved under the 2026 Plan
Under the 2026 Plan, an aggregate of 4.6 million shares of Common Stock, plus the number of shares available for issuance under the Prior Plan that had not been made subject to outstanding awards as of the Effective Date, plus any shares subject to awards granted under the Prior Plan that would again become available for new grants under the terms of such plan if such plan were still in effect, will be reserved for issuance under the 2026 Plan, subject to adjustment as described below.
On and after the Effective Date, the number of shares reserved for issuance is reduced by the number of shares, if any, that are subject to an award as determined on the date of the grant of the award, except that the total number of shares reserved is reduced by two shares for each share delivered in payment or settlement of a full-value award. Full-value awards include restricted stock, restricted stock units payable in shares of Common Stock, performance shares, performance units payable in shares of Common Stock and any other similar award payable in shares of Common Stock under which the value of the award is measured as the full value of a share of Common Stock, rather than the increase in the value of a share of Common Stock.
In general, if an award granted under the 2026 Plan lapses, expires, terminates or is cancelled without the issuance of shares, or the payment of other compensation with respect to shares covered by, the award (whether due currently or on a deferred basis); it is determined during or at the conclusion of the term of an award granted under the 2026 Plan that all or some portion of the shares with respect to which the award was granted will not be issuable, or that other compensation with respect to shares covered by the award will not be payable on the basis that the conditions for such issuance will not be satisfied; if shares are forfeited under an award; or if shares are issued under any award and we reacquire them pursuant to rights we reserved upon the issuance of the shares; then in each case such shares are re-credited to the 2026 Plan’s reserve and may be used again for new awards under the 2026 Plan. In addition, shares related to awards that at any time after the Effective Date are used to pay withholding taxes related to any outstanding award other than a stock option or stock appreciation right will be available again (or, with respect to awards other than stock options or stock appreciation rights granted under the Prior Plan, will be added to the shares available) for grant under the 2026 Plan.
Prohibition of Certain Share Recycling
The following shares subject to an award will not again be available for grant as described above, regardless of whether those shares are actually issued or delivered to the participant: (1) shares tendered by the participant or withheld by us in payment of the

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exercise price of a stock option; (2) shares tendered by the participant or withheld by us to satisfy a tax withholding obligation with respect to a stock option or stock appreciation right; and (3) shares that are repurchased by us with stock option proceeds. With respect to any stock appreciation right that is settled in shares, the full number of shares subject to the award will count against the number of shares available for awards under the 2026 Plan regardless of the number of shares used to settle the stock appreciation right upon exercise.
Addition of Shares from Prior Plan
After the Effective Date, if any shares subject to awards granted under the Prior Plan would again become available for new grants under the terms of such plan if such plan were still in effect, then those shares will be available for awards under the 2026 Plan, thereby increasing the number of shares available for issuance under the 2026 Plan, including incentive stock options. Any such shares will not be available for future awards under the terms of the Prior Plan.
Limits on Awards to Non-Employee Directors
The aggregate grant date fair value (determined as of the applicable date(s) of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee director during any single calendar year, taken together with any cash fees paid to such person during such calendar year, in each case for service as a director, will not exceed $750,000 (excluding awards made pursuant to deferred compensation arrangements made in lieu of all or a portion of cash retainers and any dividends or dividend equivalent units payable in respect of outstanding awards).
Options
The administrator has the authority to grant stock options and to determine all terms and conditions of each stock option. The administrator sets the option price per share of Common Stock, which may not be less than the fair market value of the Common Stock on the date of grant. Fair market value is defined as, except as otherwise determined by the administrator, the last sales price of a share of our Common Stock on the date in question, or if no sales of our Common Stock occur on such date, on the last preceding date on which there was such a sale. The administrator determines the expiration date of each option, but the expiration date cannot be later than 10 years after the grant date. Options are exercisable at such times and be subject to such restrictions and conditions as the administrator deems necessary or advisable. The stock option exercise price is payable in full upon exercise.
Stock Appreciation Rights
The administrator has the authority to grant stock appreciation rights. A stock appreciation right is the right of a participant to receive cash in an amount, and/or Common Stock with a fair market value, equal to the appreciation of the fair market value of a share of Common Stock during a specified period of time. The 2026 Plan provides that the administrator determines all terms and conditions of each stock appreciation right, including, among other things: whether the stock appreciation right is granted independently of a stock option or relates to a stock option; a grant price that is not less than the fair market value of the Common Stock subject to the stock appreciation right on the date of grant; a term that must be no later than 10 years after the date of grant; and whether the stock appreciation right settles in cash, Common Stock or a combination of the two.
Performance and Stock Awards
The administrator has the authority to grant awards of restricted stock, restricted stock units, performance shares or performance units. Restricted stock means shares of Common Stock that are subject to a risk of forfeiture, restrictions on transfer or both a risk of forfeiture and restrictions on transfer. Restricted stock unit means the right to receive a payment equal to the fair market value of one share of Common Stock. Performance shares means the right to receive shares of Common Stock to the extent performance goals are achieved. Performance unit means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of Common Stock, to the extent performance goals are achieved.
The administrator determines all terms and conditions of the awards, including, among other things: whether performance goals need to be achieved for the participant to realize any portion of the benefit provided under the award; whether the restrictions imposed on restricted stock or restricted stock units will lapse, and any portion of the performance goals subject to an award will be deemed achieved, upon a participant’s death, disability or retirement; the length of the vesting and/or performance period and, if different, the date on which payment of the benefit provided under the award will be made; with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of Common Stock; and, with respect to restricted stock units and performance units, whether the awards will settle in cash, in shares of Common Stock, or in a combination of the two.

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Incentive Awards
The administrator has the authority to grant annual and long-term incentive awards. An incentive award is the right to receive a cash payment to the extent that one or more performance goals are achieved. The administrator determines all terms and conditions of an annual or long-term incentive award, including the performance goals, performance period, the potential amount payable and the timing of payment. The administrator must require that payment of all or any portion of the amount subject to the incentive award is contingent on the achievement of one or more performance goals during the period the administrator specifies. The administrator may deem that performance goals subject to an award are achieved upon a participant’s death, disability or retirement, or such other circumstances as the administrator may specify. The performance period for a long-term incentive award must relate to a period of more than one fiscal year.
Dividends and Dividend Equivalent Units
No dividends or dividend equivalent units may be awarded with respect to stock options, stock appreciation rights or any other awards that are not full-value awards. The 2026 Plan prohibits the payment of dividends or dividend equivalent units on unvested awards for all equity award types. Restricted stock will automatically be credited with dividends unless the administrator determines otherwise and, if cash dividends are paid while restricted stock is unvested, then the dividends will either, at the discretion of the administrator, be (1) automatically reinvested as additional shares of restricted stock that are subject to the same terms and conditions, including the risk of forfeiture, as the original grant of restricted stock, or (2) paid in cash at the same time and to the same extent that the restricted stock vests. The administrator may grant dividend equivalent units only in tandem with full-value awards, other than restricted stock. Dividend equivalent units will either, at the discretion of the administrator, be (a) accumulated and paid, in cash or shares in the administrator’s discretion, at the same time and to the same extent that the tandem award vests or is earned, or (b) reinvested in additional units that are subject to the same terms and conditions (including vesting and forfeiture) as the tandem award.
Other Awards
The administrator has the authority to grant other types of awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares of Common Stock, either alone or in addition to or in conjunction with other awards, and payable in shares of Common Stock or cash. Such awards may include shares of unrestricted Common Stock, which may be awarded, without limitation (except as provided in the 2026 Plan), as a bonus, in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or upon the attainment of performance goals or otherwise, or rights to acquire shares of our Common Stock from us. The administrator determines all terms and conditions of the award, including the time or times at which such award is made and the number of shares of Common Stock to be granted pursuant to such award or to which such award relates. Any award that provides for purchase rights must be priced at 100% of the fair market value of our Common Stock on the date of the award.
Minimum Vesting Period and Discretion to Accelerate
All equity awards granted under the 2026 Plan will have a minimum vesting period of one year from the date of grant, except that the minimum vesting period will not apply in connection with (1) a change of control as provided by the 2026 Plan’s provisions relating to a change of control, (2) a participant’s termination due to death or disability, (3) a substitute award that does not reduce the vesting period of the award being replaced, or (4) awards with respect to up to 5% of the total number of shares reserved under the 2026 Plan. For purposes of awards granted to non-employee directors, “one year” may mean the period of time from one annual shareholders meeting to the next annual shareholders meeting, as long as the period of time is not less than 50 weeks.
The administrator may accelerate the vesting of an award or deem an award to be earned, in whole or in part, in the event of a participant’s retirement or termination without cause or upon any other event as determined by the administrator in its sole and absolute discretion.
Performance Goals
For purposes of the 2026 Plan, performance goals mean any objective or subjective goals the administrator establishes with respect to an award. Performance goals may include one or more of the following with respect to us, any one or more of our subsidiaries, affiliates or other business units, any other unit defined by the administrator, or a participant’s individual performance: net sales; cost of sales; revenues; gross margin; gross income; net income; operating income; income from continuing operations; earnings (including before interest and/or taxes and/or depreciation and amortization); earnings per share (including diluted earnings per share); cash flow; free cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; net operating profit; ratio of debt to debt plus equity; return on shareholder equity; return on equity; return on sales; return on capital; return on assets; return on average net assets; operating working capital; average

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accounts receivable; economic value added; customer satisfaction; operating margin; profit margin; sales performance; sales growth; sales quota attainment; new sales; cross/integrated sales; client engagement; client acquisition; internal revenue growth; client retention; total shareholder return metrics; or any other goals the administrator may establish; or a combination of these measures. In the case of any award, the administrator may establish performance goals and provide for other exclusions, specific adjustments or modifications not listed in the 2026 Plan.
Transferability
Awards are not transferable other than by will or the laws of descent and distribution, unless the administrator allows a participant to designate in writing a beneficiary to exercise an award or receive payment under an award after the participant’s death, to transfer an award to the former spouse of the participant as required by a domestic relations order incident to a divorce or to transfer an award for no consideration. No award and no right under any award, may be pledged, attached or otherwise encumbered, and any purported pledge, attachment or encumbrance thereof shall be void and unenforceable against us.
Adjustments
If:
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we are involved in a merger or other transaction in which our Common Stock is changed or exchanged;

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we subdivide or combine our Common Stock or we declare a dividend payable in our Common Stock, other securities (other than stock purchase rights issued pursuant to a shareholder rights agreement) or other property;

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we effect a cash dividend, the amount of which, on a per share basis, exceeds 10% of the fair market value of a share of Common Stock at the time the dividend is declared, or we effect any other dividend or other distribution on our Common Stock in the form of cash, or a repurchase of shares of Common Stock, that our Board determines is special or extraordinary in nature or that is in connection with a transaction that we characterize publicly as a recapitalization or reorganization involving our Common Stock; or

•
any other event occurs, which, in the judgment of the administrator necessitates an adjustment to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2026 Plan;

then the administrator will, in a manner it deems equitable to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2026 Plan, adjust the number and type of shares of Common Stock subject to the 2026 Plan and which may, after the event, be made the subject of awards; the number and type of shares of Common Stock subject to outstanding awards; the grant, purchase or exercise price with respect to any award; and performance goals of an award.
In any such case, the administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award. The administrator may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, and without affecting the number of shares of Common Stock otherwise reserved or available under the 2026 Plan, authorize the issuance or assumption of awards upon terms it deems appropriate.
Change of Control
The following describes what happens with a participant’s compensation upon a change of control:
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If the purchaser, successor or surviving corporation (or parent thereof), which we refer to as the “Successor,” agrees, some or all outstanding awards will be assumed, or replaced with the same type of award with similar terms and conditions, by the Successor in the transaction. If the participant’s employment with the Successor terminates in connection with or within twenty-four (24) months following the change of control for any reason other than an involuntary termination by the Successor for cause or a voluntary termination by the participant without good reason, then all of the participant’s awards that are in effect will be vested in full or deemed earned in full (assuming the maximum performance goals provided under the award were met, if applicable) effective on the date of such termination.

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If the Successor does not assume the awards or issue replacement awards, then immediately prior to the date of the change of control all awards that are then held by participants will be cancelled in exchange for the right to receive the following:

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For each stock option or stock appreciation right, a cash payment equal to the excess of the change of control price (as determined by the administrator) of the shares of Common Stock covered by the stock option or stock appreciation right over the purchase or grant price of such shares of Common Stock under the award;

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For each share of restricted stock and each restricted stock unit, the change of control price;

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For each performance share and/or performance unit that has been earned but not yet paid, a cash payment equal to the value of the performance share and/or performance unit;

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•
For each performance share and/or performance unit for which the performance period has not expired, a cash payment equal to the value of the performance share and/or performance unit calculated at the target performance level;

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For all incentive awards that are earned but not yet paid, a cash payment equal to the value of the award;

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For all incentive awards that are not yet earned, a cash payment equal to the amount that would have been due if the performance goals (measured at the time of the change of control) were to be achieved at the target level through the end of the performance period;

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For a cash payment equal to the value of the dividend equivalent unit; and

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For all other awards, a cash payment based on the value of the award as of the date of the change of control.

The payments in respect of cancelled awards will be made as follows:
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To the extent the payments are attributable (1) to awards that were fully vested and earned as of the date of the change of control, or (2) to stock options or stock appreciation rights (regardless of whether they were vested or earned), the payments will be made on the date of the change of control; and

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To the extent the payments are attributable to awards (other than stock options and stock appreciation rights) that were unvested or unearned as of the date of the change of control, the payments will be made on the earlier of (1) 30 days after the termination of the participant’s employment with the Successor in connection with or within 24 months following the change of control for any reason other than an involuntary termination by the Successor for cause or a voluntary termination by the participant without good reason or (2) the date the awards would have become vested or earned.

Any payment in respect of cancelled awards (other than stock options or stock appreciation rights) that were unvested or unearned as of the date of the change of control will be forfeited if the participant’s employment with the Successor is terminated involuntarily by the Successor for cause or voluntarily by the participant without good reason prior to the payment date.
A “change of control” is generally defined in the 2026 Plan as:
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The occurrence of certain mergers, consolidations, statutory share exchanges or similar forms of corporation transactions, or certain dispositions of all or substantially all of our assets to an unaffiliated entity (if the transactions or dispositions require the approval of shareholders);

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The approval by the shareholders of a plan or proposal for our dissolution;

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The acquisition by a person unaffiliated with our company of 25% or more of our outstanding voting securities as a result of specified types of transactions;

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A change in the composition of a majority of our Board over a period of two years (if the new directors are not approved by the incumbent Board); or

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Another event constituting a “change of control” within the meaning of the SEC’s proxy rules.

No Gross-Up for Excise Taxes
The 2026 Plan does not provide a gross-up to participants if excise taxes are imposed on any payments or benefits because of the golden parachute excise tax provisions of Code Sections 280G and 4999. Instead, the 2026 Plan provides that any affected participant’s payments or benefits will be either cut back, to a level below the level that would trigger the imposition of the excise taxes, or paid in full and subjected to the excise taxes, whichever results in the better after-tax result to the participant.
Term of 2026 Plan
Unless earlier terminated by our Board, the 2026 Plan will terminate on the earlier of (1) the date all shares reserved for issuance have been issued or (2) the tenth anniversary of the Effective Date.
Termination and Amendment
Our Board or the administrator may amend, alter, suspend, discontinue or terminate the 2026 Plan at any time, except:
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our Board must approve any amendment to the 2026 Plan if we determine such approval is required by action of the Board, applicable corporate law or any other applicable law;

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shareholders must approve any amendment to the 2026 Plan if we determine that such approval is required by Section 16 of the Exchange Act, the listing requirements of any principal securities exchange or market on which our Common Stock is then traded, or any other applicable law; and

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•
shareholders must approve any amendment to the 2026 Plan that materially increases the number of shares of Common Stock reserved under the 2026 Plan or that diminishes the provisions on repricing or backdating stock options and stock appreciation rights.

The administrator may modify, amend or cancel any award or waive any restrictions or conditions applicable to any award or the exercise of the award. Except as otherwise provided in the 2026 Plan or any award agreement or other arrangement evidencing an award (referred to as an “award agreement”), any modification or amendment that materially diminishes the rights of the participant or any other person that may have an interest in the award, will be effective only if agreed to by that participant or other person. The administrator does not need to obtain participant or other interested party consent, however, for the modification, amendment or cancellation of an award pursuant to the adjustment provisions of the 2026 Plan or to the extent the administrator deems such action necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which our Common Stock is then traded, to preserve favorable accounting or tax treatment of any award for us or to the extent the administrator determines that such action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other person(s) as may then have an interest in the award. In addition, except as otherwise provided in the 2026 Plan, the administrator may modify or amend any award granted to a participant under the Prior Plan, or waive any restrictions or conditions applicable to any such award, in order to reflect award terms consistent with the permitted terms of awards granted under the 2026 Plan regardless of the terms of the Prior Plan. The termination of the 2026 Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force after termination of the 2026 Plan except as they may lapse or be terminated by their own terms and conditions.
Award Cancellation and Clawback
The administrator will generally specify in an award agreement for an award the effect of the termination of the award holder’s employment or service on the award. If the award agreement does not otherwise provide, upon termination of employment or service, all unvested awards will be canceled immediately.
If a participant’s employment or service is terminated for cause, all awards and grants of every type, whether or not then vested, will terminate no later than the participant’s last day of employment or service, although the administrator will have discretion to waive the termination and to determine whether the event or conduct at issue constitutes cause for termination. If, after a participant’s employment or service terminates for a reason other than cause, we determine that the participant’s employment or service could have been terminated for cause had all facts been known at such time, then on the date of such determination any outstanding awards will terminate immediately and the participant will be required to disgorge any gains attributable to awards that were outstanding at the time of the participant’s termination of employment or service.
Any award granted and any shares of Common Stock issued or cash paid under an award will be subject to forfeiture, recovery or repayment under the terms of our Compensation Recovery Policy and any other applicable recoupment or clawback policy that we maintain from time to time or similar requirement otherwise made applicable by law, regulation or listing standards.
To the extent amounts are not immediately returned or paid as provided under the provisions described above, we may, to the extent permitted by law, seek other remedies, including a set off of the amounts so payable to us against any amounts that may be owing from time to time by us to the participant for any reason, including, without limitation, wages, or vacation pay or other benefits.
Repricing Prohibited
Neither the administrator nor any other person may amend the terms of outstanding stock options or stock appreciation rights to reduce the exercise price of such outstanding stock options or stock appreciation rights; cancel outstanding stock options or stock appreciation rights in exchange for stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights; or cancel outstanding stock options or stock appreciation rights with an exercise price above the current per share price of the Common Stock in exchange for cash or other securities.
Backdating Prohibited
The administrator may not grant a stock option or stock appreciation right with a grant date that is effective prior to the date the administrator takes action to approve such award.

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Foreign Participation
To assure the viability of awards granted to participants employed or residing in foreign countries, the administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the administrator may approve such supplements to, or amendments, restatements or alternative versions of, the 2026 Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the administrator approves for purposes of using the 2026 Plan in a foreign country will not affect the terms of the 2026 Plan for any other country.
Certain Federal Income Tax Consequences
The following summarizes certain federal income tax consequences relating to the 2026 Plan. The summary is based on the laws and regulations in effect as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under foreign, state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the 2026 Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.
Stock Options
The grant of a stock option under the 2026 Plan will create no income tax consequences to us or to the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock at such time over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Upon the participant’s subsequent disposition of the shares of Common Stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the Common Stock on the exercise date).
In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the Common Stock acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the shares of Common Stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares of Common Stock on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.
Stock Appreciation Rights
The grant of a stock appreciation right under the 2026 Plan will create no income tax consequences to us or to the recipient. A participant who is granted a stock appreciation right will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock at such time over the grant price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. If the stock appreciation right is settled in shares of our Common Stock, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the Common Stock on the exercise date).
Restricted Stock
Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the 2026 Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the Common Stock on the date the restrictions lapse). Dividends paid in cash and received by a

APPROVAL OF 2026 OMNIBUS INCENTIVE PLAN	CUMMINS 2026 PROXY	91
participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.
A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.
Restricted Stock Units
A participant will not recognize income and we will not be entitled to a deduction at the time an award of a restricted stock unit is made under the 2026 Plan. Upon the participant’s receipt of shares (or cash) at the end of the restriction period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If the restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).
Performance Shares
The grant of performance shares will create no income tax consequences for us or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents paid on performance shares prior to or at the end of the performance period. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes income. Upon the participant’s subsequent disposition of the shares, the participant will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).
Performance Units
The grant of a performance unit will create no income tax consequences to us or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).
Incentive Awards
A participant who is paid an incentive award will recognize ordinary income equal to the amount of cash paid, and we will be entitled to a corresponding income tax deduction.
Dividend Equivalent Units
A participant who is paid a dividend equivalent with respect to an award will recognize ordinary income equal to the value of cash or Common Stock paid, and we will be entitled to a corresponding deduction in the same amount and at the same time.
Section 162(m) Limit on Deductibility of Compensation
Section 162(m) of the Code generally limits the corporate tax deduction to $1,000,000 for compensation paid annually to any covered employee (which generally includes our Named Executive Officers). This deduction limit may apply to awards granted under the 2026 Plan.

92	CUMMINS 2026 PROXY	APPROVAL OF 2026 OMNIBUS INCENTIVE PLAN
Code Section 409A
Awards under the 2026 Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Code. If the requirements of Section 409A are not complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax and, potentially, interest and penalties. We have sought to structure the 2026 Plan, and we expect to seek to structure awards under the 2026 Plan, to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance issued pursuant to Section 409A. To the extent that we determine that any award granted under the 2026 Plan is subject to Section 409A, the award agreement evidencing such award will generally incorporate the terms and conditions required by Section 409A. The 2026 Plan and any applicable awards may be modified to exempt the awards from Section 409A or comply with the requirements of Section 409A.
Other Considerations
Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the participant.
Securities Authorized for Issuance under Equity Compensation Plans
Information concerning our equity compensation plans as of December 31, 2025, was as follows:
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,224,220	$158.39	2,632,435

(1)
The number is comprised of 395,727 stock options, 407,557 performance shares and 420,936 restricted shares.

(2)
The weighted-average exercise price relates only to the 395,727 stock options. Performance and restricted shares do not have an exercise price and, therefore, are not included in this calculation.

We have no equity compensation plans not approved by security holders.
New Plan Benefits
Each of our non-employee directors receives, as part of their annual retainer at the time of our annual meeting, an annual stock award with a target value of $200,000, paid in the form of our Common Stock. The number of shares is calculated by dividing the target value by the preceding 20-day average closing price of our Common Stock on the NYSE on the grant date, rounded down to the nearest whole share. If our shareholders approve Proposal 14, we expect to issue the annual stock award to our non-employee directors at the time of our annual meeting of shareholders under the 2026 Plan.
Other than the grants to non-employee directors at the time of the annual meeting, we cannot currently determine the awards that may be granted under the 2026 Plan in the future to the executive officers named in this proxy statement, other officers, directors or other persons. The administrator will make such determinations from time to time.
Vote Required and Recommendation of the Board of Directors
The affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting will be required to approve the 2026 Plan. Abstentions and broker non-votes will not affect the voting results for this proposal.
OUR BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE 2026 PLAN.

SHAREHOLDER PROPOSAL	CUMMINS 2026 PROXY	93
SHAREHOLDER PROPOSAL
(Item 15 on the Proxy Card)
The following proposal was submitted by The Accountability Board Inc. and will be voted on at the Annual Meeting if it is properly presented. Our Board recommends that you vote AGAINST this Proposal. The shareholder’s address and number of shares of common stock held may be obtained upon oral or written request to our Corporate Secretary.
In accordance with SEC rules, the following text of the shareholder proposal is presented exactly as it was submitted to our company.
RESOLVED: Shareholders ask the Board to take the necessary steps to adopt a policy, and amend its governance documents accordingly, requiring that the Board Chair and CEO roles be held by different people.
DEAR FELLOW SHAREHOLDERS:
Shareholder proposals at Cummins in 2024 and 2025 regarding Board Chair independence each received over 40% of the vote, indicating significant support for greater independent oversight.
We now ask shareholders to again consider the Board’s leadership structure. But unlike the previous proposals, this one simply seeks a policy that separates the Chair and CEO roles, thereby leaving the Board significant flexibility in filling the two positions.
Separation would allow the Chair to focus on leading the Board in its oversight and governance responsibilities and the CEO to focus on Cummins’ day-to-day business while increasing management accountability and improving the Board’s ability to monitor management performance. It would also better align Cummins with most S&P 500 Boards, 60% of which have separate Chairs and CEOs.
To further explain the benefits of CEO and Chair separation, let’s turn to companies where Cummins’ directors have served.
For instance, consider ADP. With Tom Lynch — Cummins’ own governance committee chair — on its Board, ADP highlights its current separation (and independence) of the roles, noting that this governance structure “allows our chief executive officer to focus on developing and implementing the company’s business plans and supervising the company’s day-to-day business operations, and allows our non-executive chair to lead the board of directors in its oversight, advisory, and risk management roles.”
When Mr. Lynch was on Thermo Fisher Scientific’s Board, that company recognized “the differences between the two [Chair and CEO] roles” and said a separation policy is “in the best interests of the Company and [its] shareholders.”
With Cummins governance committee member Karen Quintos on its Board (and governance committee), Lennox International said “The Board’s primary responsibility is the oversight of the Company’s management team” and that having an independent Board Chair (which again, means separating the roles) is one example of its “measures in place to continually enhance Board composition, efficiency, and effectiveness.”
And with Carla Harris on its governance committee, MetLife said it “recognizes the importance of maintaining a strong corporate governance framework that establishes the foundation of its [Board’s] oversight responsibilities,” emphasizing that, although not a mandated policy, its current separation of the CEO and Board Chair positions “enhances the Board’s ability to exercise independent oversight of MetLife management.”
Further, with Ms. Harris on its governance committee, Walmart has a policy that separates the CEO and Chair positions, and calls this separation one of its governance “highlights.”
And with Cummins’ own CEO/Chair Jennifer Rumsey on its governance committee, Hillenbrand also has a separation policy, which definitively establishes that the “CEO shall not also hold the position of Chairperson of the Board.”
Indeed, the advantages of CEO and Chair separation are widely recognized, and we think adoption of this proposal is warranted. Thank you.

94	CUMMINS 2026 PROXY	STATEMENT IN OPPOSITION
STATEMENT IN OPPOSITION
Our Board of Directors recommends that shareholders vote AGAINST this shareholder proposal for the following reasons:
We believe that our shareholders are best served if the Board retains the organizational flexibility to select the optimal leadership structure and the best person to serve as Chairperson, giving consideration to all relevant factors at any particular time.
There is no universal model for board leadership, as what works best for one company today may not suit another in different circumstances. Consistent with our Board’s fiduciary duty to routinely evaluate and determine the most appropriate leadership structure for our company and its shareholders, our Corporate Governance Principles give our Board the freedom to determine the optimal leadership structure for the company, including, when appropriate, separating the roles of Chairperson and Chief Executive Officer, based solely on what the Board believes is in the best interests of the company and its shareholders. Forcing our company to adopt an inflexible and unrealistic approach to future board leadership would harm the Board’s ability to decide what leadership structure works best for our company based on the facts and circumstances existing from time to time. At any time when our Board determines that the same individual should hold the positions of Chairperson and Chief Executive Officer, and at any time when the Chairperson is not independent, the Board’s independent directors will elect an independent Lead Director.
We believe that it is important for the Board to continue to exercise its judgment on a case-by-case basis in determining the most effective leadership structure for us, rather than take a rigid approach pursuant to an inflexible policy established in advance. It is our Board’s fiduciary duty to act in the best interest of the company and its shareholders, including when making decisions regarding Board leadership. To fulfill this duty, the Board maintains the organizational flexibility to select the leadership structure it deems most effective, including the choice of Chairperson. The company and its shareholders benefit from this flexibility, and the directors are best positioned to lead this evaluation given their knowledge of our leadership team, strategic goals, opportunities and challenges.
Our Board recognizes and anticipates that circumstances may change such that a different structure may be warranted to support our company’s needs, and the Board periodically reviews and assesses its leadership structure.
We believe that our existing governance practices and the current leadership structure of our Board have served our shareholders well, have delivered significant value to shareholders and promote effective and independent Board oversight.
As a result of the successful execution of the company’s strategy over the past decade, Cummins is in a very strong financial position with strong credit ratings and liquidity and a proven track record of improving performance over successive cycles. Under the current leadership structure, the company has grown from $6.6 billion in revenue in 2000 to over $33 billion in 2025. The success of the company has been driven by a strong understanding of the industries in which we operate, a demonstrated capability to drive performance improvement over successive cycles and the vision to set the company on a path to further success in the face of changing industry dynamics.
There is no evidence that implementing a policy requiring separation of the roles of Chairperson and Chief Executive Officer would enhance financial performance or deliver greater value to shareholders.
With the exception of Ms. Rumsey, our Chairperson of the Board and Chief Executive Officer, the Board is composed entirely of independent directors. As discussed under the heading “Other Information - Related-Party Transactions,” none of our directors were involved in any related party transactions in 2025, demonstrating that our Board’s decision-making was free from potential conflicts of interest.
Our Board’s meeting practices and leadership structure encourage independence. The independent directors meet at each regularly scheduled Board meeting in separate executive sessions without Ms. Rumsey present. These sessions are led by an independent Lead Director, currently Mr. Lynch, who is selected by and from the independent directors. In addition, our independent directors frequently travel, without the Chairperson and Chief Executive Officer in attendance, to visit our operations and meet with our employees and other stakeholders. In addition, our Board is dedicated to attaining a balance of tenure and refreshment. We have added seven new directors to our Board since 2020, bringing new and diverse perspectives and adding to our Board’s mix of objectivity, skills and experience.
We have long been committed to having an independent Lead Director, and our Board believes that the independent Lead Director role provides an appropriate balance between effective independent oversight and the consistent leadership of a combined Chairperson and Chief Executive Officer. The duties of the independent Lead Director are comprehensive and clearly

STATEMENT IN OPPOSITION	CUMMINS 2026 PROXY	95
delineated in our Corporate Governance Principles available on our Investor Relations site through www.cummins.com. Our independent Lead Director’s responsibilities include:
•
Serving as Chair of the Governance and Nominating Committee;

•
Conferring with the Chairperson on, and approving, Board meeting agendas and meeting schedules to assure there is sufficient time for discussion of all agenda items;

•
Calling and presiding over all meetings of the Board at which the Chairperson is not present, including executive sessions of independent directors and communicating feedback from executive sessions to the Chairperson;

•
Leading the annual performance reviews of the Chief Executive Officer and the Board;

•
Ensuring that there is open communication between our independent directors, the Chairperson, the Chief Executive Officer and other management members;

•
Being available, when deemed appropriate by the Board, for consultation and direct communication with shareholders;

•
Reviewing, at his or her discretion, information to be sent to the Board; and

•
Conferring with the Chairperson and Chief Executive Officer on other issues of corporate importance, as appropriate.

One of our longstanding governance practices is that all the members (including the chairs) of the Audit Committee, the Talent Management and Compensation Committee and the Governance and Nominating Committee are independent directors, nominated by the Governance and Nominating Committee. When coupled with the majority independent composition of our Board, this governance practice ensures that independent directors oversee all critical Board governance matters, such as the integrity of the company’s financial statements, compensation of our Chief Executive Officer and other members of senior management, and Board evaluation and selection of directors. The Board and each of its committees have unrestricted access to officers and employees of the company and have the authority to ask such questions and conduct investigations, and to retain legal, accounting, financial or other outside advisors, as they deem necessary or appropriate to fulfill their duties. In addition, the Board has long-established Corporate Governance Principles, which are available on our website.
A fixed, inflexible rule requiring the separation of our Chairperson of the Board and Chief Executive Officer roles is not in the best interests of our shareholders.
We believe that flexibility in board leadership allows our company to do what is best for its shareholders. We operate in a very competitive and fast-changing industry in which our Board must constantly assess industry change and disruption. Our Board is comprised of directors with diverse backgrounds, experience, perspectives and in-depth knowledge about the company. With this expertise, it is uniquely positioned to evaluate the company’s key challenges and needs, including the optimal Board leadership structure.
The Board believes that its current best leadership structure strikes an appropriate balance between strong and consistent executive leadership and independent and effective oversight of our company’s business at this time, and that mandating a fixed and inflexible leadership structure for the company would unduly restrict the Board, would prevent the Board from determining the most appropriate leadership structure for the company and would hinder our Board’s effectiveness in guiding our company and representing the interests of the shareholders. The supporting statement to the shareholder proposal seeks to distinguish this proposal from substantially similar previous proposals regarding Board Chairperson independence, which have repeatedly been rejected by our shareholders, asserting that this proposal leaves the Board “significant flexibility in filling the two positions.” However, the Board believes that an inflexible policy mandating the separation of the Chairperson and Chief Executive Officer roles still restricts the Board and hinders its effectiveness, and that the option left open by this proposal to appoint a non-independent member of the Board, other than the Chief Executive Officer, to serve as Board Chairperson does not provide our Board meaningful flexibility to determine the most appropriate leadership structure for the company.
The approach set forth in the proposal would limit the Board’s ability to adjust our leadership structure as needed to best serve the company and its shareholders and promote the company’s and its shareholders’ interests and long-term goals, regardless of future circumstances. Effective corporate governance requires more than just a mechanical, “one-size-fits-all” approach, like that requested by the shareholder proposal.
The proposal’s rigid and prescriptive approach to board leadership is not the practice of the majority of companies in the S&P 500.
While a number of S&P 500 companies have separated the roles of Chief Executive Officer and Chairperson, not all of those companies have adopted an inflexible policy mandating the separation of Chairperson and Chief Executive Officer roles, no matter the situation. According to a 2023 survey published by The Conference Board, 76% of S&P companies provide that the board of

96	CUMMINS 2026 PROXY	STATEMENT IN OPPOSITION
directors has the flexibility to determine its leadership structure on a case-by-case basis, and there is a strong correlation between company size and board leadership model, with most of the largest companies combining the board Chairperson and Chief Executive Officer role.
Furthermore, a majority of S&P 500 companies do not have a separate, independent Chairperson. According to the 2025 Spencer Stuart Board Index, approximately 52% of companies in the S&P 500 do not have an independent Chairperson. We also recognize that the combination of needs and circumstances, governance structures and policies, board composition, strengths and demands of leadership, strategic goals and opportunities and challenges of each S&P 500 company is unique. As a result, the Boards of other public companies on which our directors sit should be expected to account for those companies’ unique needs and circumstances, which may require a different leadership structure than ours. We believe that rather than taking a “one-size-fits-all” approach to board leadership, the Board’s fiduciary duties are best fulfilled by retaining flexibility to determine the leadership structure that serves the best interests of our company and shareholders, taking into account the company’s needs and circumstances at any given time.
Our Board routinely engages directly with shareholders, reinforcing Board and management accountability, and acts on our shareholders’ governance concerns that are expressed in these interactions.
The company has long maintained a robust engagement program in order for the Board to be fully informed on, and able to weigh carefully, the view of its shareholders before making critical decisions on governance topics. We believe that our existing corporate governance policies provide the appropriate balance between ensuring Board accountability to shareholders and enabling the Board to effectively oversee Cummins’ business and affairs for the long-term benefit of shareholders. In addition, over the past several years, our independent directors, along with our leadership team, have engaged in significant shareholder outreach with shareholders holding a significant percentage of outstanding shares. As a result of these interactions, we have taken the following corporate governance-related actions in recent years:
•
adopted proxy access;

•
adopted a unilateral right for shareholders to amend the company’s bylaws; and

•
lowered the threshold at which shareholders may call a special meeting.

Along with the oversight of our Lead Director, these changes to our governing documents provide shareholders with the ability to ensure that proper checks and balances exist.
During these conversations, a majority of these shareholders, when asked, support our position of maintaining the flexibility for our Board to best determine our leadership structure.
The Board and our company are committed to the highest standards of corporate governance.
Our existing corporate governance structure reinforces the Board’s accountability to its shareholders. Our corporate governance practices and policies are described in the section of this proxy statement entitled “Corporate Governance.” As discussed in that section, we have had a longstanding commitment to good corporate governance. Our practices in the area of corporate governance have been recognized by various organizations. For example, we have been named to the Dow Jones Best-in-Class North America Composite Index for 19 consecutive years.
Our shareholders rejected substantially similar proposals in 2013, 2015, 2019, 2022, 2023, 2024 and 2025.
The Board considers current trends and shareholder feedback received through engagement and votes on shareholder proposals. Our shareholders have now considered and rejected seven similar proposals that would have required separate Chairperson and Chief Executive Officer roles. The prior proposals, which sought a policy requiring our Chairperson to be an independent director, were presented at our 2013 Annual Meeting, 2015 Annual Meeting, 2019 Annual Meeting, 2022 Annual Meeting, 2023 Annual Meeting, 2024 Annual Meeting and 2025 Annual Meeting. Our shareholders have repeatedly defeated such proposals. Since 2025, nothing has changed that would merit a different result, and we believe that requiring separate Chairperson and Chief Executive Officer roles is an unnecessarily restrictive approach that would limit the Board’s ability to adjust our leadership structure as needed to best serve the company and its shareholders. Based on engagement with the company’s shareholders over the past year, we believe many of our investors continue to support the Board’s approach to maintain flexibility to choose the best leadership structure for the company.
Vote Required and Recommendation of the Board of Directors
The affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting will be required to approve this proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.
OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

SHAREHOLDER PROPOSAL	CUMMINS 2026 PROXY	97
SHAREHOLDER PROPOSAL
(Item 16 on the Proxy Card)
The following proposal was submitted on behalf of The Bahnsen Family Trust and will be voted on at the Annual Meeting if it is properly presented. Our Board recommends that you vote AGAINST this Proposal. The shareholder’s address and number of shares of common stock held may be obtained upon oral or written request to our Corporate Secretary.
In accordance with SEC rules, the following text of the shareholder proposal is presented exactly as it was submitted to our company.
Report on Discrimination in Charitable Support
Supporting Statement:
Corporations routinely use their platforms to voice support for humanitarian causes and human rights. Unfortunately, many companies provide funds, data, or other resources to advocacy groups leading highly controversial social campaigns — particularly on gender and sexuality—often backing only one side of the debate. Such one-sided support alienates significant portions of their customers, employees, and shareholders and exposes companies to reputational, market, and legal risk.
One notable example is that of Cummins, which has a perfect score1 on the Human Rights Campaign’s Corporate Equality Index. The Human Rights Campaign is a leading driver in getting companies to promote transgender activism. To get 100 points on its Corporate Equality Index,2 a company ostensibly confirms its coverage of radical adolescent transgender treatments recommended by the World Professional Association for Transgender Health (WPATH),3 a group widely criticized for its ideological bias and lack of scientific rigor.4 These treatments include gender transition surgery, cross-sex hormone therapy, menstruation suppression, and puberty blockers.
Supporting this activism may alienate Cummins employees who have religious or other moral objections to supporting these kinds of radical treatments with their healthcare premiums. Given Cummins’ stated commitment5 to “harnessing the diverse perspectives, skills and innovation from every person,” questions about whether the company’s charitable partnerships respect those diverse perspectives must be answered, and with a mind to business-first political neutrality.
Furthermore, a perfect score on the HRC’s Corporate Equality Index implies6 that the company covers highly controversial healthcare practices, including the coverage of “hormone replacement therapies.” This would be a serious concern for any company. But given Cummins’ status7 as a federal contractor, selling power generation systems and engines to government entities, and the Trump administration’s clear stance regarding such practices particularly regarding children, this point is doubly concerning for Cummins investors.
Given Cummins’ standing as a major American manufacturing company, its active participation in activist rating systems like the Human Rights Campaign’s index, and the massive risk of public controversy tied to association with such highly controversial groups and ideologies, investors are right to be concerned about what further brand politicization could do to company performance.
Many companies, including John Deere, Tractor Supply, and Ford, have already refocused their charitable support in a manner that acknowledges the diverse views held by their customers and employees.8 Many have explicitly cut ties with groups such as the Human Rights Campaign as a part of this effort. Cummins should do the same.
Resolved: Shareholders request that Cummins conduct an evaluation and issue a report within the next year, at reasonable expense and excluding proprietary and confidential information, analyzing the benefits, costs, and legal, reputational, competitive, and other relevant risks of the company’s charitable support.

1
https://www.hrc.org/resources/corporations/s-p-global-inc.

2
https://reports.hrc.org/corporate-equality-index-2025#scoring-criteria

3
https://www.tandfonline.com/doi/pdf/10.1080/26895269.2022.2100644

4
https://adflegal.org/article/leaked-files-reveal-ethical-concerns-pseudoscience-wpath-standards-care/

5
https://www.cummins.com/sites/default/files/2024-04/dei-commitment-2024.pdf

6
https://reports.hrc.org/corporate-equality-index-2025#scoring-criteria

7
https://supplier.cummins.com/government-requirements-us

8
https://www.dailymail.co.uk/news/article-13812241/american-brand-dei-rules-backlash.html

98	CUMMINS 2026 PROXY	STATEMENT IN OPPOSITION
STATEMENT IN OPPOSITION
Our Board of Directors recommends that shareholders vote AGAINST this shareholder proposal for the following reasons:
Cummins is committed to engaging in sustainable corporate practices and supporting its community.
This proposal asks our Board to evaluate and issue a report analyzing the benefits, costs and legal, reputational, competitive and other relevant risks of Cummins’ charitable support. We do not believe that the requested evaluation or report are necessary. At the same time, consistent with the allocation of responsibilities for oversight among our Board and its committees, and the company’s transparency regarding policies, practices, procedures and reports, we are committed to engaging in sustainable corporate practices to fortify the long-term health of our business and create long-term value for Cummins’ shareholders.
As part of Cummins’ corporate responsibility and community engagement, the company engages with leading nonprofits and community partners to listen, assess and invest in solutions that meet the evolving community needs where employees live and work. Additionally, our employees have access to community development grants for the nonprofits with which they volunteer, deepening the company’s understanding of community needs and employee priorities. The Cummins Foundation provides such community development grants around the world to support communities in which our employees live and work.
Cummins has a robust governance process in place to oversee risk and compliance.
Our Board oversees the company’s business, top enterprise risks, environmental, social and governance strategy and challenges. Additionally, the Safety, Environment and Technology Committee reviews public policy and regulatory advocacy developments, as well as strategies and positions taken by the company with respect to safety, environmental and technological matters that significantly impact the company or its products. The Audit Committee provides oversight of the data integrity of environmental, social and governance related disclosures and oversees the company’s guidelines and policies concerning risk assessment and enterprise risk management. At least annually, the Audit Committee and/or the Board reviews the company’s enterprise risk management report, which includes a comprehensive and prioritized list of risks.
Our Board believes that our existing governance and oversight processes are reasonable and appropriate to assess and respond to any risks that may arise from Cummins’ and The Cummins Foundation’s community giving without the need to commission the report requested by the proposal.
Cummins has an established and reputable history of reporting on its corporate responsibility and sustainability initiatives, and already provides extensive reporting on its charitable giving.
Cummins’ existing corporate responsibility reporting is built on a foundation of transparency, governance, ethics and respect for human rights. Since its inception in 1919, Cummins has worked on a wide range of community initiatives, and for the past 20 years Cummins has shared its corporate responsibility and social responsibility efforts in its Sustainability Progress Reports. Released on an annual basis, Cummins’ Sustainability Progress Reports discuss the company’s corporate responsibility strategy, including details regarding its corporate responsibility activities, priorities, community giving and community engagement. Archived copies of such reports are available on Cummins’ website at https://www.cummins.com/company/esg/sustainability-progress-reports/archive.
Cummins’ 2024-2025 Sustainability Progress Report discusses Cummins’ sustainability strategy and oversight and management of risks related to various topics affecting the sustainability of Cummins’ business. The report also provides detailed information on the company’s community engagement and community giving across its three priority areas: education, equity and the environment.
Cummins publishes numerous other public reports and disclosures which address the topic and focus contemplated by this proposal. Cummins’ Corporate Governance Principles, Code of Business Conduct, the “Corporate Responsibility” webpage on Cummins’ website at https://www.cummins.com/company/esg/social/corporate-responsibility, the “Cummins’ Positions on Key Issues” webpage on Cummins’ website at https://www.cummins.com/company/esg/policy-positions, and the “Community Support” webpage on Cummins’ website at https://www.cummins.com/company/esg/social/corporate-responsibility/community-support each include further details regarding Cummins’ and The Cummins Foundation’s community engagement and charitable giving, Cummins’ evaluation of certain risks related to sustainability and its commitment to supporting various causes.
In addition, as a registered 501(c)(3) nonprofit organization, The Cummins Foundation is required by law to annually report its itemized charitable giving in public filings. These public filings disclose the names and addresses of the charitable organizations The Cummins Foundation supports and the general purpose and amounts of the grants.

STATEMENT IN OPPOSITION	CUMMINS 2026 PROXY	99
While Cummins has received many recognitions, ratings and awards for various aspects of its corporate responsibility and sustainability efforts and transparency, we do not base our business decisions on obtaining such recognition. Instead, Cummins makes business and operating decisions that the Board and management believe serve the best interests of Cummins and its shareholders, independent of any recognition that may follow.
Cummins is committed to protecting the diversity of employee viewpoints and beliefs.
Cummins’ Code of Business Conduct sets out the company’s commitment to, among other things, embracing diverse perspectives and backgrounds and treating all people with dignity and respect, improving our communities, ensuring a workplace free of discrimination, harassment and retaliation, and having accurate records and reporting processes which are clear and understandable. The principles established in the Code of Business Conduct are approved by senior leadership and the Board, with the Audit Committee providing general oversight responsibility for the company’s business ethics and the Code of Business Conduct programs. Additionally, the Ethics and Compliance Function oversees adherence to the Code of Business Conduct and serves as a resource for employees seeking guidance.
By fostering a workplace where every individual feels valued and heard, employees collaborate to spark innovation and deliver solutions to customers’ most pressing challenges. Cummins strives to ensure that employees and other shareholders are treated with dignity and respect, regardless of their viewpoints or beliefs, by fostering a work environment that is welcoming and allows employees to best use their unique talents and diverse perspectives so ideas and innovation can flourish. By embracing diverse perspectives in an inclusive environment, we deliver superior solutions, drive innovation and quality, and work seamlessly across cultures to meet the challenges of a global and evolving market.
The requested report is unnecessary and would be a costly diversion of corporate resources.
Cummins is dedicated to operating as an ethical, responsible corporate citizen. It has long been a leader in promoting humanitarian causes, supporting human rights around the world, and fostering a workplace where every individual feels valued and heard. Our Board believes this proposal is disconnected from the priorities and substance of Cummins’ giving efforts, which are focused primarily on three global priorities the company has identified as critical to healthy communities: education, equity and the environment. Given the already extensive public reporting by the company and The Cummins Foundation on charitable giving, our Board believes the report requested by this proposal is unnecessary, a costly diversion of corporate resources and not in the best interests of the shareholders.
For these reasons, our Board believes that the report this proposal is requesting is not in the best interests of Cummins or its shareholders.
Vote Required and Recommendation of the Board of Directors
The affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting will be required to approve this proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.
OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

100	CUMMINS 2026 PROXY	STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT AND OTHERS
STOCK OWNERSHIP OF
DIRECTORS, MANAGEMENT AND OTHERS
The following table sets forth information with respect to the beneficial ownership of our Common Stock as of March 16, 2026 (or such other date as is indicated) by:
•
Each current director and director nominee;

•
Each executive officer appearing in the Summary Compensation Table;

•
All directors and current executive officers as a group; and

•
Any person who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock based on our review of the reports regarding ownership filed with the SEC.

Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of March 16, 2026 through the exercise of any stock option or other right. Shares subject to stock options or other rights are deemed to be outstanding for the purpose of computing the ownership percentage of the person beneficially holding these stock option or other rights, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. Except as otherwise indicated, the address of each beneficial owner is Cummins Inc., 301 East Market Street, Indianapolis, Indiana 46204.
Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	17,754,995(2)	12.9%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	11,524,411(3)	8.4%
Gary L. Belske	2,938	*
Robert J. Bernhard	19,192	*
Jenny M. Bush	17,155(4)	*
Amy R. Davis	20,897(5)	*
Bruno V. Di Leo Allen	5,073	*
Bonnie J. Fetch	13,704(6)	*
Daniel W. Fisher	2,297	*
Carla A. Harris	3,502	*
Thomas J. Lynch	11,656	*
William I. Miller	34,531(7)	*
Kimberly A. Nelson	5,542(8)	*
Karen H. Quintos	5,231(9)	*
Jennifer W. Rumsey	119,419(10)	*
Mark A. Smith	39,832	*
John H. Stone	2,441	*
Matthew Tsien	447	*
All directors and current executive officers as a group, a total of 28 persons	415,453(11)	*

*
Less than 1%.

(1)
Except as otherwise indicated, the voting and investment powers of the shares listed are held solely by the reported owner.

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT AND OTHERS	CUMMINS 2026 PROXY	101
(2)
The source of this information is a Schedule 13G/A filed February 13, 2024 with the SEC disclosing beneficial ownership of our Common Stock by The Vanguard Group and its related companies as of December 31, 2023. The Vanguard Group and its related companies stated in their Schedule 13G/A that they have sole dispositive power for 17,149,769 shares, shared dispositive power for 605,226 shares, sole voting power for none of the shares and shared voting power for 175,582 shares.

(3)
The source of this information is a Schedule 13G/A filed January 25, 2024 with the SEC disclosing beneficial ownership of our Common Stock by BlackRock, Inc. and its related companies as of December 31, 2023. BlackRock, Inc. and its related companies stated in their Schedule 13G/A that they have sole dispositive power for all of the shares and sole voting power for 10,240,207 shares.

(4)
Includes 169 shares held by Ms. Bush’s spouse.

(5)
Includes 5,090 shares that may be purchased upon the exercise of vested stock options within 60 days of March 16, 2026.

(6)
Included 621 shares held by Ms. Fetch’s 401(k) plan and 752 shares that may be purchased upon the exercise of vested stock options within 60 days of March 16, 2026.

(7)
Includes 167 shares owned by Mr. Miller’s child.

(8)
Includes 82 shares held by Ms. Nelson’s spouse, 600 shares owned by the 2013 Family Trust and 400 shares owned by Ms. Nelson’s spouse via the 2015 Family Trust.

(9)
Shares are held by Trust.

(10)
Includes 1,450 shares held by Ms. Rumsey’s 401(k) plan, 28,742 shares held by Trust and 42,595 shares that may be purchased upon the exercise of vested stock options within 60 days of March 16, 2026.

(11)
Includes 64,177 shares that may be purchased upon the exercise of vested stock options within 60 days of March 16, 2026.

102	CUMMINS 2026 PROXY	OTHER BUSINESS
OTHER BUSINESS
Our Board does not know of any business to be presented for action at the Annual Meeting other than that set forth in the Notice of Annual Meeting of Shareholders as reflected in Items 1 through 16 on the proxy card, and as referenced in this proxy statement. Under the terms of our by-laws, moreover, since the deadline for notice of additional business has passed, no additional business may be presented by shareholders for action at the Annual Meeting.
Other Information
RELATED-PARTY TRANSACTIONS
Our company, together with our subsidiaries and affiliates, is a global company with extensive operations in the U.S. and many foreign countries. We have thousands of employees with widespread authority to purchase goods and services. Because of these far-reaching activities, we encounter transactions and business arrangements with persons, businesses and other organizations in which one of our directors, executive officers or nominees for director, significant investors or their immediate families, may also be a director, executive officer, or have some other direct or indirect material interest. Such transactions and arrangements, which we refer to as related-party transactions, have the potential to create actual or perceived conflicts of interest.
As a result, the Audit Committee of our Board has established, and our Board has approved, a written policy and procedures for review and approval of any related-party transactions or proposed transactions where the amount involved in any year exceeds or will exceed $120,000. These procedures require that, in deciding whether to approve such a related-party transaction involving a director, director nominee, executive officer, holder of more than five percent of our Common Stock or their immediate family members, the Audit Committee must consider, among other factors:
•
Information about the goods and services to be or being provided by or to the related party;

•
The nature of the transaction and the costs to be incurred by us or payments to us;

•
An analysis of the costs and benefits associated with the transaction;

•
The business advantage we would gain by engaging in the transaction; and

•
An analysis of the significance of the transaction to us and the related party.

To receive Audit Committee approval, a related party transaction must be on terms that are believed to be fair and reasonable to us. Our policy requires that there be a business or corporate interest supporting the transaction and that the transaction be in the best interest of us and our shareholders.
Based on information known to us, except for the transaction described below, we believe there were no transactions during 2025 in which we were or are to be a participant in which the amount involved exceeded or will exceed $120,000, and in which any director, director nominee, executive officer, holder of more than five percent of our Common Stock at the time of the transaction or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.
In 2025, Derren Bush, our Manufacturing Engineering Director, Supply Chain Aftermarket, received $198,722 of compensation from us in his capacity as an employee. Included in this compensation was a $29,785 bonus award and the vesting of restricted stock valued at $3,462. Derren Bush is the spouse of Jenny Bush, our Vice President and President – Power Systems.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of our Common Stock, to file reports of ownership and changes in ownership of such securities with the SEC and the NYSE. Copies of these reports must also be furnished to us. Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to us, written representations from reporting persons after inquiry, and forms filed by us on the reporting person’s behalf, we believe that all filing requirements under Section 16(a) applicable to our executive officers and directors were complied with during 2025, except that a Form 3 was filed for John Gaidoo on June 17, 2025 to report his initial beneficial ownership of our company’s securities as of June 1, 2025 and a Form 4 was filed for Donald Jackson on February 25, 2026 to report one transaction that occurred on June 1, 2025 and two transactions that occurred on August 13, 2025.

OTHER BUSINESS	CUMMINS 2026 PROXY	103
SHAREHOLDER PROPOSALS
Shareholders may submit proposals to be considered for shareholder action at our 2027 annual meeting of shareholders and inclusion in our proxy statement and proxy card if they do so in accordance with the appropriate regulations of the SEC. For such proposals to be considered for inclusion in our proxy statement and form of proxy card for our 2027 annual meeting of shareholders, they must be received by our Corporate Secretary no later than December 3, 2026.
If a shareholder desires to bring proper business before an annual meeting of shareholders which is not the subject of a proposal timely submitted for inclusion in our proxy statement and form of proxy as described above, the shareholder must follow procedures outlined in our by-laws. Pursuant to our by-laws, a shareholder may bring business to be considered at the annual meeting, provided that the shareholder (i) is a shareholder of record at the time of giving notice to us of the business and is entitled to vote at the annual meeting where the business will be considered, and (ii) complies with the applicable notice procedures set forth in our by-laws. Our by-laws provide that, in the case of business other than the election of directors, the shareholder bringing the business must deliver written notice of the business to our Corporate Secretary no later than 90 days preceding the date the meeting is scheduled to occur in the notice of such meeting first given to shareholders, which we refer to as the “originally scheduled date,” unless such date is earlier than the first anniversary of the date set forth in our first mailed definitive proxy materials for the prior year’s annual meeting, in which case written notice of the proposal must be delivered not later than the close of business on the 10th day following the first public disclosure of the earlier date.
In order for shareholders to give timely notice of director nominations at our 2027 annual meeting of shareholders for inclusion on a universal proxy card under Rule 14a-19 of the Exchange Act, notice must be submitted by the same deadline as disclosed above under the procedures for Shareholder director candidate recommendations set forth in our by-laws and must also include the information in the notice required by our by-laws and by Rule 14a-19.
Each required notice must contain certain information, including information about the shareholder, as prescribed by the by-laws.
EXPENSES OF SOLICITATION
The cost of this proxy solicitation will be borne by us. We will solicit proxies by mailing proxy materials to certain shareholders and a Notice of Internet Availability of Proxy Materials to all other shareholders; for shareholders that do not receive the full proxy materials, printed copies will be sent upon request as provided below and as provided in the Notice of Internet Availability of Proxy Materials.
We have retained Morrow Sodali Global LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist us in the solicitation of proxies for a fee not to exceed $11,000 plus expenses. Proxies may also be solicited by mail, telephone, e-mail or fax by our directors, officers and employees who will not be separately compensated for such services. Banks, brokerage houses and other institutions, nominees or fiduciaries will be reimbursed for their reasonable expenses incurred in forwarding proxy materials to the beneficial owners of our Common Stock upon request.
DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet availability of Proxy Materials and, as applicable, a printed version of our annual report to shareholders and this proxy statement. Upon oral or written request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials, annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of the document was delivered.
Shareholders sharing an address may also request delivery in the future of a single copy of a Notice of Internet Availability of Proxy Materials, annual report to shareholders and/or proxy statement if they are currently receiving multiple copies of such documents. Shareholders may notify us of their requests by calling or writing to our Corporate Secretary at (812) 377-1111 or Cummins Inc., 301 East Market Street, Indianapolis, Indiana 46204.
April 2, 2026,
We will furnish to any shareholder, without charge, a copy of our Annual Report on Form 10-K. You may also obtain a copy of the Form 10-K by writing to Nicole Y. Lamb-Hale, Corporate Secretary, Cummins Inc., 301 East Market Street, Indianapolis, Indiana 46204 or on our website at www.cummins.com.

CUMMINS 2026 PROXY	Appendix A
Appendix A
Reconciliations of US GAAP Financial Measures to Non-GAAP Financial Measures
EARNINGS BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION AND NONCONTROLLING INTERESTS
We define EBITDA as earnings or losses before interest expense, income tax expense, depreciation and amortization and noncontrolling interests. We use EBITDA to assess and measure the performance of our operating segments and also as a component in measuring our variable compensation programs. We believe EBITDA is a useful measure of our operating performance as it assists investors and debt holders in comparing our performance on a consistent basis without regard to financing methods, capital structure, income taxes or depreciation and amortization methods, which can vary significantly depending upon many factors. Additionally, adjusted EBITDA removes the impact of significant special items incurred during the year, which we believe enables a more accurate comparison of the underlying operational performance of the business for our investors and debt holders. This measure is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and may not be consistent with measures used by other companies. It should be considered supplemental data. The three metrics below differ by exclusion of one-time items for the purpose of annual bonus and long-term incentive payout factor calculations. Please refer to the respective footnotes for more details.
2025 & 2024 Adjusted EBITDA – Operating
	Years Ended
In Millions	December 31, 2025	December 31, 2024
Net income attributable to Cummins Inc.	$2,843	$3,946
Net income attributable to noncontrolling interests	114	122
Consolidated net income	2,957	4,068
Income tax expense	1,006	835
Income before taxes	3,963	4,903
Interest expense	329	370
EBIT	4,292	5,273
Depreciation and amortization	1,093	1,053
EBITDA	5,385	6,326
One-Time Items*	458	(957)
Adjusted EBITDA (excluding One-Time Items)	$5,843	$5,369

*
2025 one-time items include $458 million of cost related to Accelera charges; 2024 one-time items includes $1.298 billion of net benefit related to the divestiture of Atmus, $312 million of cost related to the Accelera reorganization, and $29 million of restructuring expenses

Appendix A	CUMMINS 2026 PROXY
2025 Adjusted EBITDA – Annual Bonus
Year Ended
In Millions	December 31, 2025
Net income attributable to Cummins Inc.	$2,843
Net income attributable to noncontrolling interests	114
Consolidated net income	2,957
Income tax expense	1,006
Income before taxes	3,963
Interest expense	329
EBIT	4,292
Depreciation and amortization	1,093
EBITDA	5,385
One-Time Items*	412
Adjusted EBITDA (excluding One-Time Items)	$5,797

*
2025 one-time items include $412 million of net costs related to one-time items not anticipated at the time performance targets were initially established, consisting of $458 million of costs related to charges in the Accelera segment that were partially offset by unanticipated one-time benefits

2025-2023 Adjusted EBITDA – Long-Term Incentive
	Years Ended
In Millions	December 31, 2025	December 31, 2024	December 31, 2023	Cumulative
Net income attributable to Cummins Inc.	$2,843	$3,946	$735	$7,524
Net income attributable to noncontrolling interests	114	122	105	341
Consolidated net income	2,957	4,068	840	7,865
Income tax expense	1,006	835	786	2,627
Income before taxes	3,963	4,903	1,626	10,492
Interest expense	329	370	375	1,074
EBIT	4,292	5,273	2,001	11,566
Depreciation and amortization	1,093	1,053	1,016	3,162
EBITDA	5,385	6,326	3,017	14,728
One-Time Items*	458	(1,060)	1,782	1,180
Adjusted EBITDA (excluding One-Time Items)	$5,843	$5,266	$4,799	$15,908

*
2025 one-time items include $458 million of cost related to Accelera charges; 2024 one-time items include $1.372 billion of net benefit related to the divestiture of Atmus (including operating results) and $312 million of cost related to the Accelera reorganization; 2023 one-time items include $2.036 billion of cost related to the Settlement Agreements and $254 million of net benefit related to the divestiture of Atmus (including operating results)

Adjusted Net Operating Profit After Taxes
We define net operating profit as earnings before interest expense and noncontrolling interest in income of consolidated subsidiaries, net of tax, as a non-GAAP measure which is used in our return on invested capital (ROIC) calculation discussed below. Additionally, adjusted net operating profit removes the impact of significant special items incurred during the year, which we believe enables a more accurate comparison of the underlying operational performance of the business for our investors and debt holders. The two metrics below differ by exclusion of one-time items for the purpose of the long-term incentive payout factor calculation. Please refer to the respective footnotes for more details.

CUMMINS 2026 PROXY	Appendix A
2025-2023 Adjusted Net Operating Profit After Taxes – Operating
	Years Ended
In Millions	December 31, 2025	December 31, 2024	December 31, 2023
Net income attributable to Cummins Inc.	$2,843	$3,946	$735
Net income attributable to noncontrolling interests	114	122	105
Consolidated net income	2,957	4,068	840
Income tax expense	1,006	835	786
Income before taxes	3,963	4,903	1,626
Interest expense	329	370	375
EBIT	4,292	5,273	2,001
One-Time Items*	458	(957)	2,178
EBIT excluding One-Time Items	4,750	4,316	4,179
Less: Tax effect on EBIT	1,083	932	978
Adjusted Net operating profit after taxes (excluding one-time items)	$3,667	$3,384	$3,201

*
2025 one-time items include $458 million of cost related to Accelera charges; 2024 one-time items include $1.298 billion of net benefit related to the divestiture of Atmus, $312 million of cost related to the Accelera reorganization, and $29 million of restructuring expenses; 2023 one-time items include $2.036 billion of cost related to the Settlement Agreements, $100 million of cost related to the divestiture of Atmus, and $42 million of cost related to employee voluntary retirement and separation

2025-2023 Adjusted Net Operating Profit After Taxes – Long-Term Incentive
	Years Ended
In Millions	December 31, 2025	December 31, 2024	December 31, 2023
Net income attributable to Cummins Inc.	$2,843	$3,946	$735
Net income attributable to noncontrolling interests	114	122	105
Consolidated net income	2,957	4,068	840
Income tax expense	1,006	835	786
Income before taxes	3,963	4,903	1,626
Interest expense	329	370	375
EBIT	4,292	5,273	2,001
One-Time Items*	458	(1,056)	1,804
EBIT excluding One-Time Items	4,750	4,217	3,805
Less: Tax effect on EBIT**	1,083	907	898
Adjusted Net operating profit after taxes (excluding one-time items)	$3,667	$3,310	$2,907

*
2025 one-time items include $458 million of cost related to Accelera charges; 2024 one-time items include $1.368 billion of net benefit related to the divestiture of Atmus (including operating results), and $312 million of cost related to the Accelera reorganization; 2023 one-time items include $2.036 billion of cost related to the Settlement Agreements and $232 million of net benefit related to the divestiture of Atmus (including operating results)

Appendix A	CUMMINS 2026 PROXY
Adjusted Net income attributable to Cummins Inc.
We believe adjusted net income is a useful measure of our operating performance for the periods presented as it illustrates our operating performance without regard to the Accelera charges, restructuring costs, and the Atmus IPO and divestiture costs. These measures are not in accordance with, or an alternative for GAAP and may not be consistent with measures used by other companies. This should be considered supplemental data. The following table reconciles net income attributable to Cummins Inc. to net income attributable to Cummins Inc. excluding special items for the following periods:
2025 & 2024 Adjusted Net Income
	Years Ended
In Millions	December 31, 2025	December 31, 2024
Net income attributable to Cummins Inc.	$2,843	$3,946
One-Time Items*	455	(973)
Adjusted Net income attributable to Cummins Inc. (excluding One-Time Items)	$3,298	$2,973

*
2025 one-time items include $455 million of Accelera charges; 2024 one-time items include $1.291 billion of net benefit from the separation of Atmus, $296 million of cost related to Accelera reorganization, and $22 million of cost related to restructuring expense

Adjusted Earnings per Share
We believe adjusted earnings per diluted share (EPS) is a useful measures of our operating performance for the periods presented as it illustrates our operating performance without regard to the Accelera charges, restructuring costs, and the Atmus IPO and divestiture costs. These measures are not in accordance with, or an alternative for GAAP and may not be consistent with measures used by other companies. This should be considered supplemental data. The following table reconciles diluted EPS attributable to Cummins Inc. to diluted EPS attributable to Cummins Inc. excluding special items for the following periods:
2025 & 2024 Adjusted Earnings per Share
	Years Ended
In Millions	December 31, 2025	December 31, 2024
Earnings per Share	$20.50	$28.37
One-Time Items*	3.28	(7.00)
Adjusted Earnings per Share (excluding One-Time Items)	$23.78	$21.37

*
2025 one-time items include $3.28 per share of Accelera charges; 2024 one-time items include $9.28 per share of net benefit related to the divestiture of Atmus, $2.12 per share of cost related to the Accelera reorganization, and $0.16 per share of cost related to restructuring expense

Adjusted Operating Cash Flow
Adjusted operating cash flow is a useful measure for capital management and illustrates our performance without regard to the Settlement Agreements, Tariff Impact, Accelera charges, and OBBBA tax elections. These measures are not in accordance with, or an alternative for GAAP and may not be consistent with measures used by other companies. This should be considered supplemental data. The following table reconciles operating cash flow to operating cash flow excluding special items for the following periods:
2025 & 2024 Adjusted Operating Cash Flow
	Years Ended
In Millions	December 31, 2025	December 31, 2024
Operating Cash Flow	$3,621	$1,487
One-Time Items*	$45	$1,932
Adjusted Operating Cash Flow (excluding One-Time Items)	$3,666	$3,419

CUMMINS 2026 PROXY	Appendix A
*
2025 one-time items include $45 million of net cash outflows related to one-time items not anticipated at the time performance targets were initially established, consisting of (1) tariff costs incurred but not yet recovered, (2) costs related to Accelera actions and (3) benefits from lower cash tax payments as a result of the One Big Beautiful Bill Act; 2024 one-time items include $1.918 billion of payments related to the Settlement Agreements and $14 million of cost related to the divestiture of Atmus

Adjusted Invested Capital
We define invested capital as total equity, less defined benefit postretirement plans, plus total short- and long-term debt as a non-GAAP measure which is used in our ROIC calculation discussed below. Additionally, adjusted invested capital* removes the impact of certain significant special items incurred during the year and consolidated debt that was transferred upon completion of the Atmus business divestiture, which we believe enables a more accurate comparison of the underlying operational performance of the business for our investors. The two metrics below differ by exclusion of one-time items for the purpose of the long-term incentive payout factor calculation. Please refer to the respective footnotes for more details.
2025-2022 Adjusted Invested Capital – Operating
In Millions	December 31, 2025	December 31, 2024	December 31, 2023	December 31, 2022
Total equity	$13,408	$11,308	$9,904	$9,967
Less: Defined benefit postretirement plans	(912)	(843)	(848)	(427)
Equity used for ROIC calculation	14,320	12,151	10,752	10,394
Loans payable	313	356	280	210
Commercial paper	353	1,259	1,496	2,574
Current maturities of long-term debt	94	660	118	573
Long-term debt	6,792	4,784	4,802	4,498
Unadjusted Invested capital used for ROIC calculation	21,872	19,210	17,448	18,249
One-Time Items*	—	—	1,436	—
Adjusted Invested capital used for ROIC calculation (excluding one-time items)	$21,872	$19,210	$18,884	$18,249

*
2023 one-time items include $2.036 billion of cost related to the Settlement Agreements, less $600 million of consolidated debt that was transferred upon completion of the Atmus divestiture

2025-2022 Adjusted Invested Capital – Long-Term Incentive
In Millions	December 31, 2025	December 31, 2024	December 31, 2023	December 31, 2022
Total equity	$13,408	$11,308	$9,904	$9,967
Less: Defined benefit postretirement plans	(912)	(843)	(848)	(427)
Equity used for ROIC calculation	14,320	12,151	10,752	10,394
Loans payable	313	356	280	210
Commercial paper	353	1,259	1,496	2,574
Current maturities of long-term debt	94	660	118	573
Long-term debt	6,792	4,784	4,802	4,498
Unadjusted Invested capital used for ROIC calculation	21,872	19,210	17,448	18,249
One-Time Items*	—	—	1,436	(3,166)
Adjusted Invested capital used for ROIC calculation (excluding one-time items)	$21,872	$19,210	$18,884	$15,083

*
2023 one-time items include $2.036 billion of cost related to the Settlement Agreements, less $600 million of consolidated debt that was transferred upon completion of the Atmus divestiture; 2022 one-time items include $3.295 billion of debt associated with the acquisition of Meritor and $129 million of tax legislation impacts

Appendix A	CUMMINS 2026 PROXY
ROIC
We define ROIC as a non-GAAP measure which assists investor in assessing our efficiency in allocating capital to profitable investments. Additionally, adjusted ROIC removes the impact of certain significant special items incurred during the year and consolidated debt that was transferred upon completion of the Atmus business divestiture, which we believe enables a more accurate comparison of the underlying operational performance of the business for our investors. We calculate ROIC as follows: Net Operating Profit After Taxes / Average Beginning and Ending Invested Capital. The elements of the calculation, Net Operating Profit after Tax and Invested Capital, are reconciled in the previous tables. The two metrics below differ by exclusion of one-time items for the purpose of the long-term incentive payout factor calculation. Please refer to the respective footnotes for more details.
	December 31, 2025	December 31, 2024	December 31, 2023
Unadjusted ROIC
Net Operating Profit after Taxes	$3,202	$4,377	$1,035
Beginning – Unadjusted Invested capital used for ROIC calculation	19,210	17,448	18,249
Ending – Unadjusted Invested capital used for ROIC calculation	21,872	19,210	17,448
Unadjusted ROIC	16%	24%	6%
Adjusted ROIC – Operating
Net operating profit after taxes excluding one-time items*	$3,667	$3,384	$3,201
Beginning – Adjusted Invested capital used for ROIC calculation	19,210	18,884	18,249
Ending – Adjusted Invested capital used for ROIC calculation**	21,872	19,210	18,884
Adjusted ROIC	18%	18%	17%
Adjusted ROIC – Long-Term Incentive
Net operating profit after taxes excluding one-time items***	$3,667	$3,310	$2,907
Beginning – Adjusted Invested capital used for ROIC calculation	19,210	18,884	15,083
Ending – Adjusted Invested capital used for ROIC calculation****	21,872	19,210	18,884
Adjusted ROIC	18%	17%	17%

*
2025 one-time items include $455 million of cost related to Accelera charges; 2024 one-time items include $1.291 billion of net benefit related to the divestiture of Atmus, $296 million of cost related to the Accelera reorganization, and $22 million of restructuring expenses; 2023 one-time items include $1.966 billion of cost related to the Settlement Agreements, $77 million of cost related to the divestiture of Atmus, and $32 million of cost related to employee voluntary retirement and separation

**
2023 one-time items include $2.036 billion of cost related to the Settlement Agreements, less $600 million of consolidated debt that was transferred upon completion of the Atmus divestiture

***
2025 one-time items include $455 million of cost related to Accelera charges; 2024 one-time items include $1.336 billion of net benefit related to the divestiture of Atmus (including operating results), and $296 million of cost related to the Accelera reorganization; 2023 one-time items include $1.966 billion of cost related to the Settlement Agreements and $166 million of net benefit related to the divestiture of Atmus (including operating results)

****
2023 one-time items include $2.036 billion of cost related to the Settlement Agreements, less $600 million of consolidated debt that was transferred upon completion of the Atmus divestiture; 2022 one-time items include $3.295 billion of debt associated with the acquisition of Meritor and $129 million of tax legislation impacts

CUMMINS 2026 PROXY	Appendix B
Appendix B
CUMMINS INC.
2026 OMNIBUS INCENTIVE PLAN
1.   Purpose and Effective Date.
(a)   Purpose.   The Cummins Inc. 2026 Omnibus Incentive Plan is designed to attract, retain, focus and motivate executives, other selected employees, directors and consultants and to link the interests of these individuals with the interests of the Company’s shareholders over the longer term. The Plan will accomplish these objectives by offering the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of such common stock or receive other incentive compensation on the terms that this Plan provides.
(b)   Effective Date.   The Plan will become effective on the date of the Company’s 2026 annual meeting of shareholders (the “Effective Date”), contingent on shareholder approval on that date. If shareholders approve the Plan, the Cummins Inc. 2012 Omnibus Incentive Plan (the “Prior Plan”) will terminate on the Effective Date and no new awards may be granted under the Prior Plan after the Effective Date; provided that the Prior Plan will continue to govern awards outstanding as of the Effective Date and such awards will continue in force and effect until terminated pursuant to their respective terms.
2.   Definitions.   Capitalized terms used in this Plan have the following meanings:
(a)   “Administrator” means the Committee; provided that, to the extent the Board has retained authority and responsibility as an Administrator of the Plan or delegated it to another committee of the Board as permitted by Section 3(b), the term “Administrator” shall also mean the Board or such other committee or, to the extent the Committee has delegated authority and responsibility as an Administrator of the Plan to one or more officers of the Company as permitted by Section 3(b), the term “Administrator” shall also mean such officer or officers.
(b)   “Affiliate” means “affiliate” as defined in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, the Company within the meaning of Code Section 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.
(c)   “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, Shares, an Annual Incentive Award, a Long-Term Incentive Award, Dividend Equivalent Units or any other type of award permitted under the Plan.
(d)   “Award Agreement” means an agreement or other arrangement evidencing an Award, which may be written or electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
(e)   “Board” means the Board of Directors of the Company.
(f)   “Cause” means, except as otherwise determined by the Administrator and set forth in an Award Agreement: (i) if a Participant is subject to an employment, retention or similar agreement with the Company or an Affiliate that includes a definition of “Cause”, such definition, and (ii) for all other Participants, (A) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties, or (B) the Participant’s conviction of (or plea of nolo contendere to) a felony.
(g)   “Change of Control” means the occurrence of any of the following:
(i)   there shall be consummated (A) any merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting

Appendix B	CUMMINS 2026 PROXY
Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”) if such Reorganization or Sale requires the approval of the Company’s shareholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the Company’s shares or other securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such Reorganization or Sale (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Corporation”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Corporation that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Reorganization or Sale other than the Company);
(ii)   the shareholders of the Company shall approve any plan or proposal for the complete liquidation or dissolution of the Company;
(iii)   any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (each a “Person”), other than (A) the Company, (B) a Subsidiary, (C) any employee benefit plan sponsored by the Company or an Affiliate or (D) a company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall become the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise;
(iv)   at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person, in each case other than the management of the Company or the Board; or
(v)   any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.
Notwithstanding the foregoing, no “Change of Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the holders of the Stock immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.
If an Award is considered deferred compensation subject to the provisions of Code Section 409A, then the definition of “Change of Control” applicable to such Award shall be amended and interpreted in a manner that allows the definition to satisfy the requirements of a change in control event under Code Section 409A solely for purposes of complying with the requirements of Code Section 409A.
(h)   “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.
(i)   “Committee” means the Talent Management and Compensation Committee of the Board, or such other committee of the Board that is designated by the Board with the same or similar authority. The Committee shall consist only of non-employee directors to the extent necessary for the Plan to comply with Rule 16b-3 promulgated under the Exchange Act or any successor rule.
(j)   “Company” means Cummins Inc., an Indiana corporation, or any successor thereto.
(k)   “Director” means a member of the Board.

CUMMINS 2026 PROXY	Appendix B
(l)   “Disability” has the meaning given in Code Section 22(e)(3), except as otherwise determined by the Administrator and set forth in an Award Agreement. The Administrator shall make the determination of Disability and may request such evidence of disability as it reasonably determines.
(m) “Dividend Equivalent Unit” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other distributions paid with respect to a Share as described in Section 12.
(n)   “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.
(o)   “Fair Market Value” means, per Share on a particular date (except as otherwise determined by the Administrator using a method permitted by Treas. Reg. § 1.409A-1(b)(5)(iv)): (i) the last sales price on such date on the New York Stock Exchange, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on that exchange; (ii) if the Shares are not listed on the New York Stock Exchange, but are traded on another national securities exchange or in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that exchange or market; or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Administrator.
(p)   “Full-Value Award” means an Award of Restricted Stock, Restricted Stock Units payable in Shares, Performance Shares, Performance Units payable in Shares, and any other similar Award payable in Shares under which the value of the Award is measured as the full value of a Share, rather than the increase in the value of a Share.
(q)   “Incentive Award” means the right to receive a cash payment to the extent Performance Goals are achieved (or other requirements are met), and shall include “Annual Incentive Awards” as described in Section 10 and “Long-Term Incentive Awards” as described in Section 11.
(r)   “Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.
(s)   “Option” means the right to purchase Shares at a stated price for a specified period of time.
(t)   “Participant” means an individual selected by the Administrator to receive an Award.
(u)   “Performance Goals” means any objective or subjective goals the Administrator establishes with respect to an Award. Performance goals may include one or more of the following with respect to the Company, any one or more of its Subsidiaries, Affiliates or other business units, any other units of the Company defined by the Administrator, or a Participant’s individual performance: net sales; cost of sales; revenue; gross margin; gross income; net income; operating income; income from continuing operations; earnings (including before taxes, and/or interest and/or depreciation and amortization); earnings per share (including diluted earnings per share); price per share; cash flow; free cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; net operating profit; ratio of debt to debt plus equity; return on shareholder equity; return on equity; return on sales; return on capital; return on assets; return on average net assets; operating working capital; average accounts receivable; economic value added; customer satisfaction; operating margin; profit margin; sales performance; sales growth; sales quota attainment; new sales; cross/integrated sales; client engagement; client acquisition; internal revenue growth; client retention; total shareholder return metrics; or any other goals the Administrator may establish; or a combination of the foregoing. As to each Performance Goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles to the extent applicable, but, unless otherwise determined by the Administrator, will exclude the effects of the following: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of a business; (v) changes in tax or accounting principles, regulations or laws; (vi) mergers, acquisitions or dispositions; (vii) impacts on interest expense, preferred dividends and share dilution as a result of debt and capital transactions; and (viii) extraordinary, unusual and/or non-recurring items of income, expense, gain or loss, that, in case of each of the foregoing, the Company identifies in its publicly filed periodic or current reports, its audited financial statements, including notes to the financial statements, or the Management’s Discussion and Analysis section of the Company’s annual report. With respect to any Award the Administrator may establish Performance Goals and provide for other exclusions, specific adjustments or modifications not listed in this Plan.
(v)   “Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved (or other requirements are met) as described in Section 9.
(w)   “Performance Unit” means the right to receive a payment and/or Shares valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved (or other requirements are met) as described in Section 9.

Appendix B	CUMMINS 2026 PROXY
(x)   “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, or any group of Persons acting in concert that would be considered “persons acting as a group” within the meaning of Treas. Reg. § 1.409A-3(i)(5).
(y)   “Plan” means this Cummins Inc. 2026 Omnibus Incentive Plan as may be amended or restated from time to time.
(z)   “Restricted Stock” means a Share that is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer, as described in Section 9.
(aa)   “Restricted Stock Unit” means the right to receive a payment and/or Shares equal to the Fair Market Value of one Share that is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer, as described in Section 9.
(bb)   “Retirement” means, except as otherwise determined by the Administrator and set forth in an Award Agreement, termination of employment or service with the Company and its Affiliates as a result of early or normal retirement in accordance with the terms of a retirement plan maintained by the Company or its Affiliates.
(cc)   “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.
(dd)   “Share” means a share of Stock.
(ee)   “Stock” means the Common Stock of the Company, par value of $2.50 per share.
(ff)   “Stock Appreciation Right” means the right to receive cash, and/or Shares with a Fair Market Value, equal to the appreciation of the Fair Market Value of a Share during a specified period of time.
(gg)   “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.
3.   Administration.
(a)   Administration.   In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan, including but not limited to the authority to: (i) interpret the provisions of this Plan; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan into effect; (iv) interpret the provisions of this Plan and any Award Agreement; (v) grant waivers of terms, conditions, restrictions and limitations applicable to any Award or accelerate the vesting or exercisability of any Award, consistent with the terms of this Plan; and (vi) make all other determinations necessary or advisable for the administration of this Plan. The Administrator shall have no obligation to treat Participants or eligible Participants uniformly and the Administrator may make determinations under this Plan selectively among Participants. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.
(b)   Delegation to Other Committees or Officers.   To the extent applicable law permits, the Board may delegate to another committee of the Board, or the Committee may delegate to one or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of the Plan; provided that no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of non-employee directors. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee or one or more officers to the extent of such delegation.
(c)   Indemnification.   The Company will indemnify and hold harmless each member of the Board and the Committee, and each officer or member of any other committee to whom a delegation under Section 3(b) has been made, as to any acts or omissions, or determinations made, with respect to this Plan or any Award to the maximum extent that the law and the Company’s by-laws permit.
4.   Eligibility.   The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator’s authority: any officer or other employee of the Company or its Affiliates; an individual that the Company or an Affiliate has engaged to become an officer or employee; a consultant who provides services to the Company or its Affiliates; or a Director, including a Non-Employee Director. The Administrator’s granting of an Award to a Participant will not require the

CUMMINS 2026 PROXY	Appendix B
Administrator to grant an Award to such individual at any future time. The Administrator’s granting of a particular type of Award to a Participant will not require the Administrator to grant any other type of Award to such individual.
5.   Types of Awards; Assistance to Participants.   Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary (that qualifies under Code Section 422) may receive grants of incentive stock options within the meaning of Code Section 422. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing set forth in Section 17(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate, including the plan of an acquired entity). On such terms and conditions as shall be approved by the Administrator, the Company or any Subsidiary may directly or indirectly lend money to any Participant or other person to accomplish the purposes of the Plan, including to assist such Participant or other person to acquire Shares upon the exercise of Options, provided that such lending is not permitted to the extent it would violate terms of the Sarbanes-Oxley Act of 2002 or any other law, regulation or other requirement applicable to the Company or any Subsidiary.
6.   Shares Reserved under this Plan.
(a)   Plan Reserve.   Subject to adjustment as provided in Section 19 and Section 6(b) and (c), as of the Effective Date, an aggregate of 4,600,000 Shares, plus the number of Shares available for issuance under the Prior Plan that had not been made subject to outstanding awards as of the Effective Date, plus the number of Shares described in Section 6(d), are reserved for issuance under this Plan (the “Share Reserve”). The Shares reserved for issuance may be either authorized and unissued Shares or shares reacquired at any time and now or hereafter held as treasury stock. On and after the Effective Date, the Share Reserve shall be depleted by the number of Shares, if any, that are subject to an Award as determined at the time of grant; provided that the Share Reserve shall be depleted by two Shares for each Share delivered in payment or settlement of a Full-Value Award. Notwithstanding the foregoing, the Company may issue only such number of Shares as is described in the first sentence of this Section 6(a) upon the exercise of incentive stock options. For purposes of determining the aggregate number of Shares reserved for issuance under this Plan, any fractional Share shall be rounded to the next highest full Share.
(b)   Replenishment of Shares Under this Plan.   If (i) an Award lapses, expires, terminates or is cancelled without the issuance of Shares under, or the payment of other compensation with respect to Shares covered by, the Award (whether due currently or on a deferred basis), (ii) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable, or that other compensation with respect to the Shares covered by the Award will not be payable, on the basis that the conditions for such issuance will not be satisfied, (iii) Shares are forfeited under an Award or (iv) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be recredited to the Plan’s reserve and may again be used for new Awards under this Plan, but Shares recredited to the Plan’s reserve pursuant to clause (iv) may not be issued pursuant to incentive stock options. In addition, Shares related to Awards, whether granted under this Plan or the Prior Plan, that at any time after the Effective Date are used to pay withholding taxes related to any outstanding Award other than an Option or Stock Appreciation Right shall be available again (or, with respect to awards other than Options or Stock Appreciation Rights granted under the Prior Plan, shall be added to the Shares available) for grant under this Plan.
(c)   Prohibition of Certain Share Recycling.   The following Shares subject to an Award shall not again be available for grant as described above, regardless of whether those Shares are actually issued or delivered to the Participant: (i) Shares tendered by the Participant or withheld by the Company or any Subsidiary in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company or any Subsidiary to satisfy a tax withholding obligation with respect to an Option or Stock Appreciation Right; and (iii) Shares that are repurchased by the Company with Option proceeds. Without limiting the foregoing, with respect to any Stock Appreciation Right that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise.
(d)   Addition of Shares from Prior Plan.   After the Effective Date, if any Shares subject to awards granted under the Prior Plan would again become available for new grants under the terms of such plan if such plan were still in effect, then those Shares will be available for the purpose of granting Awards under this Plan, thereby increasing the number of Shares available for issuance under this Plan as determined under Section 6(a), including incentive stock options. Any such Shares will not be available for future awards under the terms of the Prior Plan.
(e)   Award Limits.   The aggregate grant date fair value (determined as of the applicable date(s) of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director during any single calendar year, taken together with any cash fees paid to such person during such calendar year, in each case for service as a Director, shall not exceed seven hundred fifty thousand dollars ($750,000) (excluding Awards made pursuant to deferred compensation arrangements made in lieu of all or a portion of cash retainers and any dividends or Dividend Equivalent Units payable in respect of outstanding Awards).
7.   Options.   Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to: (a) whether the Option is an “incentive stock option” which meets the requirements of Code Section 422,

Appendix B	CUMMINS 2026 PROXY
or a “nonqualified stock option” which does not meet the requirements of Code Section 422; (b) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (c) the number of Shares subject to the Option; (d) the exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; (e) the terms and conditions of vesting and exercise; and (f) the term, except that an Option must terminate no later than ten (10) years after the date of grant. In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Administrator determines otherwise. Except to the extent Administrator determines otherwise, a Participant may exercise an Option in whole or part after the right to exercise the Option has accrued, provided that any partial exercise must be for one hundred (100) Shares or multiples thereof. If an Option that is intended to be an incentive stock option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure.
8.   Stock Appreciation Rights.   Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Stock Appreciation Right, including but not limited to: (a) whether the Stock Appreciation Right is granted independently of an Option or relates to an Option; (b) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (c) the number of Shares to which the Stock Appreciation Right relates; (d) the grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the Stock Appreciation Right as determined on the date of grant; (e) the terms and conditions of exercise or maturity, including vesting; (f) the term, provided that a Stock Appreciation Right must terminate no later than ten (10) years after the date of grant; and (g) whether the Stock Appreciation Right will be settled in cash, Shares or a combination thereof. If a Stock Appreciation Right is granted in relation to an Option, then unless otherwise determined by the Administrator, the Stock Appreciation Right shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of Stock Appreciation Rights, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to a Stock Appreciation Right shall likewise result in an equivalent reduction in the number of Shares covered by the related Stock Appreciation Right.
9.   Performance and Stock Awards.   Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Shares, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, including but not limited to: (a) the number of Shares and/or units to which such Award relates; (b) whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; (c) whether the restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse, and all or a portion of the Performance Goals subject to an Award shall be deemed achieved, upon a Participant’s death, Disability or Retirement; (d) the length of the vesting and/or performance period and, if different, the date on which payment of the benefit provided under the Award will be made; (e) with respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; (f) with respect to Restricted Stock Units and Performance Units, whether to settle such Awards in cash, in Shares (including Restricted Stock), or a combination thereof; and (g) whether an Award shall include the right to receive dividends or Dividend Equivalent Units provided, however, that no dividends or Dividend Equivalent Units shall be paid with respect to Performance Shares, Performance Share Units, or any other Award that is subject to Performance Goals until the relevant Performance Goals have been achieved.
10.   Annual Incentive Awards.   Subject to the terms of this Plan, the Administrator will determine all terms and conditions of an Annual Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of payment, provided that the Administrator must require that payment of all or any portion of the amount subject to the Annual Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or Retirement, or such other circumstances as the Administrator may specify.
11.   Long-Term Incentive Awards.   Subject to the terms of this Plan, the Administrator will determine all terms and conditions of a Long-Term Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of payment, subject to the following: (a) the Administrator must require that payment of all or any portion of the amount subject to the Long-Term Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or Retirement, or such other circumstances as the Administrator may specify; and (b) the performance period must relate to a period of more than one fiscal year of the Company.
12.   Dividends and Dividend Equivalent Units.
(a)   Prohibitions.   In no event may dividends or Dividend Equivalent Units be awarded with respect to Options, Stock Appreciation Rights or any other Award that is not a Full-Value Award. Notwithstanding anything to the contrary in this Plan, and for the avoidance of doubt, this Plan expressly prohibits the payment of dividends or Dividend Equivalent Units on unvested Awards for all equity Award types.

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(b)   Dividends.   Restricted Stock will automatically be credited with dividends unless the Administrator determines otherwise. If cash dividends are paid while Restricted Stock is unvested, then such dividends will either, at the discretion of the Administrator, be (i) automatically reinvested as additional Shares of Restricted Stock that are subject to the same terms and conditions, including the risk of forfeiture, as the original grant of Restricted Stock, or (ii) paid in cash at the same time and to the same extent that the Restricted Stock vests. For clarity, in no event will dividends be distributed to a Participant unless, until and to the same extent as the underlying Restricted Stock vests.
(c)   Dividend Equivalent Units.   The Administrator may grant Dividend Equivalent Units only in tandem with Full-Value Awards, other than Restricted Stock. Dividend Equivalent Units will either, at the discretion of the Administrator, be (i) accumulated and paid, in cash or Shares in the Administrator’s discretion, at the same time and to the same extent that the tandem Award vests or is earned or (ii) reinvested in additional units that are subject to the same terms and conditions (including vesting and forfeiture) as the tandem Award. For clarity, in no event will a Participant receive payment with respect to a Dividend Equivalent Unit unless, until and to the same extent as the tandem Award vests and is paid.
13.   Other Stock-Based Awards.   Subject to the terms of this Plan, the Administrator may grant to Participants other types of Awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Stock or cash. Without limitation except as provided herein, such Award may include the issuance of shares of unrestricted Stock, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of Performance Goals or otherwise, or rights to acquire Stock from the Company. The Administrator shall determine all terms and conditions of the Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Award that provides for purchase rights shall be priced at 100% of Fair Market Value on the date of the Award.
14.   Minimum Vesting Period; Discretion to Accelerate.
(a)   Minimum Vesting Period.   Notwithstanding anything herein to the contrary, all equity Awards granted under the Plan shall have a minimum vesting period of one year from the date of grant, provided that such minimum vesting period will not apply in connection with (i) a Change of Control as provided in Section 19, (ii) a Participant’s termination due to death or Disability, (iii) a substitute award that does not reduce the vesting period of the award being replaced, or (iv) Awards with respect to up to 5% of the total number of Shares reserved pursuant to Section 6(a). For purposes of Awards granted to Non-Employee Directors, “one year” may mean the period of time from one annual shareholders meeting to the next annual shareholders meeting, provided that such period of time is not less than 50 weeks.
(b)   Discretion to Accelerate.   Notwithstanding Section 14(a), the Administrator may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, in the event of a Participant’s retirement or termination without Cause or upon any other event as determined by the Administrator in its sole and absolute discretion.
15.   Award Cancellation; Recoupment.
(a)   Unvested Awards Canceled Upon Termination.   Subject to the provisions of Section 14, the Administrator shall set forth in the Award Agreement, at the time an Award is made, the effect of the termination of the Award holder’s employment or service on such Award; provided that, if the Award Agreement does not otherwise provide, upon such termination of employment or service, all unvested Awards shall be canceled immediately.
(b)   Termination for Cause.   Notwithstanding the foregoing, if a Participant’s employment or service is terminated for Cause, all Awards and grants of every type, whether or not then vested, shall terminate no later than the Participant’s last day of employment or service, as applicable. The Administrator shall have discretion to waive the application of this Section 15(b) in whole or in part and to determine whether the event or conduct at issue constitutes Cause for termination. If, after a Participant’s employment or service terminates for a reason other than Cause the Company determines that the Participant’s employment or service could have been terminated for Cause had all facts been known at such time, then on the date of such determination any outstanding Awards shall terminate immediately and the Participant shall be required to disgorge to the Company any gains attributable to Awards that were outstanding at the time of the Participant’s termination of employment or service.
(c)   Compensation Recovery Policy.   Any Award granted to a Participant and any Stock issued or cash paid pursuant to an Award, shall be subject to forfeiture, recovery or repayment pursuant to the terms of the Company’s Compensation Recovery Policy and any other applicable recoupment or clawback policy maintained by the Company from time to time or similar requirement otherwise made applicable by law, regulation or listing standards to the Company.
(d)   Set-Off and Other Remedies.   To the extent that amounts are not immediately returned or paid to the Company as provided in this Section 15, the Company may, to the extent permitted by law, seek other remedies, including a set off of the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant for

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any reason, including, without limitation, wages, or vacation pay or other benefits; provided, that, except to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4), such offset shall not apply to amounts that are “deferred compensation” within the meaning of Code Section 409A.
16.   Transferability.   Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to: (a) designate in writing a beneficiary to exercise an Award or receive payment under an Award after the Participant’s death; (b) transfer an Award to the former spouse of the Participant as required by a domestic relations order incident to a divorce; or (c) transfer an Award; provided that, with respect to this clause (c), the Participant may not receive consideration for such a transfer of an Award. No Award and no right under any such Award, may be pledged, attached or otherwise encumbered, and any purported pledge, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.
17.   Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.
(a)   Term of Plan.   Unless the Board earlier terminates this Plan pursuant to Section 17(b), this Plan will terminate on the earlier of (i) the date all Shares reserved for issuance have been issued or (ii) the tenth anniversary of the Effective Date.
(b)   Termination and Amendment.   The Board or the Administrator may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:
(i)   the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) action of the Board, (B) applicable corporate law, or (C) any other applicable law;
(ii)   shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and
(iii)   shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase the number of Shares specified in Section 6(a) (except as permitted by Section 19), or (B) an amendment that would diminish the protections afforded by Section 17(e).
(c)   Amendment, Modification, Cancellation and Disgorgement of Awards.
(i)   Except as provided in Section 17(e) and subject to the requirements of this Plan, the Administrator may modify, amend or cancel any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award; provided that, except as otherwise provided in the Plan or the Award Agreement, any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of the Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in the Award, but the Administrator need not obtain Participant (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions of subsection (ii) or Section 19 or as follows: (A) to the extent the Administrator deems such action necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any Award for the Company, or (C) to the extent the Administrator determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant or any other person(s) as may then have an interest in the Award. In addition, except as provided in Section 17(e) and subject to the requirements of this Plan, the Administrator may modify or amend any Award granted to a Participant under the Prior Plan, or waive any restrictions or conditions applicable to any such Award, in order to reflect Award terms consistent with the permitted terms of Awards granted under this Plan regardless of the terms of the Prior Plan. Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.
(ii)   Notwithstanding anything to the contrary in an Award Agreement, the Administrator shall have full power and authority to terminate or cause the Participant to forfeit the Award, and require the Participant to disgorge to the Company any gains attributable to the Award, if the Participant engages in any action constituting, as determined by the Administrator in its discretion, a breach of any agreement between the Participant and the Company or an Affiliate concerning noncompetition, non-solicitation, confidentiality, trade secrets, intellectual property, non-disparagement or similar obligations.
(iii)   Unless the Award Agreement specifies otherwise, the Administrator may cancel any Award at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan.
(d)   Survival of Authority and Awards.   Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 17 and to otherwise administer the Plan will extend beyond the date of this Plan’s termination. In addition, termination

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of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.
(e)   Repricing and Backdating Prohibited.   Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided for in Section 19, neither the Administrator nor any other person may (i) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise price of such outstanding Options or Stock Appreciation Rights; (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights; or (iii) cancel outstanding Options or Stock Appreciation Rights with an exercise price above the current Share price in exchange for cash or other securities. In addition, the Administrator may not make a grant of an Option or Stock Appreciation Right with a grant date that is effective prior to the date the Administrator takes action to approve such Award.
(f)   Foreign Participation.   To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 17(b)(ii).
(g)   Code Section 409A.   The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.
18.   Taxes.
(a)   Withholding.   In the event the Company or an Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due the Participant cash, or with the consent of the Administrator, Shares otherwise deliverable or vesting under an Award, to satisfy such tax obligations. Alternatively, the Company may require such Participant to pay to the Company, in cash, promptly on demand, or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts. If Shares are deliverable upon exercise or payment of an Award, the Administrator may permit a Participant to satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such Award by electing to (i) have the Company withhold Shares otherwise issuable under the Award, (ii) tender back Shares received in connection with such Award or (iii) deliver other previously owned Shares; provided that the amount to be withheld in Shares may not exceed the total maximum statutory tax rates associated with the transaction to the extent needed for the Company to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Administrator requires. In any case, the Company may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.
(b)   No Guarantee of Tax Treatment.   Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.
(c)   Participant Responsibilities.   If a Participant disposes of Shares acquired through exercise of an incentive stock option within either (i) two years after the date the Option is granted or (ii) one year after the date the Option is exercised (i.e., in a disqualifying disposition), such Participant shall notify the Company within seven days of the date of such disqualifying disposition. In addition, if a Participant elects, under Code Section 83, to be taxed at the time an Award of Restricted Stock (or other property subject to such Code section) is made, rather than at the time the Award vests, such Participant shall notify the Company within seven days of the date the Participant makes such an election.
19.   Adjustment Provisions; Change of Control.
(a)   Adjustment of Shares.   If: (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than stock purchase rights issued pursuant to a shareholder rights agreement) or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of

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the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Administrator necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust as applicable: (A) the number and type of shares subject to this Plan (including the number and type of shares described in Sections 6(a), (b) and (d)) and which may after the event be made the subject of Awards; (B) the number and type of shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) the Performance Goals of an Award. In any such case, the Administrator may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Administrator effective at such time as the Administrator specifies (which may be the time such transaction or event is effective). However, in each case, with respect to Awards of incentive stock options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. In any event, previously granted Options or Stock Appreciation Rights are subject to only such adjustments as are necessary to maintain the relative proportionate interest the Options and Stock Appreciation Rights represented immediately prior to any such event and to preserve, without exceeding, the value of such Options or Stock Appreciation Rights.
Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction.
Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.
(b)   Issuance or Assumption.   Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.
(c)   Change of Control.   If the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate or is subject to a policy that discusses the effect of a Change of Control on the Participant’s Awards, then such agreement or policy shall control. In all other cases, unless provided otherwise in an Award Agreement or by the Committee prior to the date of the Change of Control, in the event of a Change of Control:
(i)   If the purchaser, successor or surviving corporation (or parent thereof) (each, a “Successor”) so agrees, some or all outstanding Awards shall be assumed, or replaced with the same type of award with similar terms and conditions, by the Successor in the Change of Control transaction. If applicable, each Award which is assumed by the Successor shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the Award been exercised, vested or earned immediately prior to such Change of Control, and other appropriate adjustments in the terms and conditions of the Award shall be made. Upon the termination of the Participant’s employment with the Successor in connection with or within twenty-four (24) months following the Change of Control for any reason other than an involuntary termination by the Successor for cause or a voluntary termination by the Participant without good reason (as defined by the policies generally applicable to employees of the Successor), all of the Participant’s Awards that are in effect as of the date of such termination shall be vested in full or deemed earned in full (assuming the maximum performance goals provided under such Award were met, if applicable) effective on the date of such termination.
(ii)   To the extent the Successor in the Change of Control transaction does not assume the Awards or issue replacement awards as provided in clause (i), then immediately prior to the date of the Change of Control all Awards that are then held by Participants shall be cancelled in exchange for the right to receive the following:
(A)   For each Option or Stock Appreciation Right, a cash payment equal to the excess of the Change of Control price of the Shares covered by the Option or Stock Appreciation Right that is so cancelled over the purchase or grant price of such Shares under the Award;

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(B)   For each Share of Restricted Stock and each Restricted Stock Unit, the Change of Control price per Share in cash or such other consideration as the Company or the shareholders of the Company receive in such Change of Control;
(C)   For all Performance Shares and/or Performance Units that are earned but not yet paid, a cash payment equal to the value of the Performance Share and/or Performance Unit;
(D)   For all Performance Shares and Performance Units for which the performance period has not expired, a cash payment equal to the value of the Performance Share and/or Performance Unit calculated at the target performance level;
(E)   For all Annual and Long-Term Incentive Awards that are earned but not yet paid, a cash payment equal to the value of the Annual or Long-Term Incentive Award;
(F)   For all Annual and Long-Term Incentive Awards that are not yet earned, a cash payment equal to the amount that would have been due under such Award(s) if the Performance Goals (as measured at the time of the Change of Control) were to be achieved at the target level through the end of the performance period;
(G)   For all Dividend Equivalent Units, a cash payment equal to the value of the Dividend Equivalent Units as of the date of the Change of Control; and
(H)   For all other Awards, a cash payment based on the value of the Award as of the date of the Change of Control.
If the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the per share Change of Control price. The Administrator shall determine the per share Change of Control price paid or deemed paid in the Change of Control transaction.
(iii)   The payments in respect of cancelled Awards described in Section 19(c)(ii) shall be made as follows:
(A)   To the extent the payments are attributable (1) to Awards that were fully vested and earned as of the date of the Change of Control, or (2) to Options or Stock Appreciation Rights (regardless of whether they were vested or earned), the payments shall be made on the date of the Change of Control; and
(B)   To the extent the payments are attributable to Awards (other than Options or Stock Appreciation Rights) that were unvested or unearned as of the date of the Change of Control, the payments shall be made on the earlier of (1) thirty (30) days following the termination of the Participant’s employment with the Successor in connection with or within twenty-four (24) months following the Change of Control for any reason other than an involuntary termination by the Successor for cause or a voluntary termination by the Participant without good reason (as defined by the policies generally applicable to employees of the Successor) or (2) the date the Awards would have become vested had they continued in effect or the last day of the performance period, as applicable.
(iv)   Notwithstanding anything to the contrary in this Section 19(c), (A) any payment in respect of cancelled Awards (other than Options or Stock Appreciation Rights) that were unvested or unearned as of the date of the Change of Control shall be forfeited if the Participant’s employment with the Successor is terminated involuntarily by the Successor for cause or voluntarily by the Participant without good reason (as defined by the policies generally applicable to employees of the Successor) prior to the payment date; and (B) the terms of any Awards that are subject to Code Section 409A shall govern the treatment of such Awards upon a Change of Control, and the terms of this Section 19(c) shall not apply, to the extent required for such Awards to remain compliant with Code Section 409A, as applicable.
(d)   Application of Limits on Payments.
(i)   Determination of Cap or Payment.   Notwithstanding any other provision of this Plan to the contrary, if any payments or benefits paid by the Company pursuant to this Plan, including any accelerated vesting or similar provisions (“Plan Payments”), would cause some or all of the Plan Payments or any other payments made to or benefits received by a Participant in connection with a Change of Control (such payments or benefits, together with the Plan Payments, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this Section 19(d), then the Total Payments shall be delivered either (A) in full or (B) in an amount such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Participant may receive without being subject to the Excise Tax, whichever of (A) or (B) results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax).

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(ii)   Procedures.
(A)   If a Participant or the Company believes that a payment or benefit due the Participant will result in some or all of the Total Payments being subject to the Excise Tax, then the Company, at its expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company (which may be regular outside counsel to the Company), which opinion sets forth (1) the amount of the Base Period Income (as defined below), (2) the amount and present value of the Total Payments, (3) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 19(d)(i), and (4) the net after-tax proceeds to the Participant, taking into account applicable federal, state and local income taxes and the Excise Tax if (x) the Total Payments were delivered in accordance with Section 19(d)(i)(A) or (y) the Total Payments were delivered in accordance with Section 19(d)(i)(B). The opinion of National Tax Counsel shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such National Tax Counsel opinion determines that Section 19(d)(i)(B) applies, then the Plan Payments or any other payment or benefit determined by such counsel to be includable in the Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).
(B)   For purposes of this Section 19: (1) the terms “excess parachute payment” and “parachute payments” shall have the meanings given in Code Section 280G and such “parachute payments” shall be valued as provided therein; (2) present value shall be calculated in accordance with Code Section 280G(d)(4); (3) the term “Base Period Income” means an amount equal to the Participant’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (4) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4); and (5) the Participant shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of the Participant’s domicile, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.
(C)   If National Tax Counsel so requests in connection with the opinion required by this Section 19(d)(ii), the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant solely with respect to its status under Code Section 280G.
(D)   The Company agrees to bear all costs associated with, and to indemnify and hold harmless the National Tax Counsel from, any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 19, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.
(E)   This Section 19 shall be amended to comply with any amendment or successor provision to Code Section 280G or Code Section 4999. If such provisions are repealed without successor, then this Section 19 shall be cancelled without further effect.
20.   Miscellaneous.
(a)   Other Terms and Conditions.   The grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate, including, without limitation, provisions for:
(i)   one or more means to enable Participants to defer the delivery of Shares or recognition of taxable income relating to Awards or cash payments derived from the Awards on such terms and conditions as the Administrator determines, including, by way of example, the form and manner of the deferral election, the treatment of dividends paid on the Shares during the deferral period or a means for providing a return to a Participant on amounts deferred, and the permitted distribution dates or events (provided that no such deferral means may result in an increase in the number of Shares issuable under this Plan);

CUMMINS 2026 PROXY	Appendix B
(ii)   the payment of the purchase price of Options by (1) delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, (2) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price, (3) by surrendering the right to receive Shares otherwise deliverable to the Participant upon exercise of the Award having a Fair Market Value at the time of exercise equal to the total exercise price, or (4) by any combination of (1), (2) and/or (3);
(iii)   restrictions on resale or other disposition of Shares; and
(iv)   compliance with federal or state securities laws and stock exchange requirements.
(b)   Employment and Service.   The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:
(i)   a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;
(ii)   a Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a Director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;
(iii)   a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a Non-Employee Director, a non-employee director of an Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and
(iv)   a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.
Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.
(c)   No Fractional Shares.   No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.
(d)   Unfunded Plan; Awards Not Includable for Benefits Purposes.   This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors. Income recognized by a Participant pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.
(e)   Requirements of Law and Securities Exchange; Restrictive Legends.   The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges. All Shares delivered (whether in certificated or book entry form) pursuant to any Award or the exercise thereof shall bear such legends or be subject to such stop

Appendix B	CUMMINS 2026 PROXY
transfer orders as the Administrator may deem advisable under the Plan or under applicable laws, rules or regulations or the requirements of any national securities exchange.
(f)   Governing Law.   This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Indiana, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any award agreement, may only be heard in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.
(g)   Limitations on Actions.   Any legal action or proceeding with respect to this Plan, any Award or any award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. Nothing in this Plan, express or implied, including any provision requiring or permitting the Board to take (or refrain from taking) any action or making any determination, shall be deemed to limit or eliminate the fiduciary duties of the Board under applicable law.
(h)   Construction.   Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Title of sections are for general information only, and this Plan is not to be construed with reference to such titles.
(i)   Severability.   If any provision of this Plan or any award agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (b) would disqualify this Plan, any award agreement or any Award under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such award agreement and such Award will remain in full force and effect.

SHAREOWNER SERVICES
P.O. BOX 64945
ST. PAUL, MN 55164-0945

SCAN TO VIEW MATERIALS & VOTE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V85559-P42421 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CUMMINS INC.

Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1) Jennifer W. Rumsey	☐	☐	☐
2) Gary L. Belske	☐	☐	☐
3) Bruno V. Di Leo Allen	☐	☐	☐
4) Daniel W. Fisher	☐	☐	☐
5) Carla A. Harris	☐	☐	☐
6) Thomas J. Lynch	☐	☐	☐
7) William I. Miller	☐	☐	☐
8) Kimberly A. Nelson	☐	☐	☐
9) Karen H. Quintos	☐	☐	☐
10) John H. Stone	☐	☐	☐
11) Matthew Tsien	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:	**For**	**Against**	**Abstain**
15) Shareholder proposal to adopt a policy for separation of the roles of Chairperson and Chief Executive Officer.	☐	☐	☐
16) Shareholder proposal requesting a report on the Company's charitable support.	☐	☐	☐

NOTE: In addition, the Company may transact such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SCAN TO SHAREOWNER SERVICESVIEW MATERIALS & VOTE P.O. BOX 64945ST. PAUL, MN 55164-0945 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time the day before the meeting date or, if you are voting shares held in the Cummins Retirement and Savings Plans, until 11:59 P.M., Eastern Time on May 8, 2026 (the "Plan Cut-off Date"). Have your proxy card in hand when you access the web site and follow the instructionsto obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CMI2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time the day before the meeting date or until the Plan Cut-off Date, as applicable. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have providedor return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. In orderto assure that your proxy card is tabulated in time to be voted at the meeting, you must returnyour proxy card to the above address by 11:59 P.M., Eastern Time, on May 11, 2026 or by thePlan Cut-off Date, as applicable. V85559-P42421 CUMMINS INC. The Board of Directors recommends you vote FORthe following: Election of Directors ForAgainstAbstain Nominees: 1)Jennifer W. Rumsey!!!The Board of Directors recommends you vote FOR the ForAgainstAbstainfollowing proposals: 2)Gary L. Belske!!!12)Advisory vote to approve the compensation of our named!!!executive officers as disclosed in the proxy statement. 13)Proposal to ratify the appointment of Pricewaterhouse- 3)Bruno V. Di Leo Allen!!!!!! Coopers LLP as our independent registered publicaccounting firm for 2026. 4)Daniel W. Fisher!!!!!! 14)Proposal to approve the 2026 Omnibus Incentive Plan. 5)Carla A. Harris!!!The Board of Directors recommends you vote AGAINST ForAgainstAbstain the following proposals: 6)Thomas J. Lynch!!!15)Shareholder proposal to adopt a policy for separation of !!!the roles of Chairperson and Chief Executive Officer. 7)William I. Miller!!!16)Shareholder proposal requesting a report on the!!!Company's charitable support. 8)Kimberly A. Nelson!!!NOTE: In addition, the Company may transact such otherbusiness as may properly come before the meeting or anyadjournment thereof. 9)Karen H. Quintos!!! 10)John H. Stone!!! 11)Matthew Tsien!!! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Proxy Statement and Annual Report are available at www.proxyvote.com. V85560-P42421 CUMMINS INC. Annual Meeting of Shareholders May 12, 2026 at 11:00 a.m., EDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Jennifer Rumsey as proxy, with the power to appoint her substitute, and hereby authorize(s) her to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Cummins Inc.that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 a.m., EDT onMay 12, 2026, virtually at www.virtualshareholdermeeting.com/CMI2026, and any adjournment or postponement thereof. This appointment of proxy does not apply to shares of Cummins Inc. common stock held in the Cummins Retirement and Savings Plans (the "Cummins RSP") addressed below. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations. This card also constitutes voting instructions to the trustee of the Cummins RSP. If you are a participant in a Cummins RSP and shares of Cummins Inc. common stock are held in the shares, by providing voting instructions you will be considered a named fiduciary with respect to the shares allocated to the shares solely for purposes of this proxy solicitation. If no voting instructions are provided, shares held in these accounts will be voted in the same manner and proportion as shares with respect to which valid voting instructions were received. Any instructions received by the trustee from participants regarding their vote shall be confidential. Cummins RSP participants are invited to attend the annual meeting. However, they cannot vote the shares in their Cummins RSP virtually at the annual meeting. Continued and to be signed on reverse side